Exhibit 2.1

EXECUTION VERSION

Merger AGREEMENT

BY AND AMONG

BABYLON HOLDINGS LIMITED,

LIBERTY USA Merger sub, INC.,

AND

ALKURI GLOBAL ACQUISITION CORP.

DATED AS OF June 3, 2021

NO AGREEMENT, ORAL OR WRITTEN, REGARDING OR RELATING TO ANY OF THE MATTERS COVERED BY THIS DRAFT AGREEMENT HAS BEEN ENTERED INTO BETWEEN THE PARTIES. THIS DOCUMENT, IN ITS PRESENT FORM OR AS IT MAY BE HEREAFTER REVISED BY ANY PARTY, WILL NOT BECOME A BINDING AGREEMENT OF THE PARTIES UNLESS AND UNTIL IT HAS BEEN SIGNED BY ALL PARTIES. THE EFFECT OF THIS LEGEND MAY NOT BE CHANGED BY ANY ACTION OF THE PARTIES.

1

2.19	Real Property	17
2.20	Tax Matters	18
2.21	Laws and Permits	19
2.22	Insurance	20
2.23	Vote Required	20
2.24	Investment Company	20
2.25	Minute Books	20
2.26	Absence of Certain Payments	20
2.27	SPAC Investigations	20
2.28	Defense Production Act	20
2.29	NO ADDITIONAL REPRESENTATIONS; NO RELIANCE	21
ARTICLE III REPRESENTATIONS AND WARRANTIES OF COMPANY AND MERGER SUB		21
3.01	Existence and Good Standing	21
3.02	Authority; Enforceability	22
3.03	Consents and Requisite Governmental Approvals; No Violations	22
3.04	Capitalization; Subsidiaries; Professional Practices.	23
3.05	Financial Statements and Other Financial Matters; No Undisclosed Liabilities	25
3.06	Absence of Certain Changes	26
3.07	Permits.	27
3.08	Real Property	28
3.09	Tax Matters	29
3.10	Contracts	32
3.11	Compliance with Applicable Law	34
3.12	Intellectual Property	36
3.13	Privacy	38
3.14	Legal Proceedings; Orders	39
3.15	Consents	39
3.16	Employee Benefits	39
3.17	Insurance	42
3.18	Environmental Matters	43
3.19	Relationships with Related Persons	43

3.20	Employees; Employment Matters and Independent Contractors	44
3.21	Coronavirus Job Retention Scheme.	46
3.22	Healthcare Regulatory Compliance.	47
3.23	Brokers	51
3.24	Compliance with International Trade & Anti-Corruption Laws	51
3.25	Books and Records	52
3.26	Vote Required	52
3.27	Information Supplied	52
3.28	Investigations	53
3.29	NO ADDITIONAL REPRESENTATIONS; NO RELIANCE	53
ARTICLE IV COVENANTS OF THE SPAC		54
4.01	Operations of the SPAC Prior to the Closing	54
4.02	Access to Books and Records	55
4.03	SPAC Confidentiality	56
4.04	Efforts to Consummate	56
4.05	Exclusive Dealing	56
4.06	PIPE Investment	57
4.07	Sponsor Support	57
4.08	Notification	57
ARTICLE V COVENANTS OF COMPANY AND MERGER SUB		57
5.01	Operations of the Company and Merger Sub Prior to Closing	57
5.02	Access to Books and Records	61
5.03	Company Confidentiality	61
5.04	Exclusive Dealing	61
5.05	Notification	62
5.06	Merger Sub Stockholder Approval	62
5.07	Efforts to Consummate	62
ARTICLE VI ACTIONS PRIOR TO THE CLOSING		63
6.01	The Registration Statements and Proxy Statement	63
6.02	Regulatory Filings	64
6.03	Financial Statements.	66
6.04	Shareholder Vote; Recommendation of the SPAC Board	66
6.05	SPAC Shareholders’ Meeting	67

6.06	Listing; Public Filings	67
6.07	Non-Transfer of Certain SPAC Intellectual Property	68
6.08	No Claim Against SPAC Trust	69
6.09	Equity Plans	69
ARTICLE VII CONDITIONS TO CLOSING		69
7.01	Mutual Conditions to the Parties’ Obligations	69
7.02	Conditions to Company’s and Merger Sub’s Obligations	70
7.03	Conditions to the SPAC’s Obligations	71
ARTICLE VIII INDEMNIFICATION OF OFFICERS AND DIRECTORS OF THE SPAC		73
8.01	Indemnification of Officers and Directors of the SPAC	73
8.02	Indemnification by Successors and Assigns	73
8.03	Tail Policy	73
8.04	Insurance	73
ARTICLE IX TERMINATION		74
9.01	Termination	74
9.02	Effect of Termination	75
ARTICLE X DEFINITIONS		75
10.01	Definitions	75
10.02	Other Definitional Provisions	95
ARTICLE XI MISCELLANEOUS		95
11.01	Press Releases and Public Announcements	95
11.02	Expenses	95
11.03	Survival	96
11.04	Notices	96
11.05	Succession and Assignment	97
11.06	Severability	97
11.07	References	97
11.08	Construction	98
11.09	Amendment and Waiver	98
11.10	Entire Agreement	98
11.11	Third-Party Beneficiaries	98
11.12	WAIVER OF TRIAL BY JURY	99

v

11.13	Counterparts	99
11.14	Governing Law	99
11.15	Submission to Jurisdiction; Consent to Service of Process	99
11.16	Remedies Cumulative	100
11.17	Specific Performance	100
11.18	No Recourse	100
11.19	Conflicts and Privilege.	101
11.20	Tax Matters.	103

Schedules

Schedule A	Reclassification Schedule

Schedule B	Consent Schedule

Exhibits

Exhibit A	Company Voting and Support Agreement

Exhibit B	Amended and Restated Memorandum and Articles of Association

Exhibit C	Lockup Agreement

Exhibit D	Registration Rights Agreement

Exhibit E	Director Nomination Agreement

Exhibit F	Form of Surviving Company Bylaws

Exhibit G	Form of Surviving Company Charter

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 3, 2021 (the “date hereof”), is made by and among Babylon Holdings Limited, a company limited by shares incorporated under the laws of Jersey with registered number 115471 (the “Company”), Liberty USA Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Alkuri Global Acquisition Corp., a Delaware corporation (the “SPAC”) and the Founder and Alkuri Sponsors LLC (“Sponsor”) (each of Founder and Sponsor solely for the purposes of Section 1.08). The SPAC, the Company and Merger Sub will each be referred to herein from time to time as a “Party” and, collectively, as the “Parties.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Article X below.

WHEREAS, the Company desires to acquire one hundred percent (100%) of the issued and outstanding shares of the SPAC and assume one hundred percent (100%) of the issued and outstanding warrants of the SPAC on the terms and subject to the conditions set forth herein;

WHEREAS, prior to the Effective Time, the Company will undertake an internal reclassification of its shares (the “Reclassification”) in accordance with the actions set forth on Schedule A (the “Reclassification Schedule”) whereby, among other things, (i) the existing Company Shares will be reclassified into Pubco Class A Shares, other than the existing Company Class A Shares, which will be reclassified as Pubco Class B Shares with super voting rights in replacement for the Founder’s pre-Reclassification majority voting right, and (ii) the Company shall adopt an amended and restated Memorandum and Articles of Association in the form attached hereto as Exhibit B (the “Amended and Restated Memorandum and Articles of Association”);

WHEREAS, pursuant to the Governing Documents of the SPAC, the SPAC is required to provide an opportunity for its public stockholders to have their outstanding SPAC Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in the Governing Documents of the SPAC and the SPAC Trust Agreement (the “Offer”);

WHEREAS, Sponsor has delivered to the Company a Voting and Support Agreement, dated as of the date hereof (the “SPAC Voting Agreement”), pursuant to which, among other things, Sponsor has agreed to vote its SPAC Shares in favor of certain matters (including the Merger and certain other proposals of the SPAC set forth in the Proxy Statement), all on the terms and subject to the conditions set forth therein;

WHEREAS, in connection with the Merger, the SPAC and the Company have obtained commitments from certain investors for a private placement of Pubco Class A Shares (the “PIPE Investment”) pursuant to the terms of one or more subscription agreements (each, a “Subscription Agreement”), such private placement to be consummated immediately prior to the consummation of the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, in connection with the Merger, the Company, the SPAC, certain stockholders of the SPAC and certain shareholders of the Company have entered into those certain lockup agreements (collectively, the “Lockup Agreement”), substantially in the form set forth on Exhibit C each to be effective upon the Closing;

WHEREAS, concurrently with the execution and delivery of this Agreement, in connection with the Merger, the Company, the SPAC, certain stockholders of the SPAC and certain shareholders of the Company have entered into that certain Registration Rights Agreement (the “Registration Rights Agreement”), substantially in the form set forth on Exhibit D, to be effective upon the Closing;

Page 1 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

WHEREAS, concurrently with the execution and delivery of this Agreement, (a) the Company has delivered to SPAC the Company Shareholder Approval by way of the written consents set out on, and exhibited to, Schedule B (the “Consent Schedule”) (“Written Consents”) executed by holders of Company Shares holding the requisite number of voting rights attaching to such Company Shares to provide the Company Shareholder Approval pursuant to the Governing Documents of the Company and the applicable provisions of the Companies (Jersey) Law 1991; (b) the holders of Company Shares listed at paragraph 8 of the Consent Schedule have entered into Voting and Support Agreements in the form attached hereto as Exhibit A (each, a “Company Voting and Support Agreement”) pursuant to which, among other things, such holders have agreed to vote all of their respective shares of capital stock of the Company in favor of, among other things, adopting this Agreement;

WHEREAS, the Written Consents include the approval of the matters set forth on Consent Schedule which include the items set forth on the Reclassification Schedule and other matters set forth herein;

WHEREAS, the board of directors of the SPAC has unanimously approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, and determined to recommend to its shareholders, among other things, the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, the board of directors of the Company has unanimously approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, and determined to recommend to its shareholders, among other things, the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, the board of directors of Merger Sub has approved and adopted this Agreement and the transactions contemplated hereby and concurrently herewith the Company is delivering a consent as the sole shareholder of Merger Sub approving and adopting this Agreement and the transactions contemplated hereby; and

WHEREAS, the parties believe the value of the Founder’s current Company Class A Shares to be in excess of the implied value per Company Class B Share in the Transactions, but the Founder, the Company and the SPAC were unable to agree on a fixed number of Pubco Class B Shares into which the Founder’s current holdings of Company Class A Shares will be redesignated as part of the Reclassification, and as a result, the Founder, the Company and the SPAC have agreed that the Stockholder Earnout Shares will be, subject to the terms of this Agreement, issued to Founder as consideration in connection with the redesignation of Founder’s existing Company Class A Shares into Pubco Class B Shares as part of the Reclassification.

Page 2 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
THE MERGER; CLOSING

1.01         The Merger.

(a)            Subject to the terms and conditions hereof and in accordance with the applicable provisions of the DGCL, on the Closing Date, Merger Sub will merge with and into the SPAC (the “Merger”) at the Effective Time, whereupon the separate existence of Merger Sub will cease, and the SPAC will continue as the surviving company (the “Surviving Company”).

(b)            At the Closing, the Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a certificate of merger between Merger Sub and the SPAC (the “Certificate of Merger”), such Merger to be consummated immediately upon filing of the Certificate of Merger or at such later time as may be agreed by the SPAC and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).

(c)            At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property of every description, rights, business, undertakings, goodwill, benefits, immunities and privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and the SPAC shall become the property, rights, business, undertakings, goodwill, benefits, immunities and privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and the SPAC set forth in this Agreement to be performed after the Effective Time.

(d)            If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of Merger Sub and the SPAC, the officers and directors of Merger Sub and the SPAC are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.02          Effect on Outstanding Shares. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the SPAC, Merger Sub, the Company or their respective stockholders:

(a)            the stock transfer books of the SPAC shall be closed and there shall be no further registration of transfers of SPAC Shares thereafter on the records of the SPAC. From and after the Effective Time, the holders of stock certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such SPAC shares except as otherwise provided for herein. If, after the Effective Time, stock certificates or book-entry shares are presented to the Surviving Company for any reason, they shall be cancelled and exchanged as provided in this Agreement.

Page 3 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

(b)            Each SPAC Share issued and outstanding immediately prior to the Effective Time (which excludes Excluded Shares, if any) will be automatically converted into the right to receive the Per Share Merger Consideration.

(c)            Each SPAC Share, if any, held immediately prior to the Effective Time in treasury by the SPAC or by the Company (collectively, the “Excluded Shares”) will be automatically canceled and no payment will be made with respect thereto.

(d)            Each outstanding SPAC Warrant shall be assumed by the Company and automatically converted into a warrant that will be issued by the Company to each holder of SPAC Warrants and will allow such holder to purchase Pubco Class A Shares (collectively, the “Assumed Warrants”). Each Assumed Warrant shall (i) constitute the right to acquire a number of Pubco Class A Shares equal to (in each case, as rounded down to the nearest whole number) the product of (A) the Per Share Merger Consideration, multiplied by (B) the number of SPAC Shares subject to the unexercised portion of such outstanding Warrant, and (ii) have an exercise price per Pubco Class A Share equal to (in each case, as rounded up to the nearest whole cent) the quotient of (A) the exercise price per share of such outstanding Warrant prior to its assumption, divided by (B) the Per Share Merger Consideration. The Company shall take all corporate action necessary to have a sufficient number of authorized but unissued Pubco Class A Shares that can be issued and allotted upon exercise of the Assumed Warrants in accordance with this Section 1.02(d) and the terms of the instrument constituting the Assumed Warrants.

(e)            Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be automatically converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Company.

1.03          Organizational Documents. At the Effective Time, the certificate of incorporation of the SPAC and the bylaws of the SPAC, each as in effect immediately prior to the Effective Time, shall be amended and restated in their entireties to be the Surviving Company Charter and the Surviving Company Bylaws, respectively, until thereafter supplemented or amended in accordance with their terms and the DGCL.

1.04          Directors and Officers. Immediately after the Effective Time, the board of directors and officers of Merger Sub prior to the Effective Time shall be the initial board of directors and officers of the Surviving Company.

1.05          Withholding. Notwithstanding any provision contained herein to the contrary, each of the Company, Merger Sub, the Exchange Agent, each of their respective Affiliates and any other Person making a payment under this Agreement (each, a “Payor”) will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax Law (including deducting and withholding from amounts payable in-kind but required to be remitted in cash to the applicable taxing authority). Without limiting the foregoing, Payor shall use commercially reasonable efforts to, at least five (5) Business Days prior to the Closing, (a) notify the SPAC of any anticipated withholding, (b) consult with the SPAC in good faith to determine whether such deduction and withholding in respect of holders of Equity Securities of the SPAC is required and (c) reasonably cooperate with the SPAC Shareholders to minimize the amount of any such applicable withholding. Each Payor will timely pay, or will cause to be timely paid, all amounts so deducted or withheld to the appropriate taxing authority within the period required under applicable Law. Any amount deducted or withheld pursuant to this Section 1.05 and remitted to the applicable taxing authority will be treated for all purposes of this Agreement as having been paid to such Person in respect of such deduction and withholding.

Page 4 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

1.06            Payment Methodology.

(a)              Prior to the Effective Time, the SPAC, the Company and the Exchange Agent will enter into an exchange agent agreement (the “Exchange Agent Agreement”), and at or prior to the Effective Time, the Company will issue to the SPAC Holders the Merger Consideration to be issued in respect of the SPAC Shares pursuant to Section 1.02(b).

(b)              After the Closing the Company will promptly issue and allot, credited as fully paid, or cause to be issued and allotted, credited as fully paid, to such SPAC Shareholder (and the Company will direct the Exchange Agent to take all necessary action to record and effect the same) the number of Pubco Class A Shares equal to the Per Share Merger Consideration multiplied by the number of SPAC Shares registered in the name of by such SPAC Shareholder immediately prior to the Effective Time (the “Merger Consideration”).

(c)              Any Merger Consideration that is to be issued to SPAC Shareholders under this Agreement will be issued directly to the registered SPAC Shareholders. Any fractional shares of Per Share Merger Consideration or fractional interest of Merger Consideration which would be issued under this Agreement, shall be handled in accordance with the Amended and Restated Memorandum and Articles of Association. If any portion of the Merger Consideration is to be issued to a Person other than the Person in whose name the relevant SPAC Shares were registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such SPAC Shares shall have been permitted in accordance with the terms of the SPAC’s Governing Documents, as in effect immediately prior to the Effective Time, (ii) the certificate of such SPAC Shares shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such portion of the Merger Consideration, or the Person in whose name such portion of the Merger Consideration is issued, shall have already executed and delivered counterparts to such other documents as are reasonably deemed necessary by the Surviving Company or the Company, and (iv) the Person requesting such delivery shall pay to the Company any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such certificate of SPAC Shares or establish to the satisfaction of the Surviving Company and the Company that such Tax has been paid or is not payable.

1.07            The Closing. The closing of the Merger (the “Closing”) will take place electronically by the exchange of the closing deliverables by the means provided in Article VII hereof as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) or at such other place, date and/or time as the SPAC and the Company may agree in writing.

Page 5 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

1.08            Earnout.

(a)              Issuance of Sponsor Earnout Shares. The Sponsor agrees, in accordance with the SPAC Voting Agreement, that the Pubco Class A Shares issued, at the Effective Time pursuant to Section 1.02, upon the cancellation and conversion of 1,293,750 shares of SPAC Class B Common Stock (such Pubco Class A Shares, the “Sponsor Earnout Shares”) shall become subject to the certain conversion and redemption rights conditioned upon certain trigger provisions of clause (d) of this Section 1.08 and the Amended and Restated Memorandum and Articles of Association. The Sponsor will immediately become the legal and beneficial owner of the Sponsor Earnout Shares, but they will be subject to (a) transfer restrictions as set out in Section 1.08(c) and (d) and (b) conversion into a redeemable class of Company shares in accordance with Section 1.08(d)(v) and the Amended and Restated Memorandum and Articles of Association (the “Sponsor Earnout Share Conversion Right”). The Sponsor will be shown as the registered owner of the Sponsor Earnout Shares on the books and records of the Company evidencing such shares, and shall, subject to the remaining provisions of this Section 1.08, have all rights with respect to such shares of Pubco Class A Shares during the period of time in which such Pubco Class A Shares have not been converted pursuant to the Sponsor Earnout Share Conversion Right (including the right to vote such shares and the right to receive on a current basis any cash dividends or other distributions made with respect to such shares; provided, however that (i) the Sponsor Earnout Shares shall not have any right to receive capital on a liquidation, dissolution or winding-up of the Company; and (ii) any dividends or other distributions that are due to be paid with respect to any Sponsor Earnout Shares shall be held by the Company on behalf of the Sponsor, in each case, until such time as such Sponsor Earnout Shares have been released from the Sponsor Earnout Share Conversion Right).

(b)              Issuance of Stockholder Earnout Shares. In consideration for the Founder’s consenting to the Transactions and in connection with the exchange of Founder’s Company Class A Shares for Pubco Class B Shares in the Reclassification, the Company shall issue to the Founder at the Closing, 38,800,000 Pubco Class B Shares (the “Stockholder Earnout Shares,” and, together with the Sponsor Earnout Shares, the “Earnout Shares”), which shall be subject to the certain conversion and redemption rights conditioned upon certain trigger provisions of clause (d) of this Section 1.08 and the Amended and Restated Memorandum and Articles of Association. The Founder will immediately become the legal and beneficial owner of the Stockholder Earnout Shares, but they will be subject to (a) transfer restrictions as set out in Section 1.08(c) and (d) and (b) conversion into a redeemable class of Company shares in accordance with Section 1.08(d)(v) and the Amended and Restated Memorandum and Articles of Association (the “Founder Earnout Share Conversion Right” and, together with the Sponsor Earnout Share Conversion Right, the “Earnout Share Conversion Rights”). The Founder will be shown as the registered owner of the Stockholder Earnout Shares on the books and records of the Company evidencing such shares, and shall, subject to the remaining provisions of this Section 1.08, have all rights with respect to such shares of Pubco Class B Shares during the period of time in which such Pubco Class B Shares have not been converted pursuant to Founder Earnout Share Conversion Right (including the right to vote such shares and the right to receive on a current basis any cash dividends or other distributions made with respect to such shares; provided, however that the following restrictions shall apply and the Founder shall irrevocably waive the following rights unless the Stockholder Earnout Shares have been released from the Founder Earnout Share Conversion Right (i) the Stockholder Earnout Shares shall not have any right to receive capital on a liquidation, dissolution or winding-up of the Company; and (ii) any dividends or other distributions that are due to be paid with respect to any Stockholder Earnout Shares shall be held by the Company on behalf of the Founder until such time as such Stockholder Earnout Shares have been released from the Founder Earnout Share Conversion Right). The Founder and the Company will jointly enter into a UK tax election under section 431(1) of the Income Tax (Earnings and Pensions) Act 2003 within fourteen (14) days of the issuance of the Stockholder Earnout Shares.

Page 6 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

(c)              Procedures Applicable to the Earnout Shares

(i)               The Earnout Shares shall not be transferable while subject to the Earnout Share Conversion Rights. Upon the issuance of the Earnout Shares, in addition to any legends to reflect applicable transfer restrictions under applicable Laws, each certificate representing the Earnout Shares shall be stamped or otherwise imprinted with the following legend:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF CERTAIN CONVERSION AND REDEMPTION PROVISIONS SET FORTH IN SECTION 1.08 OF THAT CERTAIN AGREEMENT AND PLAN OF MERGER, DATED AS OF JUNE 3, 2021, BETWEEN THE HOLDER HEREOF AND THE ISSUER, AS WELL AS THE amended and restated Memorandum and Articles of Association, AS AMENDED, AND MAY ONLY BE SOLD OR TRANSFERRED upon the termination of the Earnout Share Conversion Right IN ACCORDANCE WITH THE TERMS THEREOF.”

(ii)              Promptly upon the occurrence of any triggering event described in Section 1.08(d), or as soon as practicable after the Company becomes aware of the occurrence of such triggering event or receives written notice of such triggering event from the Sponsor or the Founder, (A) the Company shall instruct the Company’s transfer agent in consultation with the Sponsor or the Founder as applicable, to remove the aforementioned legend restricted transfer and (B) the respective Earnout Share Conversion Right shall terminate with respect to the relevant Earnout Shares.

(d)              Release of Earnout Shares from the Earnout Share Conversion Rights. The following conditions must be met in order for the applicable portion of the Earnout Shares to be released from the Earnout Share Conversion Rights:

(i)               (A) one-quarter of the Stockholder Earnout Shares will be released from the Founder Earnout Share Conversion Right, in accordance with Section 1.08(c)(ii) if, after the date which is nine months following the Closing Date (the “Stockholder Vesting Start Date”) but on or prior to the fifth (5th) anniversary of the Stockholder Vesting Start Date: (x) the VWAP of shares of the Company’s Class A Common Stock equals or exceeds $12.50 per share for twenty (20) of any thirty (30) consecutive trading days commencing after the Closing on the Nasdaq or any other national securities exchange, as applicable or (y) if the Company consummates a transaction which results in all the stockholders of the Company having the right to exchange all of their shares for cash, securities or other property (a “Change of Control Transaction”) having a value equaling or exceeding $12.50 per share (for any non-cash proceeds, as determined based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the Company Board) (“Per Share Proceeds”) and (B) one-quarter of the Sponsor Earnout Shares will be released from the Sponsor Earnout Share Conversion Right, in accordance with Section 1.08(c)(ii) if, on or prior to the fifth (5th) anniversary of the Closing Date: (x) the closing trading price of the Company’s Class A Common Stock on the Nasdaq or any other national securities exchange, as applicable equals or exceeds $12.50 per share for any trading day after and including the Closing Date, or (y) if the Company consummates a Change of Control Transaction;

Page 7 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

(ii)              (A) one-quarter of the Stockholder Earnout Shares will be released from the Founder Earnout Share Conversion Right, in accordance with Section 1.08(c)(ii) if, after the Stockholder Vesting Start Date but on or prior to the fifth (5th) anniversary of the Stockholder Vesting Start Date: (x) the VWAP of shares of the Company’s Class A Common Stock equals or exceeds $15.00 per share for twenty (20) of any thirty (30) consecutive trading days commencing after the Closing on the Nasdaq or any other national securities exchange, as applicable or (y) if the Company consummates a Change of Control Transaction with Per Share Proceeds equaling or exceeding $15.00 per share and (B) one-quarter of the Sponsor Earnout Shares will be released from the Sponsor Earnout Share Conversion Right, in accordance with Section 1.08(c)(ii) if, on or prior to the fifth (5th) anniversary of the Closing Date: (x) the closing trading price of the Company’s Class A Common Stock on the Nasdaq or any other national securities exchange, as applicable equals or exceeds $15.00 per share for any trading day after and including the Closing Date, or (y) if the Company consummates a Change of Control Transaction;

(iii)             (A) one-quarter of the Stockholder Earnout Shares will released from the Founder Earnout Share Conversion Right, in accordance with Section 1.08(c)(ii) if, after the Stockholder Vesting Start Date but on or prior to the fifth (5th) anniversary of the Stockholder Vesting Start Date: (x) the VWAP of shares of the Company’s Class A Common Stock equals or exceeds $17.50 per share for twenty (20) of any thirty (30) consecutive trading days commencing after the Closing on the Nasdaq or any other national securities exchange, as applicable or (y) if the Company consummates a Change of Control Transaction with Per Share Proceeds equaling or exceeding $17.50 per share and (B) one-quarter of the Sponsor Earnout Shares will be released from the Sponsor Earnout Share Conversion Right, in accordance with Section 1.08(c)(ii) if, on or prior to the fifth (5th) anniversary of the Closing Date: (x) the closing trading price of the Company’s Class A Common Stock on the Nasdaq or any other national securities exchange, as applicable equals or exceeds $17.50 per share for any trading day after and including the Closing Date, or (y) if the Company consummates a Change of Control Transaction;

(iv)             (A) one-quarter of the Stockholder Earnout Shares will be released from the Founder Earnout Share Conversion Right, in accordance with Section 1.08(c)(ii) if, after the Stockholder Vesting Start Date but on or prior to the fifth (5th) anniversary of the Stockholder Vesting Start Date: (x) the VWAP of shares of the Company’s Class A Common Stock equals or exceeds $20.00 per share for twenty (20) of any thirty (30) consecutive trading days commencing after the Closing on the Nasdaq or any other national securities exchange, as applicable or (y) if the Company consummates a Change of Control Transaction with Per Share Proceeds equaling or exceeding $20.00 per share and (B) one-quarter of the Sponsor Earnout Shares will be released from the Sponsor Earnout Share Conversion Right, in accordance with Section 1.08(c)(ii) if, on or prior to the fifth (5th) anniversary of the Closing Date: (x) the closing trading price of the Company’s Class A Common Stock on the Nasdaq or any other national securities exchange, as applicable equals or exceeds $20.00 per share for any trading day after and including the Closing Date, or (y) if the Company consummates a Change of Control Transaction.

Page 8 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

(v)              if any the conditions set forth in any of Sections 1.08(d)(i), 1.08(d)(ii), 1.08(d)(iii) or 1.08(d)(iv) have not been satisfied (A) in the case of each of the Stockholder Earnout Shares, at the fifth (5th) anniversary of the Stockholder Vesting Start Date, or the Sponsor Earnout Shares, at the fifth (5th) anniversary of the Closing Date, (B) upon the consummation of a Change of Control Transaction or (C) immediately prior to any other liquidation, dissolution or winding up of the Company, any Earnout Shares not released from the applicable Earnout Share Conversion Right shall be deemed to automatically and irrevocably convert to Deferred Shares, and following such conversion, shall be redeemed from the Founder or Sponsor, as applicable, by the Company, in each case in accordance with the Amended and Restated Memorandum and Articles of Association and the Founder shall not have any right to retain such Stockholder Earnout Shares or any benefit therefrom and the Sponsor shall not have any right to retain such Sponsor Earnout Shares or any benefit therefrom.

(e)              For the avoidance of doubt, if the condition for more than one triggering event is met pursuant to Section 1.08(d), then all of the Earnout Shares to be released from the Earnout Share Conversion Right in connection with each such triggering event shall be so released.

(f)               For the avoidance of doubt, it is not a condition to the release of any Stockholder Earnout Shares from the Founder Earnout Share Conversion Right that the Founder remain an employee of the Company or any of its Affiliates.

(g)              The Pubco Share price targets set forth in Sections 1.08(d)(i), 1.08(d)(ii), 1.08(d)(iii)or 1.08(d)(iv) shall be equitably adjusted for any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event affecting the Pubco Shares after the date of this Agreement.

(h)              Founder shall be responsible for, shall pay, and shall reimburse the Company in respect of, any Taxes relating to withholding required to be made (excluding, for the avoidance of doubt, any employer National Insurance contributions) and the employee portion of any employment, payroll, social security or similar Taxes with respect to or in connection with the issuance of the Stockholder Earnout Shares pursuant to the provisions of this Agreement. The Founder shall cooperate with the Company with respect to Tax matters relating to the Stockholder Earnout Shares, including providing the Company with such information that the Company requires to determine the Founder’s Tax residency or other Tax status.

(i)               If any of the conditions set forth in any of Sections 1.08(d)(i), 1.08(d)(ii), 1.08(d)(iii) or 1.08(d)(iv) have not been satisfied, in the case of each of the Stockholder Earnout Shares upon the events referred to in (A) to (C) in Section 1.08(d)(v), Founder shall not take any action to prevent the conversion of such Shares to Deferred Shares.

Page 9 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

(j)               For U.S. federal income Tax purposes, the Parties intend that the Stockholder Earnout Shares issued to the Founder pursuant to Section 1.08(b) be treated as consideration received by the Founder in respect of the Transactions.

1.09            Adjustment to the Per Share Merger Consideration. In the event of any change in (i) the number of Pubco Shares, or securities convertible or exchangeable into or exercisable for Pubco Shares, other than as contemplated by the Reclassification, or (ii) the number of the SPAC, or securities convertible or exchangeable into or exercisable for SPAC Shares, in each case issued and outstanding after the date of this Agreement and prior to the Effective Time by reason of any stock split, reverse stock split (consolidation), stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or similar, the Per Share Merger Consideration shall be equitably adjusted to reflect the effect of such change and, as so adjusted, shall from and after the date of such event, be the Per Share Merger Consideration. For the avoidance of doubt, no adjustment shall be made if shares of SPAC capital stock are issued or sold upon the exercise or conversion of any outstanding option, warrant or other convertible interest of the Company.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SPAC

Except as set forth in the sections of the disclosure letter prepared by the SPAC (the “SPAC Disclosure Letter”) and dated as of, the date of this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein, and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in the SEC Reports filed or furnished by the SPAC prior to the date hereof (excluding any disclosures in such SEC Reports under the headings “Risk Factors”, “Forward Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature), the SPAC represents and warrants to the Company and Merger Sub as follows:

2.01            Organization and Power. The SPAC is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and perform its obligations hereunder and thereunder. There is no pending, or to the SPAC’s Knowledge, threatened, action for the dissolution, liquidation or insolvency of the SPAC.

2.02            Authorization. Subject to receipt of the SPAC Shareholder Approval, the execution, delivery and performance of this Agreement and the other Transaction Document to which it is a party by the SPAC and the consummation of the Transactions have been duly and validly authorized by all requisite corporate action, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement and the other Transaction Document to which it is a party. This Agreement has been duly executed and delivered by the SPAC and, assuming that this Agreement is a valid and binding obligation of the Company and Merger Sub, this Agreement constitutes a valid and binding obligation of the SPAC, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

Page 10 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

2.03            No Violations. Subject to (a) receipt of the SPAC Shareholder Approval, (b) the filing of the Certificate of Merger, and (c) compliance with and filings under the federal securities Laws, any U.S. state or foreign securities or “blue sky” laws and the rules and regulations of Nasdaq, the execution and delivery of this Agreement by the SPAC and the execution and delivery of other Transaction Documents to which the SPAC is party do not and will not, and the performance and compliance with the terms and conditions hereof and thereof by the SPAC and the consummation of the Transactions by the SPAC will not (with or without notice or passage of time, or both):

(a)              violate or conflict with any of the provisions of the SPAC’s Governing Documents; or

(b)              violate, conflict with, result in a breach or constitute a default under any provision of, or require any notice, filing, consent, authorization or approval under, any Legal Requirement binding upon the SPAC.

2.04            Capitalization; Subsidiaries.

(a)              Section 2.04(a) of the SPAC Disclosure Letter sets forth a true and complete statement as of the date of this Agreement of the number and class or series (as applicable) of the issued and outstanding SPAC Shares and SPAC Warrants. All outstanding Equity Securities of the SPAC have been duly authorized and validly issued and are fully paid and non-assessable. The issuance of Post-Closing SPAC Shares upon the exercise or conversion, as applicable, of Equity Securities that are derivative securities, will, upon exercise or conversion in accordance with the terms of such Equity Securities against payment, therefore, be duly authorized, validly issued, fully paid, and non-assessable. Except as set forth in Section 2.04(a) of the SPAC Disclosure Letter, such Equity Securities (i) were not issued in violation of the Governing Documents of the SPAC or any applicable Law, and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of the SPAC) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for the SPAC Shares and SPAC Warrants set forth on Section 2.04(a) of the SPAC Disclosure Letter (subject to any SPAC Shareholder redemptions), immediately prior to Closing, there shall be no other outstanding Equity Securities of the SPAC. Except as disclosed in the SPAC SEC Reports, in Section 2.04(b) of the SPAC Disclosure Letter, as expressly contemplated by this Agreement, the other Transaction Documents or the Transactions or as otherwise mutually agreed to by the Company and the SPAC, there are no outstanding (i) equity appreciation, phantom equity or profit participation rights, or (ii) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the SPAC, and, except as expressly contemplated by this Agreement, the other Transaction Documents or the Transactions or as otherwise mutually agreed in writing by the Company and the SPAC, there is no obligation of the SPAC, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the SPAC. Except as disclosed in the SPAC SEC Reports or the SPAC’s Governing Documents, there are no outstanding contractual obligations of the SPAC to repurchase, redeem or otherwise acquire any securities or Equity Securities of the SPAC. Except as disclosed in the SPAC SEC Reports or in Section 2.04(b) of the SPAC Disclosure Letter, there are no outstanding bonds, debentures, notes or other Indebtedness of the SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which SPAC Shareholders may vote. Except as disclosed in the SPAC SEC Reports or in Section 2.04(b) of the SPAC Disclosure Letter, the SPAC is not a party to any stockholders’ agreement, voting agreement or registration rights agreement relating to the SPAC Shares or any other Equity Securities of the SPAC. The SPAC does not own any Equity Securities in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any Equity Securities, or any securities or obligations exercisable or exchangeable for or convertible into any Equity Securities, of such Person.

Page 11 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

(b)              The SPAC has no Subsidiaries and does not own, directly or indirectly, any Equity Securities in any Person, whether incorporated or unincorporated. The SPAC is not party to any Contract that obligates the SPAC to invest money in, loan money to or make any capital contribution to any other Person.

2.05            Governmental Consents, Etc.

Except for (a) receipt of the SPAC Shareholder Approval, (b) the applicable requirements of the federal securities Laws, any U.S. state or foreign securities or “blue sky” laws, and the rules and regulations of Nasdaq, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (d) the pre-merger notification requirements of the HSR Act, the SPAC is not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the other Transaction Documents or the consummation of the Transactions, and no consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by the SPAC in connection with its execution, delivery and performance of this Agreement or the other Transaction Documents or the consummation of the Transactions.

2.06            Legal Proceedings. There are no pending or, to the SPAC’s Knowledge, threatened Legal Proceedings, in each case, against the SPAC including, any that (a) challenges the validity or enforceability of the SPAC’s obligations under this Agreement or the other Transaction Documents to which the SPAC is party, or (b) seeks to prevent, delay or otherwise would reasonably be expected to adversely affect the consummation by the SPAC of the transactions contemplated herein or therein or otherwise result in a SPAC Material Adverse Effect.

2.07            SEC Filings and Financial Statements.

(a)              The SPAC has timely filed or furnished all forms, reports, schedules, forms, statements and other documents required to be filed by it with the SEC (collectively, as they have been amended since the time of their filing and including all exhibits and supplements thereto, the “SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, reports, schedules, forms, statements and other documents required to be filed or furnished with the SEC subsequent to the date of this Agreement. The SEC Reports did not at the time they were filed with the SEC (except to the extent that information contained in any SEC Report has been superseded by a later timely filed SEC Report) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Page 12 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

(b)              Each of the financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of the SPAC as at the respective dates thereof and for the respective periods indicated therein.

(c)              Except as and to the extent set forth on the balance sheet of the SPAC at March 31, 2021, including the notes thereto (as set forth in the SPAC’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021 on file with the SEC, the “SPAC Subject Balance Sheet”), the SPAC has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), of the type required to be reflected on a consolidated balance sheet prepared in accordance with GAAP except for (i) liabilities and obligations incurred since the date of the SPAC Subject Balance Sheet in the Ordinary Course of Business that are not, individually or in the aggregate, material to the SPAC and do not result from or arise out of any material breach of or material default under any material contract, material breach of warranty, tort, material infringement or material violation of Law; (ii) liabilities and obligations incurred in connection with the Transactions; and (iii) liabilities and obligations which are not, individually or in the aggregate, material to the SPAC.

(d)              The SPAC has heretofore furnished to the Company and Merger Sub complete and correct copies of all amendments and modifications that have not been filed by the SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by the SPAC with the SEC and are currently in effect.

(e)              As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SPAC SEC Reports. None of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(f)               To the SPAC’s Knowledge each director and executive officer of the SPAC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(g)              The SPAC has timely filed and made available to the Company and Merger Sub all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any SEC Report (the “SPAC Certifications”). Each of the SPAC Certifications is true and correct in all material respects. The SPAC maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning the SPAC is made known on a timely basis to the individuals responsible for the preparation of the SPAC’s SEC filings and other public disclosure documents. As used in this Section 2.07, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

Page 13 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

(h)              The SPAC maintains a standard system of accounting established and administered in accordance with GAAP. The SPAC has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The SPAC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability in all material respects.

(i)               Neither the SPAC nor, to the Knowledge of the SPAC, any manager, director, officer, employee, auditor, accountant or Representative of the SPAC has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the SPAC or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the SPAC has engaged in questionable accounting or auditing practices. No attorney representing the SPAC, whether or not employed by the SPAC, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the SPAC or any of its officers, directors, employees or agents to the SPAC Board (or any committee thereof) or to any director or officer of the SPAC.

(j)                To the SPAC’s Knowledge, as of the date hereof, no employee of the SPAC has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. As of the date hereof, neither the SPAC nor, to the SPAC’s Knowledge, any officer, employee, contractor, subcontractor or agent of the SPAC has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the SPAC in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

2.08            Absence of Certain Changes. Except as set forth on Section 2.08 of the SPAC Disclosure Letter during the period from the date of the SPAC Subject Balance Sheet to the date hereof, the SPAC has conducted its business in the Ordinary Course of Business and:

(a)               there has not been a SPAC Material Adverse Effect;

(b)               the SPAC has not declared, set aside or paid any dividend or other distribution or payment in respect of its Equity Securities;

(c)               the SPAC has not sold, assigned, transferred, conveyed, leased or otherwise disposed of any material portion of its assets or incurred any Indebtedness;

(d)               the SPAC has not made any loans, advances, or capital contributions to, or investments in, any Person;

Page 14 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

(e)              the SPAC has not (i) increased the base salary or base wages payable to any of its officers or employees other than increases made in the Ordinary Course of Business, (ii) increased severance obligations payable to any of its officers or employees, or (iii) made or committed to make any bonus payment to any of its officers or employees other than payments or arrangements in the Ordinary Course of Business;

(f)               the SPAC has not acquired by merger, consolidation or otherwise any business of any Person or division thereof;

(g)              there has not been any casualty event that has resulted in or is reasonably likely to result in a loss in excess of $500,000, whether or not covered by insurance;

(h)              there has not been any material change by the SPAC in accounting or Tax reporting principles, methods or policies;

(i)                the SPAC has not made or rescinded any material election relating to Taxes, settled or compromised any material Claim relating to Taxes, or amended any material Tax Return;

(j)                the SPAC has not settled any material Legal Proceedings; and

(k)               the SPAC has not agreed or committed, whether orally or in writing, to do any of the foregoing.

2.09            SPAC Trust Amount. As of the day immediately preceding the date hereof, the SPAC Trust has a rounded-off balance of no less than $345,000,000 (the “SPAC Trust Amount”). Such monies are invested solely in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company pursuant to the SPAC Trust Agreement. The SPAC Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the SPAC Trust Agreement in the SEC Reports to be inaccurate in any material respect or that would entitle any Person (other than (a) the underwriters of the SPAC’s initial public offering for deferred underwriting commissions as described in the SEC Reports, (b) holders of SPAC Shares who shall have elected to redeem their SPAC Shares pursuant to the SPAC’s Governing Documents, or (c) if the SPAC fails to complete a business combination within the allotted time period set forth in the Governing Documents of the SPAC and liquidates the trust account (the “Trust Account”), subject to the terms of the SPAC Trust Agreement, the SPAC (in limited amounts to permit the SPAC to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of the SPAC) and then the SPAC Shareholders) to any portion of the proceeds in the SPAC Trust. Prior to the Closing, none of the funds held in the SPAC Trust may be released except (x) to pay income and other Tax obligations from any interest income earned in the SPAC Trust, (y) to redeem SPAC Shares in accordance with the provisions of the SPAC’s Governing Documents, or (z) to pay deferred underwriting commissions (the “Permitted Releases”).

Page 15 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

2.10            Broker. Except as set forth on Section 2.10 of the SPAC Disclosure Letter, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of the SPAC.

2.11            Solvency. The SPAC is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the SPAC.

2.12            SPAC Information. None of the information supplied or to be supplied by the SPAC or any of its Affiliates expressly for inclusion in the SEC Reports, mailings to the SPAC Shareholders with respect to the Offer or the Merger, any supplements thereto or in any other document filed with any Governmental Entity in connection herewith, will, at the date of filing or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the SPAC or that is included in the applicable filings). No representation or warranty is made by the SPAC with respect to statements made or incorporated by reference therein based on information supplied or to be supplied by, the SPAC, the SPAC Shareholders or any of their respective Affiliates.

2.13            Listing. The SPAC Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq as of the date hereof. As of the date hereof, there is no Legal Proceeding pending or, to the SPAC’s Knowledge, threatened in writing against the SPAC by the SEC with respect to the deregistration of the SPAC Shares under the Exchange Act. As of the date hereof, there is no Legal Proceeding pending or, to the SPAC’s Knowledge, threatened in writing against the SPAC by Nasdaq with respect to the delisting of the SPAC Shares on Nasdaq. The SPAC has taken no action that is designed to terminate the registration of the SPAC Shares under the Exchange Act.

2.14            Affiliate Transactions. Other than (i) for payment of salary and benefits for services rendered, (ii) reimbursement for expenses incurred on behalf of the SPAC, (iii) with respect to any Person’s ownership of shares or other securities of the SPAC, or (iv) as set forth in Section 2.14 of the SPAC Disclosure Letter, there are no Contracts under which there are any existing or future Liabilities or obligations between the SPAC, on the one hand, and, on the other hand, any (y) present or former manager, employee, officer or director of the SPAC or any of its Subsidiaries or (z) record or beneficial owner of five percent (5%) or more of the outstanding SPAC Shares as of the date hereof.

2.15            SPAC Contracts. As of the date hereof, the SPAC is not party to any Contract other than (a) nondisclosure agreements (containing customary terms) to which the SPAC is a party that were entered into in the Ordinary Course of Business, and (b) those entered into in connection with the Transactions.

Page 16 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

2.16            Intellectual Property. The SPAC does not own or license the right to use any patents, copyrights, trademarks, trade secrets, know-how or software, and none are or ever have been necessary for the operation of its business. To the knowledge of the SPAC, as of the date hereof, the SPAC is not infringing, misappropriating or otherwise violating, and except as set forth on Section 2.16 of the SPAC Disclosure Letter, has never infringed, misappropriated or otherwise violated, the Intellectual Property Rights of any Person. Except as set forth on Section 2.16 of the SPAC Disclosure Letter, as of the date hereof, there are no claims pending or, to the Knowledge of the SPAC, threatened alleging that the SPAC is currently infringing upon, misappropriating or using in an unauthorized manner or violating the Intellectual Property Rights of any Person, and the SPAC is unaware of any facts which would form a reasonable basis for any such claim. The SPAC is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other Contract relating to any Intellectual Property Rights. The SPAC is not a party, or otherwise subject to, any Contract that would be a Material Contract relating to Intellectual Property Rights, if a Company Entity were a party to such Contract, and none are or have ever been necessary for the operation of its business.

2.17            Employees.

(a)              Other than the officers of the SPAC, the SPAC does not have any employees and has not previously had any employees. Section 2.17(a) of the SPAC Disclosure Letter lists each officer of the SPAC and their respective titles. As of the date hereof, no officer of the SPAC receives or has received any cash compensation (including base salary or cash bonuses).

(b)              As of the date hereof, the SPAC is not, nor has ever been, a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. There has been no organizational effort made or, to the Knowledge of the SPAC, threatened, either currently or since the date of organization of the SPAC, by or on behalf of any labor union with respect to the service providers of the SPAC. Except as would not reasonably be expected to have a SPAC Material Adverse Effect, the SPAC is in compliance with all applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, classification of employees, workers’ compensation, occupational safety and health, immigration, affirmative action, plant closings, and wages and hours. To the extent wages, salaries and other cash payments were made to its officers, the SPAC has, as of the date hereof, withheld all amounts required by applicable Laws or by Contract to be withheld such payments; and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. To the extent wages, salaries, commissions, bonuses, benefits and other cash compensations was due to be paid to or on behalf of its officers, the SPAC has, as of the date hereof, paid in full all such amounts owed.

2.18            Employee Benefits. Neither the SPAC nor any of its ERISA Affiliates maintains, sponsors or contributes to or in the past has maintained, sponsored or contributed to any SPAC Employee Benefit Plan. Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement shall, individually, in the aggregate or in connection with any other event, (a) result in any payment becoming due to any officer, employee, consultant or director of the SPAC, (b) increase or modify any benefits otherwise payable by the SPAC to any employee, consultant or director of the SPAC, or (c) result in the acceleration of time of payment or vesting of any such benefits to any employee, consultant or director of the SPAC.

2.19            Real Property. The SPAC does not own, lease or use any real property.

Page 17 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

2.20           Tax Matters.

(a)              Except as would not reasonably be expected to have a SPAC Material Adverse Effect:

(i)               all Tax Returns required to be filed by the SPAC have been filed (taking into account extensions) and all such Tax Returns are true, correct and complete in all material respects;

(ii)              all Taxes required to be paid by the SPAC have been duly paid;

(iii)             to the Knowledge of the SPAC, no Tax audit, inquiry, claim, examination or other proceeding (administrative or judicial) with respect to Taxes of the SPAC is pending or otherwise in progress or has been threatened in writing by any Governmental Entity;

(iv)             the SPAC has complied in all material respects with all applicable Laws relating to the collection, withholding, reporting, and remittance of Taxes;

(v)              the SPAC has not participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar or analogous provision of state, local or non-U.S. Law);

(vi)             there are no Liens for Taxes on any of the assets of the SPAC, other than Permitted Liens;

(vii)            to the Knowledge of the SPAC, there are no written assessments, deficiencies, adjustments or other claims with respect to Taxes that have been asserted, assessed, or threatened against the SPAC that have not been paid or otherwise resolved in full;

(viii)           to the Knowledge of the SPAC, the SPAC does not have any liability for the Taxes of any Person (other than the SPAC) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), or (ii) as a transferee or successor, or by contract (except for liabilities pursuant to commercial contracts entered into in the ordinary course of business and not primarily relating to Taxes);

(ix)              the SPAC does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized;

(x)               the SPAC will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (B) installment sale or open transaction made prior to the Closing Date; (C) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (D) use of an improper method of accounting for a taxable period on or prior to the Closing Date; or (E) any agreement entered into with any Governmental Entity in respect of Taxes. The SPAC has not made an election pursuant to Section 965(h) of the Code; and

Page 18 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

(xi)              to the Knowledge of the SPAC, the SPAC will not be required to pay any material Tax after the Closing Date as a result of any deferral of a payment obligation or advance of a credit with respect to Taxes to the extent relating to any action, election, deferral, filing, or request made or taken by the SPAC (including the non-payment of a Tax) on or prior to the Closing Date (including (A) the delay of payment of employment Taxes under any COVID-19 Tax Measure or any similar notice or order or law, and (B) the advance refunding or receipt of credits under any COVID-19 Tax Measure (including, without limitation, Section 3606 of the CARES Act)).

(b)              the SPAC (or any predecessor thereof) has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock that was purported or intended to be governed in whole or in part by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) since January 1, 2017.

(c)              the SPAC has not taken any action (nor permitted any action to be taken), that would reasonably be expected to prevent the Merger from constituting a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.

(d)              the SPAC is a Tax resident only in its jurisdiction of formation.

(e)              the SPAC (i) is not a “surrogate foreign corporation” or “expatriated entity” within the meaning of Section 7874(a)(2) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or is treated as a U.S. corporation for U.S. federal Tax purposes by reason of the application of Sections 269B or 7874(b) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law), or (ii) was not created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulation Section 301.7701-5(a). (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(f)               the SPAC is and has since formation been treated as a domestic corporation for U.S. federal (and applicable state and local) income Tax purposes.

2.21            Laws and Permits.

(a)              the SPAC is in compliance in all material respects with all applicable Laws. As of the date hereof, to the SPAC’s Knowledge, the SPAC is not under investigation by any Governmental Entity with respect to any alleged material violation of any applicable Laws.

(b)            the SPAC has been granted all Permits necessary for and material to the conduct of its business as conducted as of the date hereof, taken as a whole. Section 2.21(b) of the SPAC Disclosure Letter sets forth a list of all Permits held by the SPAC. Such Permits are valid and in full force and effect, and the SPAC is in material compliance with all of such Permits. There is no lawsuit or similar proceeding pending or, to the Knowledge of the SPAC, threatened, to revoke, suspend, withdraw or terminate any such Permit. All such Permits are transferable to the Company Entities in connection with the Transactions.

Page 19 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

2.22            Insurance. The SPAC does not own or maintain any insurance policies, nor is any insurance necessary for the operation of its business.

2.23            Vote Required. The affirmative vote of the holders of a majority of the SPAC Shares entitled to vote thereon and present in person or by proxy at a meeting in which a majority in voting power of the SPAC Shares (the “SPAC Required Vote”) is the only vote of the holders of any class or series of SPAC Shares necessary to obtain the SPAC Shareholder Approval.

2.24            Investment Company. The SPAC is not an “investment company,” a company controlled by an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

2.25            Minute Books. The minute books and other similar records of the SPAC contain, in all material respects, complete and accurate records of all actions taken at any meetings of directors (or committees thereof) and stockholders or actions by written consent in lieu of the holding of any such meetings since the time of organization of each such corporation through the date of this Agreement. The SPAC has provided true and complete copies of all such minute books and other similar records to the SPAC’s representatives.

2.26            Absence of Certain Payments. As of the date of this Agreement, to the Knowledge of the SPAC, no employee of the SPAC has, and no agent or Representative when acting on behalf of the SPAC has, in violation of Law (a) used any corporate funds for any contribution, gift, entertainment or other expense relating to political activity; (b) made any direct or indirect payment to any foreign or domestic government official or employee from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977; or (d)      made any bribe, rebate, payoff, influence payment, kickback or other payment.

2.27            SPAC Investigations. The SPAC acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company Entities and Merger Sub which it and its Representatives have desired or requested to review, and that they and their Representatives have had full opportunity to meet with the management of the Company Entities and Merger Sub and to discuss the business and assets of the Company Entities and Merger Sub. The SPAC acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, have formed an independent judgment concerning, the Company Entities and Merger Sub and its business and operations.

2.28            Defense Production Act. No national or subnational governments of a single foreign state have a “substantial interest” (as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof) in SPAC.

Page 20 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

2.29            NO ADDITIONAL REPRESENTATIONS; NO RELIANCE. EACH OF THE COMPANY AND MERGER SUB ACKNOWLEDGES AND AGREES THAT: (A) NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE SPAC IN THIS ARTICLE II AND IN THE OTHER TRANSACTION DOCUMENTS TO WHICH THE SPAC IS A PARTY, NONE OF THE SPAC OR ANY AFFILIATE THEREOF NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE SPAC OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE SPAC OR ANY OF ITS RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING; (B) THE COMPANY HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY FROM THE SPAC STOCKHOLDERS, THE SPAC OR ANY OTHER PERSON IN DETERMINING TO ENTER INTO THIS AGREEMENT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT; AND (C) NONE OF THE SPAC STOCKHOLDERS, THE SPAC OR ANY OTHER PERSON WILL HAVE, OR BE SUBJECT TO, ANY LIABILITY TO THE COMPANY OR MERGER SUB OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO, OR USE BY, THE COMPANY OR MERGER SUB OF ANY INFORMATION REGARDING THE SPAC FURNISHED OR MADE AVAILABLE TO THE COMPANY OR MERGER SUB AND ITS REPRESENTATIVES, INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO THE COMPANY OR MERGER SUB IN ANY DATA ROOM, MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT IN THE CASE OF FRAUD. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE SPAC IN THIS ARTICLE II AND IN THE OTHER TRANSACTION DOCUMENTS TO WHICH THE SPAC IS A PARTY, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE SPAC.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANY AND MERGER SUB

Except as set forth in the disclosure letter prepared by the Company (the “Company Disclosure Letter” and together with the SPAC Disclosure Letter, the “Disclosure Letters”) dated as of the date of this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), each of the Company and Merger Sub represents and warrants to the SPAC as follows:

3.01            Existence and Good Standing.

(a)              Each of the Company Entities is duly organized, validly existing and, to the extent applicable in the respective jurisdiction and, in good standing under the Laws of the jurisdiction in which it is incorporated or organized to the extent applicable in such jurisdiction. Each of the Company Entities has all requisite corporate, limited liability company or other applicable business power and authority to own, lease and operate the properties and assets it owns, leases and operates and to carry on its business as such business is conducted, as of the date hereof.

Page 21 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

(b)              Each of the Company Entities is qualified to do business as a foreign entity in each jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where failure to be so duly qualified would not reasonably be expected to have a Material Adverse Effect. The Company has made available to the SPAC a true, correct and complete copy of each Governing Document of each Company Entity, in each case, as amended and in effect as of the date of this Agreement. Such Governing Documents are in full force and effect, and no member of the Company Entities is in breach or violation in any material respect of any provision set forth in its Governing Documents. A correct and complete list of the directors or managers (as applicable) and statutory corporate officers of each Company Entity is set forth on Section 3.01(b) of the Company Disclosure Letter.

(c)              The only directors or equivalent officeholder of each Company Entity are the persons whose names are so listed against each Company Entity in Section 3.01(c) of the Company Disclosure Letter. No director of any Company Entity is currently subject to any disqualification order under the Companies Act 2006, the Companies (Jersey) Law 1991, the Insolvency Act 1986 or the Company Directors Disqualification Act 1986.

3.02            Authority; Enforceability.

(a)              Each of the Company and Merger Sub has the full corporate, limited liability company or other applicable business power, capacity and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and, subject to Company Shareholder Approval being obtained to perform its obligations under this Agreement and the other Transaction Documents to which it is a party. Assuming that this Agreement is a valid, legal and binding obligation of the SPAC, this Agreement and each of the other Transaction Documents to which the Company or Merger Sub is a party (or will be a party at the Closing) constitutes (or will constitute) the valid, legal and binding obligation of the Company and Merger Sub, as applicable.

(b)              At a meeting duly called and held, the Company Board has unanimously: (i) determined that this Agreement, the other Transaction Documents and the Transactions are in the best interests of the Company, and (ii) approved the Transactions, subject to Company Shareholder Approval being obtained.

3.03            Consents and Requisite Governmental Approvals; No Violations.

(a)              Except as set forth in Section 3.03 of the Company Disclosure Letter and the pre-merger notification requirements of the HSR Act, the execution and delivery of this Agreement by the Company or Merger Sub and the execution and delivery of the other Transaction Documents to which the Company or Merger Sub is a party does not and will not, and the performance and compliance with the terms and conditions hereof and thereof by Company or Merger Sub and the consummation of the Transactions by the Company or Merger Sub will not (with or without notice or passage of time, or both):

(i)               violate, conflict with, result in a breach or constitute a default under any Governing Document of any Company Entity; or

Page 22 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

(ii)              (i) breach, violate or conflict with any provision of, (ii) cause a default under, or (iii) give rise to, or result in, a violation or breach of, or constitute a default or give rise to any termination, cancellation, consent, amendment, modification, suspension, revocation, or acceleration of any obligation under (A) any Law applicable to a Company Entity, (B) any Material Contract to which any Company Entity is a party, or (C) any Material Permits, (iv) violate, or constitute a breach under, any Order or applicable Law to which any Company Entity or any of their respective properties or assets are bound, or (v) result in the creation of any Lien upon any assets or properties (other than Permitted Liens) or Equity Securities of any Company Entity, except in the case of any of clauses (i) through (v), as would not individually or in the aggregate, reasonably be expected to be material to the Company.

(b)            Except as set forth in Section 3.03(c) of the Company Disclosure Letter, no consent, Permit, approval or authorization of, or designation, declaration or filing with or notification to, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the other Transaction Documents to which the Company is or will be party or the consummation of the Transactions.

3.04            Capitalization; Subsidiaries; Professional Practices.

(a)              Section 3.04(a) of the Company Disclosure Letter sets forth a true and complete statement as of the date of this Agreement of the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding and, other than with respect to Company Options, the name and number of Equity Securities held by each equityholder thereof, who is the sole legal and beneficial owner of such Equity Securities set against their name. No Company Shares are held as treasury stock. All the outstanding Company Shares have been duly and validly issued, are credited as fully paid up, were issued in accordance with the Governing Documents and the Companies (Jersey) Law 1991. As of the date of this Agreement, other than as set forth in the Company Disclosure Letter, the Company does not have any outstanding options, restricted stock, phantom stock, stock or equity appreciation rights, equity ownership interests or other equity, equity-based or similar rights in the Company, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, preemptive rights, rights of first refusal or first offer or other Contracts (other than this Agreement) or commitments of any kind of any character, written or oral, that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company.

(b)              Subject to Company Shareholder Approval being obtained, the Pubco Class A Shares to be issued as Merger Consideration, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid up and issued in compliance with the Governing Documents and all applicable Laws, including the Securities Act and all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Memorandum and Articles of Association (or the Amended and Restated Memorandum and Articles of Association) or any contract to which the Company is a party or otherwise bound. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s Shareholders may vote. None of the Company Shares are subject to any proxies, voting agreements, voting trusts or other similar arrangements which affect the rights of holder(s) to vote such securities, nor are any of the Company shares subject to any shareholder agreements, buy-sell agreements, restricted share purchase agreements, share purchase agreements, warrant purchase agreements, stock issuance agreements, stock option agreements, preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person or other similar agreements.

Page 23 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

(c)              Section 3.04(c) of the Company Disclosure Letter accurately sets forth the name and place of incorporation or formation of each Subsidiary of the Company. Each such Subsidiary is directly or indirectly wholly owned by the Company. Except as set out in Section 3.04(c) of the Company Disclosure Letter, the issued and outstanding shares, nominal share capital or other equity securities of each Company Entity (excluding Company) have been, to the extent applicable, duly authorized and validly issued and are fully paid up. Except as set out in Section 3.04(c) of the Company Disclosure Letter, each Company Entity (excluding Company) has not granted any outstanding options, share appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Company Shares. Except as set out in Section 3.04(c) of the Company Disclosure Letter, there are no agreements requiring any Company Entity (excluding Company) to issue, purchase, redeem or otherwise acquire, or transfer, sell or otherwise dispose of any shares or other securities of any Company Entity, including any options, subscriptions, rights, warrants, calls or other similar commitments or agreements relating thereto, or any share appreciation rights or securities convertible into or exchangeable or exercisable for Company Shares. Except as set out in Section 3.04(c) of the Company Disclosure Letter, no shares or other securities of any Company Entity (excluding Company), are subject to any proxies, voting agreements, voting trusts or other similar arrangements which affect the rights of holder(s) to vote such securities, nor are any stockholder agreements, buy-sell agreements, restricted share purchase agreements, equity purchase agreements, warrant purchase agreements, stock issuance agreements, stock option agreements, rights of first refusal or other similar agreements, in each case, to which the Company or Merger Sub is a party, existing as of the date hereof with respect to such Equity Securities which in any manner would affect the title of any holder(s) to such Equity Securities or the rights of any holder(s) to sell the same free and clear of all Liens.

(d)              Section 3.04(d) of the Company Disclosure Letter lists all Professional Practices. Except as set forth in Section 3.04(d) of the Company Disclosure Letter, there are no outstanding (i) equity interests of any of the Professional Practices, (ii) options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire any equity interests of any of the Professional Practices, or (iii) any securities convertible into or exchangeable for any equity interests of any of the Professional Practices (the items in the foregoing clauses (i) through (iii) being referred to collectively as “Professional Practice Securities”). Each Person who owns any of the Professional Practice Securities (x) is a natural person licensed to practice medicine in the jurisdiction in which the related Professional Practice is domiciled to the extent required by Law, and (y) owns such Professional Practice Securities subject to a contractual right held by the Company Entities that the Company Entities may enforce that would or is intended to result in the transfer by such Person of such Professional Practice Securities to another natural person who is licensed to practice medicine in such jurisdiction; except for Professional Practices providing clinical services in the states of New York or New Jersey.

(e)              Merger Sub is a newly incorporated corporation, formed solely for the purpose of engaging in the Transactions. Merger Sub has not engaged in any business activities or conducted any operations other than in connection with the Transactions. Merger Sub is a direct wholly owned Subsidiary of the Company. Merger Sub has no Subsidiaries.

Page 24 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

(f)             Except for the obligations or liabilities incurred in connection with its incorporation and the Transactions, Merger Sub has not, and will not have prior to the Effective Time, incurred, directly or indirectly through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

(g)            All dividends or distributions declared, made or paid by each Company Entity have been declared, made or paid in accordance with such Company Entity’s Governing Documents and all applicable Law.

(h)            Each Company Entity has complied with the provisions of its Governing Documents and the Companies (Jersey) Law 1991 and the Control of Borrowing (Jersey) Order 1958 (in the case of Company and Company Entities incorporated in Jersey), the Companies Act 2006 (in the case of any Company entity incorporated in the United Kingdom) or any equivalent legislation in relation to Company Entities (excluding Company) that are incorporated outside of Jersey or the United Kingdom in connection with: (i) the allotment or issue of any of its shares, debentures and other securities; and (ii) the repurchase, redemption or reduction of any of its share capital.

3.05          Financial Statements and Other Financial Matters; No Undisclosed Liabilities.

(a)            The Company has made available to the SPAC an accurate, true and complete copy of (i) the unaudited consolidated balance sheets of the Company Entities as of December 31, 2019 and December 31, 2020, (ii) the unaudited consolidated financial statements for the Consolidated Company Group as of and for the years ended December 31, 2019 and 2020, (iii) the unaudited balance sheet of the Company Entities as of March 31, 2021 (the “Latest Balance Sheet” and collectively, the “Financial Statements”), each of which are attached as Section 3.05(a) of the Company Disclosure Letter. Each of the Financial Statements (including the notes thereto) (A) was prepared in accordance with IFRS (except that the unaudited Financial Statements may not contain all footnotes required by IFRS) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (B) is based upon and consistent with information contained in the books and records of the Consolidated Company Group (which books and records are in turn accurate, correct and complete in all material respects), and (C) fairly presents in all material respects the financial position, results of operations and cash flows of the Consolidated Company Group as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein.

(b)            Except (i) as set forth on the face of the Latest Balance Sheet, (ii) for Liabilities incurred in the Company Entities’ Ordinary Course of Business since the Latest Balance Sheet Date (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law), and (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any other Transaction Documents, the performance of their respective covenants or agreements in this Agreement or any other Transaction Document or the consummation of the Transactions, none of the Company Entities has any Liabilities of the type required to be set forth on a balance sheet in accordance with IFRS.

Page 25 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

(c)            The Consolidated Company Group has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization, and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with IFRS and to maintain accountability for the Consolidated Company Group’s assets. The Consolidated Company Group maintains and, for all periods covered by the Financial Statements, has maintained books and records of the Consolidated Company Group in the ordinary course of business that are accurate, complete and reflect the revenues, expenses, assets and liabilities of the Consolidated Company Group, in each case in all material respects.

(d)            Except as set forth in Section 3.05(d) of the Company Disclosure Letter, since January 1, 2018, no Company Entity has received any written complaint, or, to the Knowledge of the Company, any allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of the Company Entities, (ii) a “material weakness” in the internal controls over financial reporting of the Company Entities, or (iii) fraud, whether or not material, that involves management or other employees of the Company Entities who have a significant role in the internal controls over financial reporting of the Company Entities.

(e)            No Company Entity is insolvent or unable to pay its debts within the meaning of any insolvency laws applicable to it. No Company Entity has stopped payment of, nor is it unable to pay, its debts as they fall due, nor has any Company Entity commenced negotiations with one or more of its creditors with a view to rescheduling or restructuring any of its indebtedness. No distress, execution or other process has been levied or applied for in respect of the whole or any part of any of the property, assets or undertaking of any Company Entity. No Company Entity has received written notice that any administrator, administrative receiver or receiver has been appointed in relation to it. No Company Entity has received written notice from any third party that any floating charge created by any Company Entity over its business or assets has crystallized or that any charge created by it over its business or assets has become enforceable.

3.06          Absence of Certain Changes. During the period beginning on March 31, 2021 to the date hereof, each Company Entity has conducted its business in the ordinary course substantially consistent with past practices and:

(a)            there has not been a Material Adverse Effect;

(b)            no Company Entity has taken any action that (i) would require the consent of the SPAC if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.01, and (ii) is material to the business of the Company Entities, taken as a whole;

(c)            no share or loan capital has been issued or allotted, or agreed to be issued or allotted, by any Company Entity (excluding the Professional Practices) to any third party that is not another Company Entity;

Page 26 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

(d)            no Company Entity has redeemed, reduced or purchased or agreed to redeem, reduce or purchase any of its share capital; and

(e)            no dividend or other distribution has been or is treated as having been declared, made or paid by Company.

3.07          Permits.

(a)            Each Company Entity holds, and since the later of January 1, 2018 or its respective date of incorporation or organization has at all times held, all of its respective Material Permits. Except as set forth in Section 3.07(a) of the Company Disclosure Letter, and except as is not, and would not reasonably be expected to be, material to the business of the Company Entities, taken as a whole, (i) each Company Entity’s Material Permits are in full force and effect in accordance with their terms, (ii) each Company Entity is, and since the later of January 1, 2017 or its respective date of incorporation or organization has been, in compliance in all material respects with the requirements of the Material Permits under applicable Law, (iii) no Company Entity has received any written notice or other communication in writing from any Governmental Entity or any other Person regarding (A) any material actual or alleged violation of, or material failure on the part of any Company Entity to comply with, any requirement of any Material Permit or (B) any material actual or proposed revocation, withdrawal, suspension, cancellation, or termination of any Material Permit of any Company Entity, (iv) to the Knowledge of the Company, since January 1, 2017, no event has occurred or circumstance exists that (with or without the giving of notice or lapse of time or both) (A) constitutes a material violation of, or a material failure to comply with, any applicable Law or any requirement of any Material Permit of any Company Entity, or (B) has resulted in the revocation, withdrawal, suspension, cancellation, or termination of any Material Permit of any Company Entity, and (v) the Company Entities have filed, or caused to be filed, on a timely basis with the appropriate Governmental Entity or Notified Body, all applications and other filings or submissions of any kind required to have been filed for the renewal of their respective Material Permits, other than to the extent such Material Permits have been intentionally abandoned or withdrawn.

(b)            Section 3.07(b) of the Company Disclosure Letter contains a true and complete list of all states, territories and jurisdictions in which any Company Entity is licensed to engage in the business of medical services or healthcare and the lines of authority for which it is licensed in each jurisdiction. The Healthcare Permits listed on Section 3.07(b) of the Company Disclosure Letter will permit the applicable Company Entity to act as a medical services or healthcare provider in each jurisdiction where it is licensed for its business following the Closing, except as noted therein. The Company has delivered or made available true, correct and complete copies of Healthcare Permit documentation for each such jurisdiction, including, without limitation, any order of, agreement with or instruction by any Governmental Entity that materially limits or conditions any such Healthcare Permit. Since January 1, 2018, to the Knowledge of the Company, no Company Entity has marketed, sold, or provided any Company Entity Product for which a Healthcare Permit was required in any jurisdiction in which it did not, at the time it engaged in such activity, possess such Healthcare Permit, or engaged in any activity for which a Healthcare Permit was required in any jurisdiction in which it did not, at the time it engaged in the activity, possess such Healthcare Permit (except for as set forth on Section 3.07(b) of the Company Disclosure Letter).

Page 27 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

3.08          Real Property.

(a)            None of the Company Entities owns freehold title to any real property.

(b)            Section 3.08(b)(i) of the Company Disclosure Letter sets forth a true and complete list (including street addresses) of all real property leased, subleased or occupied by any of the Company Entities (the “Leased Real Property”) and a complete list of the Real Property Leases applicable thereto. A true, correct and complete copy of each of the written Real Property Leases (including, for the avoidance of doubt, all amendments, extensions, notices, renewals, guaranties and other agreements with respect thereto) has been delivered to the SPAC and none of the written Real Property Leases has been modified, determined or terminated in any respect (nor has any agreement or action been taken to effect any modification, determination or termination), except to the extent that such modifications are disclosed by the copies delivered to the SPAC. The title in and to the leasehold interests in the Leased Real Property of each of the Company Entities is free and clear of Liens, except for Permitted Liens. Each of the Real Property Leases is in full force and effect and is a valid, legal and binding obligation of the applicable Company Entity party thereto (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is, to the Company’s Knowledge, no material breach or default by any Company Entity or, to the Company’s Knowledge, any counterparty or third-party under any Real Property Lease, and, to the Company’s Knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by any party to such Real Property Leases. Other than assignments or security interests that have been or will be terminated and released on or prior to the Closing Date, no Company Entity has previously assigned its interest or granted any other security interest in any of the Real Property Leases. Except as set forth on Section 3.08(b)(ii) of the Company Disclosure Letter, with respect to each of the Real Property Leases: (A) the possession and quiet enjoyment of the Leased Real Property by the applicable Company Entity party thereto under such Real Property Lease has not been disturbed, and to the Company’s knowledge, there are no material disputes with respect to such Real Property Lease; (B) the applicable Company Entity party thereto has not subleased, licensed or otherwise granted any Person (except for other Company Entities) the right to use or occupy such Leased Real Property or any portion thereof; (C) the applicable Company Entity party thereto has not collaterally assigned or granted any other security interest in such Real Property Lease or any interest therein.

(c)            The Leased Real Property constitutes all of the real property used in, or otherwise related to, the business of the Company Entities.

(d)            Each Leased Real Property: (i) has been used, operated and maintained in accordance with the applicable Real Property Leases and otherwise in all material respects in accordance with all applicable Laws, (ii) is supplied with utilities and other services reasonably necessary for the operation of such Leased Real Property, and (iii) all tangible property used by the applicable Company Entity to conduct its business are located in the Leased Real Property and will remain located on the Leased Real Property after the Closing Date.

Page 28 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

(e)             Except as would not have a Material Adverse Effect, the Closing will not affect the valid, legal and binding nature of any Real Property Lease with respect to the Company Entities or the rights of the Company Entities to continue use and possession of the Leased Real Property for the conduct of the business of the Company Entities.

3.09          Tax Matters.

(a)            Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or as otherwise set forth in the Company Disclosure Letter:

(i)              all Tax Returns required to be filed by any Company Entity have been filed (taking into account extensions) and all such Tax Returns are true, correct and complete in all material respects;

(ii)             all Taxes required to be paid by the Company Entities have been duly paid;

(iii)            to the Knowledge of the Company, no Tax audit, inquiry, dispute, claim examination or other proceeding (administrative or judicial) with respect to Taxes of the Company Entities is pending or otherwise in progress or has been threatened in writing by any Governmental Entity within the last six (6) years;

(iv)            each Company Entity has complied in all material respects with all applicable Laws relating to the collection, withholding, reporting and remittance of Taxes;

(v)            no liability for Taxes of any Company Entity has arisen, or is reasonably expected to arise, as a result of the Reclassification, the conversion of the loan notes, the exercise of warrants, the exercise, release or cancellation of any share options, or the issue of any Stockholder Earnout Shares with respect to which liability the Company does not have a contractual right of recovery against another Person;

(vi)            no Company Entity has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (or any similar or analogous provision of state, local or non-U.S. Law);

(vii)          there are no Liens for Taxes on any of the assets of the Company Entities, other than Permitted Liens;

(viii)         to the Knowledge of the Company, there are no written assessments, deficiencies, adjustments or other claims with respect to Taxes that have been asserted, assessed or threatened against any Company Entity that have not been paid or otherwise resolved in full;

(ix)            to the Knowledge of the Company, no Company Entity has any liability for the Taxes of any Person (other than the Company Entities) (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), or (B) as a transferee or successor, or by contract (except for liabilities pursuant to commercial contracts entered into in the ordinary course of business and not primarily relating to Taxes), and, to the Knowledge of the Company, no Company Entity is otherwise liable to pay any Taxes in consequence of the failure by any other Person (other than a Company Entity) to discharge such Tax in circumstances where such other Person is primarily liable for such Tax and with respect to which the Company does not have a contractual right of recovery against such other Person;

Page 29 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

(x)             no Company Entity has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized;

(xi)            to the Knowledge of the Company, no Company Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (B) installment sale or open transaction made prior to the Closing Date; (C) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (D) use of an improper method of accounting for a taxable period on or prior to the Closing Date; or (E) any agreement entered into with any Governmental Entity in respect of Taxes;

(xii)            no Company Entity has made an election pursuant to Section 965(h) of the Code; and

(xiii)          to the Knowledge of the Company, no Company Entity will be required to pay any material Tax after the Closing Date as a result of any deferral of a payment obligation or advance of a credit with respect to Taxes to the extent relating to any action, election, deferral, filing, or request made or taken by any Company Entity (including the non-payment of a Tax) on or prior to the Closing Date (including (1) the delay of payment of employment Taxes under any COVID-19 Tax Measure or any similar notice or order or law, and (2) the advance refunding or receipt of credits under any COVID-19 Tax Measure (including, without limitation, Section 3606 of the CARES Act)).

(xiv)         No Company Entity has consented to extend or waive the time in which any Taxes may be assessed or collected by any Tax Authority, other than extensions of time to file Tax Returns obtained in the ordinary course of business; and

(xv)          No written rulings, clearances or similar agreements have been entered into with or issued by any Tax Authority with respect to a Company Entity which agreement, clearance or ruling would be effective after the Closing Date and could reasonably be expected to have a material effect on the Tax treatment of any Company Entity after the Closing Date.

(xvi)          All documents which are required to evidence title of any Company Entity to any material asset held by such Company Entity and which are liable to Transfer Tax or are required to be stamped either with a particular stamp denoting that no Transfer Tax is chargeable or that the document has been produced to the appropriate authority, have been properly and duly stamped and the appropriate Transfer Tax has been paid (together with any related interest and penalties).

(b)            No Company Entity (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock that was purported or intended to be governed in whole or in part by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) since January 1, 2017.

Page 30 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

(c)            No Company Entity has taken any action (nor permitted any action under the control of a Company Entity to be taken), other than any action contemplated by the Transaction Documents, that would prevent the Merger from constituting a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder or otherwise qualify for the Intended Tax Treatment.

(d)            Each Company Entity is a Tax resident only in its jurisdiction of formation.

(e)            No Company Entity organized or formed under the laws of a jurisdiction outside of the United States (i) is a “surrogate foreign corporation” or “expatriated entity” within the meaning of Section 7874(a)(2) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or is treated as a U.S. corporation for U.S. federal Tax purposes by reason of the application of Sections 269B or 7874(b) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law), or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulation Section 301.7701-5(a) (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(f)            The Company is and has been since formation treated as a foreign corporation for U.S. federal (and applicable state and local) income Tax purposes. Section 3.09(f) of the Company Disclosure Letter lists the U.S. federal income Tax classification of each other Company Entity for U.S. federal income Tax purposes.

(g)            Except as would not have a Material Adverse Effect and except as set forth on Section 3.09(g) of the Company Disclosure Letter, (i) all payments by, to or among the Company Entities comply with all applicable transfer pricing requirements imposed by any Governmental Entity, and (ii) the Company complies, and has always been compliant, with Section 482 of the Code and the Treasury Regulations thereunder, where applicable. Except as would not have a Material Adverse Effect, the Company Entities are in compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a Governmental Entity, and the consummation of the transactions contemplated by this Agreement will not have any Material Adverse Effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.

(h)            To the Knowledge of the Company, the Company is not expected to be a “passive foreign investment company” as defined under Section 1297 of the Code for the taxable year ending December 31, 2021.

(i)            The Company was not a “controlled foreign corporation” as defined in Section 957 of the Code with respect to the tax year ended on December 31, 2020 (determined without taking into effect the repeal of Section 958(b)(4) of the Code by Pub. L. 115-97).

(j)            The Company or its qualified subsidiaries have been engaged in an active trade or business outside the United States for the entire 36-month period immediately before the Closing Date and have no intention to substantially dispose of or discontinue such trade or business (all within the meaning of Treasury Regulation Section 1.367(a)-3(c)(3)(i)).

Page 31 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

(k)            The Company Shares to be received by the stockholders of SPAC in connection with the Merger will, in the aggregate, represent less than fifty percent (50%) of each of the total voting power and the total value of the stock of the Company following the Closing directly and indirectly, to the Company’s Knowledge applying the attribution rules of Code Section 318 (as modified by Code Section 958(b), and taking into account the rules of proposed Treasury Regulations Section 1.367(a)-3(c)(4)(iv) as applicable).

(l)             Immediately after the Merger, less than fifty percent (50%) of each of the total voting power and the total value of the stock of the Company shall be owned (applying the attribution rules of Code Section 318 (as modified by Code Section 958(b)), and taking into account the rules of proposed Treasury Regulations Section 1.367(a)-3(c)(4)(iv), as applicable), in the aggregate, by persons that (i) are officers or directors of SPAC or (ii) transferred SPAC Shares in connection with the Merger. Immediately after the Merger, Founder will not be an officer or director of SPAC.

3.10          Contracts.

(a)            Section 3.10(a) of the Company Disclosure Letter sets forth a list of the following Contracts (whether written or oral, each, a “Material Contract”):

(i)             each lease or other Contract under which any Company Entity is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $100,000 (excluding the Real Property Leases);

(ii)            each Real Property Lease for which the annual rental exceeds $250,000;

(iii)            each Contract under which any Company Entity is lessor of, or permits any third party to hold or operate any personal property owned or controlled by such Company Entity for amounts in excess of $100,000;

(iv)            each Contract that involves future payments, performance or services to or by any of the Company Entities of any amount or value reasonably expected to exceed $500,000 in the 2021 calendar year or $1,000,000 in the aggregate; excluding any Contracts with Company employees, directors, or independent contractors;

(v)            each Contract relating to the development, ownership, use, registration, enforcement of, or exercise of, any Intellectual Property Rights, excluding (A) licenses of and agreements for off-the-shelf or other unmodified commercially available software and cloud services, including but not limited to software and cloud services licensed or provided under “click-wrap” or “shrink-wrap” agreements having a replacement cost of less than $200,000 that is not incorporated in, linked to, distributed with or used to host any Company Entity Software or to provide the products or services of any Company Entity; (B) licenses of other Intellectual Property Rights that involve annual individual license or maintenance fees less than $100,000; (C) nonexclusive licenses granted by any Company Entity in the Ordinary Course of Business of such Company Entity; (D) licenses for Publicly Available Software; and (E) confidentiality agreements and material transfer agreements entered into in the Ordinary Course of Business.

Page 32 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

(vi)           each joint venture, partnership or licensing arrangement with a third party involving the sharing of profits from the Company Entity Products any of the Company Entities with such third party;

(vii)          each Contract that prohibits any Company Entity from competing in any business category or in any geographic area or that restricts any Company Entity’s ability to solicit or hire any person as an employee, other than in the Ordinary Course of Business (and expressly excluding non-disclosure agreements entered into in the Ordinary Course of Business);

(viii)         each Contract with any director, officer or equity holder of any Company (other than (i) contracts relating to or arising in connection with any person’s employment with a Company Entity, and (ii) Contracts relating to the promise or grant of options in respect of Company Shares);

(ix)            each Contract that is for the employment or engagement of any directors, employees or independent contractors with an annual base salary or base fees in excess of $200,000 and all management level employees, other than Contracts that can be terminated by the Company without cost or penalty on sixty (60) days prior written notice or less;

(x)             each Contract that is for staffing agreements, employee leasing agreements or similar agreements or arrangements for temporary leased employees at annual or fees in excess of $150,000;

(xi)            each Contract under which any Company Entity has made advances or loans to another Person in excess of $100,000, other than to another Company Entity or with respect to employee advances for business expenses in the Ordinary Course of Business;

(xii)           each Contract relating to the incurrence, assumption or guarantee by any Company Entity of any Indebtedness under which the principal amount outstanding thereunder payable by any Company Entity is greater than $100,000, other than contracts solely between or among the Company Entities;

(xiii)          each Contract under which a Company Entity has permitted any material asset to become subject to a security interest (including Permitted Liens) other than in the Ordinary Course of Business;

(xiv)         each Contract that is a settlement, conciliation or similar agreement with any Governmental Entity, pursuant to which a Company Entity will have any material outstanding obligation after the date of this Agreement;

(xv)          each Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) to the Company Entities as a whole;

(xvi)         each Contract with any labor union or collective bargaining association representing any employee of a Company Entity;

Page 33 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

(xvii)        each Contract between any Professional Practice and any other Company Entity, including, but not limited to, any management, administrative, services, financial, or similar Contract;

(xviii)       each Contract between any Company Entity and any Professional or other Person who owns equity interests in any Professional Practice including, but not limited to, any consulting, services, strategic collaboration, options, financial, or similar Contract; and

(xix)          each Contract involving the acquisition or disposition of or by a Company Entity, directly or indirectly, by merger or otherwise, of assets with an aggregate value in excess of $100,000, or the shares or Equity Securities of any other Person; and

(xx)            each Contract material to the continued operation of the GP at Hand business and the arrangements with the Lille Road Partnership as they are at the date of this Agreement.

(b)            Except as set forth on Section 3.10(b) of the Company Disclosure Letter, with respect to each Material Contract, as of the date hereof (i) such Material Contract is the legal and valid obligation of any Company Entity party thereto, and to the Knowledge of the Company, and each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity), (ii) no Company Entity has given a notice of its intent to terminate or materially and adversely modify the terms of such Material Contract or has received any claim of default under such Material Contract, other than defaults that have been cured or waived in writing, and (iii) no Company Entity or, to the Knowledge of Company other party to such Material Contract is in material breach of or in material default under any Material Contract.

(c)            None of the Company Entities has been since January 1, 2018 or is currently suspended or disbarred from bidding on Contracts or subcontracts for or with any Governmental Entity (“Government Contracts”) and to the Knowledge of the Company no suspension or debarment actions have been commenced or threatened against any of the Company Entities or any of such Company Entity’s directors, officers or employees. None of the Company Entities has received any written notice that they are being audited (other than routine audits in the ordinary course of business) or investigated by any Governmental Entity with respect to any Government Contracts. Each of the Company Entities conducts (and has at all times conducted) their operations in material compliance with the requirements of all applicable Laws and regulations pertaining to all Government Contracts and bids for Government Contracts. The Company Entities do not currently have in effect, nor are they required to have in effect, any security clearances from any Governmental Entity in connection with the operation of their business.

3.11          Compliance with Applicable Law.

(a)            Except as set forth in Section 3.11(a) of the Company Disclosure Letter, the Company and, to the Knowledge of the Company, each other Company Entity (i) conducts (and since the later of January 1, 2017, or its respective date of incorporation or organization, has conducted) its business in accordance with all Laws and Orders of all Governmental Entities applicable to such Company Entity and is not in violation of any such Laws or Orders and (ii) has not since January 1, 2017 received any communications from any Governmental Entity that alleges that such Company Entity is not in compliance with any such Laws or Orders, except in each case of clause (i) and (ii) of this Section 3.11(a), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Entities.

Page 34 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

(b)            Except for routine surveys and complaint investigations, no Company Entity nor, to the Knowledge of the Company, any of their equity holders, officers, directors, managers, employees, contractors, agents (to the extent such contractors and agents have acted on behalf of any Company Entity), or Professionals is presently subject to, or since the later of January 1, 2017 or the date of incorporation or organization of the applicable Company Entity received, any notice of any Legal Proceeding alleging any failure by any Company Entity to comply with Laws that have had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company Entities. Except as could not reasonably be expected to have a Material Adverse Effect on the Company Entities, since the later of January 1, 2017 or the date of incorporation or organization of the applicable Company Entity, the Company and, to the Knowledge of the Company, the Company Entities have not:

(i)              Received notice of any investigation by a Governmental Entity as to any actual or alleged non-compliance by any Company Entity with, or violation of, any applicable Law;

(ii)             received any subpoena, investigative demand, search warrant, judicial process, or request, other than any request of a character that the Company or such Company Entity would reasonably be expected to receive in its Ordinary Course of Business (e.g., routine surveys or inspections), by or from any Governmental Entity requiring production of documents or records or otherwise with regard to any alleged or actual violation of any applicable Law by any Company Entity;

(iii)            received any notice or other communication in writing from a Governmental Entity asserting that any Company Entity is not in compliance with, or has violated, any applicable Law;

(iv)            made any voluntary disclosure to any Governmental Entity relating to any Governmental Program or violation of any Law, and no such disclosure is pending or planned;

(v)            been subject to any pending or, to the Knowledge of the Company, threatened actions by any Governmental Entity to suspend, limit, terminate or revoke any Company Entity’s status as a provider or suspend, limit or terminate payments under any Governmental Program;

(vi)            negotiated or entered into any agreement or settlement with any Governmental Entity with respect to non-compliance with, or violation of, any applicable Law, including but not limited to a corporate integrity agreement with the OIG or similar agreement with any Governmental Entity, deferred or non-prosecution agreement, monitoring agreement, consent decree, settlement order, unresolved plan of correction imposing material outstanding obligations, or any similar agreement with any Governmental Entity, or been subject to any reporting obligations pursuant to any settlement agreement entered into with any Governmental Entity; or

(vii)          been subject to or, to the Knowledge of the Company, been threatened with: (A) any fine, penalty or other sanction by a Governmental Entity for any compliance failure; or (B) any claim denials, appeals, disallowances, reimbursement, suspensions, asserted overpayments, withholds, or recoupments by any Governmental Entity which individually exceeds $250,000.

Page 35 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

3.12          Intellectual Property.

(a)            To the Knowledge of the Company, a Company Entity owns all right, title and interest in, or has a valid written license or right to use, all the Intellectual Property Rights used or held for use in connection with conducting the Company Entity’s business or operations (the “Company Entity Business”) as currently conducted (the “Company Entity Intellectual Property”). Section 3.12(a) of the Company Disclosure Letter sets forth each item of Registered Intellectual Property that is owned, or purported to be owned, by any Company Entity (“Company Entity Owned Intellectual Property”), including (i) the jurisdictions in which each such item of Registered Intellectual Property has been issued or registered or in which any such application for issuance or registration has been filed; (ii) the registration or application date, as applicable, for each such item of Registered Intellectual Property; and (iii) the record owner of each such item of Registered Intellectual Property. The Company Entities solely and exclusively owns the Company Entity Owned Intellectual Property free and clear of all Liens (other than Permitted Liens). As of the date of this Agreement, no Registered Intellectual Property that is Company Entity Owned Intellectual Property has been cancelled, abandoned, allowed to lapse or not renewed, other than with respect to any such Registered Intellectual Property that is no longer use by any Company Entity or material to any Company Entity Business, and all Company Entity Owned Intellectual Property that is Registered Intellectual Property has been maintained effective by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees. All Company Entity Owned Intellectual Property is subsisting and to the Knowledge of the Company, all Registered Intellectual Property (other than pending applications for Registered Intellectual Property) that is Company Entity Owned Intellectual Property is valid and, to the Company’s Knowledge, enforceable. As of the date of this Agreement, there are no Proceedings pending challenging the ownership, validity or enforceability of any Company Entity Owned Intellectual Property, and, to the Knowledge of the Company, no such Proceedings are currently threatened by any Person.

(b)            To the Knowledge of the Company, the Company Entities, and the current products, services and conduct of the Company Entity Business, including the manufacture, importation, use, offer for sale, sale, licensing, distribution or other commercial exploitation thereof have not infringed, misappropriated or otherwise violated, and do not infringe, misappropriate or otherwise violate, any Intellectual Property Rights of any Person. No Company Entity is the subject of any pending legal proceeding that (i) alleges a claim of infringement, misappropriation or other violation of any Intellectual Property Rights of any Person, and, to the Knowledge of the Company, no such claim has been asserted or threatened (in writing) against any Company Entity at any time since January 1, 2016, or (ii) challenges the ownership, use, patentability, registration, validity or enforceability of any Company Entity Owned Intellectual Property. As of the date hereof no Company Entity has received any written notice that the conduct of Company Entity Business, misappropriates, violates or infringes any Intellectual Property Rights of any other Person, or that any Company Entity requires a license to any of such Person’s Intellectual Property Rights. To the Knowledge of the Company, there is no actual infringement, misappropriation or other violation by any Person of any of the Company Entity Owned Intellectual Property in any material respect, and no written or oral claims alleging such infringement, misappropriation or other violation have been made since January 1, 2016 against any Person by any Company Entity.

Page 36 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

(c)            No current or former founder or shareholder, employee, contractor or consultant of the Company Entities (“Personnel”) has any right, title or interest, directly or indirectly, in whole or in part, in any material Company Entity Owned Intellectual Property. Each Personnel who has contributed to or participated in the discovery, creation or development of any Technology or Intellectual Property Rights for any Company Entity: (i) has assigned to the Company, or is under a valid, written, obligation to assign to the Company Entities by contract or otherwise, all right, title and interest in such Technology or Intellectual Property Rights; (ii) is a party to a valid, written, “work for hire” agreement under which the Company Entities are deemed to be the original author/owner of all subject matter included in such Company Entity Owned Intellectual Property; or (iii) to the extent the Personnel do not have the ability to take any of the actions described in the foregoing clauses (i) or (ii), has granted to the Company Entities a valid, written, license or other legally enforceable right granting the Company Entities to use such Technology or Intellectual Property Rights, to the extent such rights cannot be assigned at law.

(d)            Each of the Company Entities have taken commercially reasonable measures to maintain and protect the Company Entity Owned Intellectual Property. The Company Entities have taken commercially reasonable measures to protect the confidentiality of all Trade Secrets of the Company Entities. No material Trade Secrets or other material confidential information have been disclosed by any Company Entity to any Person other than pursuant to a written agreement restricting the disclosure and use of such trade secrets or any other confidential information by such Person. To the Knowledge of Company, no unauthorized disclosure of any such Trade Secret has been made as of the date hereof and no Person is in violation of any such written confidentiality or assignment agreements.

(e)            To the Knowledge of the Company, all Company Entity-authored Software and AI Technology that the Company Entities currently offer for sale, sell, license, distribute or other commercial exploit (“Company Entity Software”) (i) conforms in all material respects with all applicable specifications, representations, warranties and other descriptions established by the Company Entities and conveyed thereby in writing as contractual obligations to their customers or other transferees in relation to the functionality and performance of the Company Entity Software, and (ii) is operative for its intended purpose free of any material, undocumented defects or deficiencies and does not contain any undocumented Self-Help Code, undocumented Unauthorized Code, or undocumented similar programs.

(f)             Except as listed in Section 3.12(f) of the Company Disclosure Letter, to the Knowledge of the Company (i) no Person other than the Company Entities possesses a copy, in any form (print, electronic or otherwise), of any source code for any Company Entity Software the confidential and proprietary nature of which is material to the Company Entities taken as a whole (“Proprietary Source Code”), (ii) all such Proprietary Source Code is in the sole possession of the Company Entities and has been maintained strictly confidential, and (iii) no Company Entity has any obligation to afford any third Person access to any such Proprietary Source Code.

(g)            No Publicly Available Software has been incorporated in, linked to, distributed with or otherwise used by any Company Entities in connection with any Company Entity Software or any product or service of the Company Entities in any manner that creates obligations for any Company Entities to (i) make available, disclose or distribute any Proprietary Source Code to any third Person, (ii) license any Proprietary Source Code to any third Person for the purposes of making derivative works, or (iii) make proprietary source code redistributable at no or nominal fee.

Page 37 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

(h)            Except as listed in Section 3.12(h) of the Company Disclosure Letter, no funding, facilities, or personnel of any Governmental Entity or any university or research organization has been used in connection with the development of any Company Entity Owned Intellectual Property and the Company Entities and their predecessors have not participated in any standards setting organization. No Governmental Entity, university, research organization or standards setting organization has any right, title or interest in or to any Company Entity Owned Intellectual Property.

(i)             The Company Entities have commercially reasonable disaster recovery and security plans, procedures and facilities and have taken commercially reasonable steps designed to safeguard the availability, security and integrity of the IT Assets and all data and information stored thereon, including from unauthorized access and infection by Unauthorized Code. To the Knowledge of the Company, the Company Entities have maintained in the Ordinary Course of business all required licenses and service contracts, including the purchase of a sufficient number of license seats for all Software, with respect to the IT Assets. The IT Assets have not suffered any material failure since January 1, 2018.

3.13          Privacy.

(a)            The Company Entities (i) are, and have been since January 1, 2018, in compliance in all material respects with all Privacy and Security Requirements, (ii) maintain systems and procedures to receive and respond to individual rights requests in connection with any Company Entity’s Processing of Personal Information, and (iii) have complied with all such individual rights requests, in each case of (ii) and (iii), to the extent required under applicable Privacy and Security Requirements. No Company Entity engages in the “sale” of Personal Information pursuant to the California Consumer Privacy Act, HIPAA and NRS Chapter 603A, or in violation of any Company Entity privacy policy in effect at the time the Personal Information was collected.

(b)            Each Company Entity has all material legal rights to Process Protected Data that is Processed by or on behalf of the Company Entity as such Protected Data is Processed by or on behalf of the Company Entity as of immediately prior to the Closing, and (ii) the execution, delivery, or performance of this Agreement will not materially violate any applicable Privacy and Security Requirements in any material respect. The Company has provided to the SPAC true and correct copies of all material privacy policies and procedures adopted by the Company Entities in connection with their operations. Each Company Entity has implemented and maintains, and has required that third parties that Process Personal Information for or on behalf of the Company implement and maintain, commercially reasonable organizational, physical, administrative, and technical measures that are intended to protect the integrity, security and operations of such Company Entity’s information systems against unauthorized loss, theft, access, acquisition, modification, disclosure, corruption, or other misuse.

Page 38 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

(c)            Since January 1, 2018, (i) none of the Company Entities have experienced any material Security Breaches, (ii) to the Company’s Knowledge, except as would not, individually in or in the aggregate, reasonably be expected to result in a Material Adverse Effect, no third party that Processes Protected Data for or on behalf of any Company Entity has experienced any Security Breaches with respect to any Company Entity Protected Data, (iii) none of the Company Entities has received any written notices or complaints from any Person alleging a Security Breach, and (iii) none of the Company Entities have received any notice of any material claims or investigations (including investigations by a Governmental Entity) alleging (A) violations of any Privacy and Security Requirements by any Company Entities with respect to Protected Data possessed by, for or on behalf of the Company Entities, or (B) any other unauthorized processing of Protected Data by Company Entities.

(d)            To the Company’s Knowledge, each Company Entity has entered into, or is in the process of entering into, business associate agreements as required by HIPAA with all applicable entities that qualify as “business associates” or “subcontractors” as these terms are defined by HIPAA.

3.14          Legal Proceedings; Orders. There are currently no (and since January 1, 2018 there has been no) Legal Proceedings pending or threatened in writing, or, to the Knowledge of the Company, threatened orally, against any of the Company Entities other than any such Legal Proceeding that does not involve an amount in controversy in excess of $500,000 and does not seek material injunctive or other material non-monetary relief. There is no material Order outstanding as of the date hereof (whether rendered by a Governmental Entity or by arbitration) against any Company Entity or by which any Company Entity is bound. As of the date of this Agreement, there are no Legal Proceedings (other than any Legal Proceeding that does not involve an amount in controversy in excess of $500,000 and does not seek material injunctive or other material non-monetary relief) by a Company Entity pending against any other Person. There is no unsatisfied judgment or any open injunction binding upon a Company Entity which could have a material effect on the ability of the Company to enter into, perform its obligations under this Agreement and consummate the Transactions.

3.15          Consents. Except as set forth in Section 3.15 of the Company Disclosure Letter, and the pre-merger notification requirements of the HSR Act, and subject to obtaining Company Shareholder Approval, no approval, consent, waiver or authorization of, no Order or filing with, and no notice to, any Governmental Entity or other Person is or will be required to be obtained or made by or on behalf of any Company Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the Merger.

3.16          Employee Benefits.

(a)            Section 3.16(a) of the Company Disclosure Letter sets forth a list of all Company Employee Benefit Plans, including all Company Employee Benefit Plans that are maintained, sponsored, or contributed to for employees, independent contractors, consultants, or temporary employees located outside of the United States (such non-U.S. Company Employee Benefit Plans, the “Non-US Plans”). The Company Entities have delivered or made available to the SPAC copies of (i) the Company Employee Benefit Plan, including each Non-US Plan, and any trust agreement or other funding instrument relating to such plan, or in the event that the Company Employee Benefit Plan is unwritten, a written summary of the key provisions, (ii) the most recent summary plan description, if any, required under ERISA with respect to the Company Employee Benefit Plan, (iii) the three most recent annual reports on Form 5500 and all attachments with respect to the Company Employee Benefit Plans (if applicable), (iv) the three most recent actuarial valuations (if applicable) relating to each Company Employee Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to any Company Employee Benefit Plan, and (vi) any material or non-routine correspondence with any Governmental Entity within the past three years regarding any Company Employee Benefit Plan, including any Non-US Plans.

Page 39 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

(b)            The Company Employee Benefit Plans, including the Non-US Plans, have been established, maintained, funded and in material compliance with its terms and all applicable Laws, including ERISA and the Code, and all contributions, premiums or other payments that are due with respect to any Company Employee Benefit Plan, including any Non-US Plan, have been made and all such amounts due for any period ending on or before the Closing Date have been made or properly accrued and reflected in the Company Entities financial statements to the extent required by GAAP. No Non-US Plan is a source of unfunded benefit liability attributable to any Company Entities.

(c)            The Company Employee Benefit Plans which are intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification, or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and, to the Company’s Knowledge, nothing has occurred, whether by action or failure to act, that could reasonably be expected to adversely affect such qualification. Any Non-US Plan that is intended to be qualified within the meaning of any foreign Laws is and has been so qualified.

(d)            (i) No event has occurred and no condition exists, to the Knowledge of the Company Entities, that would subject the Company Entities, either directly or by reason of their affiliation with an ERISA Affiliate, to any tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Law, (ii) there do not exist any pending or, to the Company’s Knowledge, threatened Proceedings (other than routine claims for benefits), audits or investigations with respect to any Company Employee Benefit Plan, (iii) there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, and (iv) no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Employee Benefit Plan have occurred.

(e)            No Company Employee Benefit Plan, including any Non-US Plan, provides, nor has the Company Entities incurred, any current or projected liability in respect of post-employment or post-retirement or post-termination health, medical or life insurance benefits for current, former or retired employee, independent contractor, consultant, or temporary employee of the Company Entities, except (i) as required to avoid an excise tax under Section 4980B of the Code (“COBRA”) or similar applicable Law, or (ii) coverage through the end of the calendar month in which a termination of employment occurs. None of the Company Entities has incurred (whether or not assessed) any Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.

Page 40 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

(f)             None of the Company Entities or their respective ERISA Affiliates sponsors, maintains, contributes to, is required to contribute to, or otherwise has or could reasonably be expected to have any current or contingent liability or obligation under or with respect to: (i) a multiemployer plan (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of the Code), (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or any plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 or Section 4971 of the Code, (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or 413(c) of the Code), or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). For purposes of this Agreement, “ERISA Affiliate” means, with respect to any Company Entity, any Person or entity (whether or not incorporated) other than any Company Entity that, together with the Company Entity, is under common control or treated as one employer under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m), or (o) of the Code.

(g)            None of the Company Entities maintains any obligations to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise. Any Company Employee Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code is in compliance with, and has been maintained, operated and administered in compliance with, Section 409A of the Code, and all applicable regulations, other guidance issued, and notices issued thereunder.

(h)            Except as set forth in Section 3.16(h) of the Company Disclosure Letter, no Company Entity has made any changes to any Company Employee Benefit Plans, including any Non-US Plan, resulting from disruptions caused by the COVID-19 pandemic.

(i)             Since January 1, 2018, neither the Company nor any of its Subsidiaries or ERISA Affiliates maintains, provides, sponsors or contributes to or in the past has maintained, provided, sponsored or contributed to any Company Employee Benefit Plan nor are they under any obligation, liability or commitment (whether established by trust, contract, board resolution, service agreement, ex-gratia arrangement or otherwise and whether or not legally enforceable) to maintain, provide, sponsor or contribute towards any Company Employee Benefit Plan.

(j)             The UK Pension Scheme is and has at all times been operated in accordance with the requirements of HM Revenue & Customs (including registration under Chapter 2 of Part 4 of the Finance Act 2004), the Pensions Regulator and all applicable Laws relating to the UK Pension Scheme and any previous applicable pension scheme or retirement benefits scheme.

(k)            To the Knowledge of the Company Entities, no claim has been made or threatened against any Company Entity or reported to the Pensions Regulator under section 69 or 70 of the Pensions Act 2004 in respect of any act, event, omission or other matter in relation to any pension arrangement and/or pensions legislation, and there are no circumstances which may give rise to any such claim or any such report.

Page 41 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

(l)             No Company Entity has ever been an associate of or connected with (within the meaning of sections 435 and 249 respectively of the Insolvency Act 1986) any person who is an employer in relation to any occupational pension scheme that is not a money purchase scheme.

(m)            No employee’s employment has previously been transferred to any Company Entity as a consequence of the transfer of an undertaking to which the Transfer of Undertakings (Protection of Employment) Regulations 1981 or the Transfer of Undertakings (Protection of Employment) Regulations 2006 applied and therefore no liability to provide a benefit under any occupational pension scheme has transferred to the Company or any of its Subsidiaries.

(n)            All contributions, insurance premiums, Tax and expenses due in respect of the UK Pension Scheme have been duly paid. There are no liabilities outstanding in respect of the UK Pension Scheme at the date of this agreement. The contributions in respect of the UK Pension Scheme have been paid at the rate set out in the most recent schedule of contributions or the most recent payment schedule. Each Company Entity incorporated in the United Kingdom has complied with its obligations in relation to automatic enrolment under the Pensions Act 2008.

(o)            No assurance, promise or guarantee of particular level or amount has been made or given to any past of present officer or employee of any Company Entity to be provided for or in respect of him under the UK Pension Scheme on death, retirement or leaving service.

(p)            No discrimination on grounds of age, sex, disability, marital status, hours of work, fixed-term or temporary agency workers, sexual orientation, religion or belief is, or has at any stage been, made in the provision of pension, lump sum, death, ill-health, disability or accident benefits by any Company Entity in relation to any of the pensionable employees.

(q)            Neither the execution of this Agreement nor the consummation of the Transactions shall, individually, in the aggregate or in connection with any other event, result in (i) any payment, severance or benefit becoming due to any officer, employee, consultant or director of any Company Entity, (ii) any increase or otherwise modify any payment, severance or benefits otherwise payable by any Company Entity to any employee, consultant or director of such Company Entity, (iii) the acceleration of time of payment or vesting of any payment, severance or such benefits, or (iv) any “excess parachute payment” within the meaning of Section 280G of the Code (or corresponding provision of state law) to any employee, independent contractor, consultant or temporary employee of any Company Entity who is a “disqualified individual” within the meaning of Section 280G of the Code.

3.17          Insurance. Section 3.17 of the Company Disclosure Letter sets forth (i) a list of all material policies of fire, liability, workers’ compensation, property, casualty, cyber, error and omission and other forms of insurance owned or held by any Company Entity, or under which any Company Entity is otherwise an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (each, a “Material Insurance Policy” and, collectively, the “Material Insurance Policies”), and with respect to each such Material Insurance Policy, (ii) the names of the insurer, and the insured Company Entities, (iii) the policy number, (iv) the period, scope and amount of coverage, and (v) the premium most recently charged. Each Material Insurance Policy, with respect to their amounts and types of coverage, are adequate to insure each Company Entity in all material respects against fire, accident, damage, injury, cyber, error and omission, third party loss and other reasonably foreseeable material risk normally insured against in the Ordinary Course of Business by Persons carrying on the same classes of business as those carried on by such Company Entity as of the date of this Agreement. With respect to each insurance policy, all policies of insurance maintained by, or for the benefit of, each Company Entity, no Company Entity or, to the Knowledge of the Company, insurer, is in material breach or material default (including with respect to the payment of premiums or the giving of notices), under such policy. All such policies are in full force and effect and no notice of cancellation or termination has been received by any Company Entity with respect to any such policy and the policy limits have not been exhausted. To the Knowledge of the Company, as of the date of this Agreement, no claim by any Company Entity is pending under any such policies as to which coverage has been denied or disputed by the underwriters thereof. All claims, occurrences, litigation and circumstances that could reasonably be expected by any Company Entity to lead to a claim that would be covered by a Material Insurance Policy and having a value of at least $100,000 have been properly reported to the applicable insurer in a timely fashion, except where the failure to report such a claim, occurrence, litigation or circumstance would not reasonably be expected to be material to the Company Entities, taken as a whole.

Page 42 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

3.18          Environmental Matters.

(a)            Each of the Company Entities is in compliance with all Environmental Laws, which compliance includes the possession by the Company Entities of all Permits, licenses, consents, approvals and other governmental authorizations required under Environmental Laws except as would not result in a Material Adverse Effect.

(b)            (i) There is no Environmental Claim pending as of the date hereof or, to the Knowledge of the Company, threatened against any of the Company Entities that has not been fully resolved, and (ii) there has been no release of any Hazardous Materials at any Leased Real Property that would reasonably be expected to result in any liability against the Company Entities, including any cleanup liability, under Environmental Laws and no handling, storage or generation of wastes containing Hazardous Materials by the Company Entities against the Company Entities under Environmental Laws, except, in each case, as would not result in a Material Adverse Effect.

(c)            No Company Entity is subject to any Order issued specifically with respect to the Company Entities or the Leased Real Property that has not been fully resolved relating to compliance with, or the Release or cleanup of Hazardous Materials under, any Environmental Laws.

3.19          Relationships with Related Persons. Except as set forth in Section 3.19 of the Company Disclosure Letter, the Company Entities are not parties to any contracts with any Affiliate, shareholder, employee, member, manager, officer or director of any Company Entity other than Contracts entered into in the Ordinary Course of Business, Contracts for the provision of healthcare services, ordinary course compensation, employee benefits (including but not limited to the promise or grant of options over Company Shares) and contracts between Company Entities. No Company Entity has loaned or advanced any amounts that remain outstanding to, or received any loans or advancement of any amounts from, any Affiliate, shareholder, employee, member, manager, officer or director of any Company Entity, other than in the Ordinary Course of Business or intercompany loans between Company Entities, and no Company Entity has borrowed funds from any of the foregoing that remains outstanding other than intercompany loans between Company Entities. No Affiliate, shareholder, employee, member, manager, officer or director of a Company Entity (other than another Company Entity) (a) owns any property right, tangible or intangible, which is used by a Company Entity in the conduct of its business; (b) owns, directly or, to the Knowledge of the Company, indirectly, any Person that is a competitor, supplier, licensor, distributor, lessor, independent contractor or customer, or any other entity in any business arrangement or relationship with any Company Entity; or (c) has outstanding any Indebtedness owed to any Company Entity, except for employment-related compensation received in the Ordinary Course of Business.

Page 43 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

3.20          Employees; Employment Matters and Independent Contractors.

(a)            Section 3.20(a)(i) of the Company Disclosure Letter sets forth a true and complete list of all employees of the Company Entities, including for each, title, location, employing entity, 2021 base salary or hourly wage rate, 2020 bonuses or commissions paid and 2021 target bonuses and commissions, and status (as exempt or non-exempt under the Fair Labor Standards Act or similar state or local Laws). Section 3.20(a)(ii) of the Company Disclosure Letter sets forth a true and complete list of all individual independent contractors, consultants, and temporary workers servicing the Company Entities, including the fees paid to each in 2020 and 2021 (except in respect of fees paid to independent contractors, consultants, and temporary workers in the United States of America or Rwanda, for which Section 3.20(a)(ii) of the Company Disclosure Letter sets forth the aggregate spend for 2020 and 2021 in each such country). Except as would not be material (either individually or in the aggregate), none of the Company Entities have any liability for the misclassification of any employee as exempt under the Fair Labor Standards Act or state or local Laws or any Person as an independent contractor rather than an employee.

(b)            None of the Company Entities is or ever has been a party to or bound by any collective bargaining agreement, works council agreement, employee representative agreement, or similar agreement with a labor representative of the employees or other service providers of the Company Entities, nor have any of them experienced any strikes, industrial action or other collective bargaining disputes. No application for recognition has been made since the date of organization of the Company Entities or is currently threatened by or on behalf of any labor union with respect to the service providers of the Company or any of its Subsidiaries. The consummation of the Transaction will not result in the obligation of any Company Entity, the SPAC, or Merger Sub to provide notice to, consult with, or obtain the consent of any union, works council, employee representative or other labor representative for employees of the Company Entities.

(c)            To the Knowledge of the Company, each Company Entity is in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, classification of employees, workers’ compensation, occupational safety and health, all federal, state, and local laws, ordinances and official guidance regarding COVID-19, disability rights and benefits, affirmative action, employee privacy, labor relations, whistleblowing, classification of independent contractors, employee leave issues, discrimination, harassment, retaliation, immigration, affirmative action, plant closings, and wages and hours. All payments due from any Company Entity on account of wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that is due and payable to any current or former employees, directors, officers, or independent contractors of any Company Entity have been fully paid, and all fees that are due and payable to any independent contractor, consultant or temporary employee of any Company Entity has been made. Each Company Entity has withheld all amounts required by applicable Laws or by Contract to be withheld from the wages, salaries and other payments to its officers; and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing.

Page 44 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

(d)            No employee layoff, facility closure or shutdown (whether voluntary or by governmental order), reduction-in-force, furlough, temporary layoff, work schedule change or reduction in hours, salary or wages, or other workforce changes affecting employees of the Company Entities has occurred or has been announced in the 24 months preceding this Agreement, including as a result of COVID-19. None of the Company Entities has implemented any plant closing or employee layoffs that would trigger notice obligations under the Worker Adjustment and Retraining Notification Act of 1988 or any similar state, local, or foreign Laws.

(e)            Neither the Company nor any of its Subsidiaries has experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.

(f)             No Company Entity has within a period of two (2) years preceding the date of this Agreement given any notice of redundancy to any of its employees or started consultation with any independent trade union or workers’ representatives in relation to any employees. Within the period of two (2) years preceding the date of this Agreement, no Company Entity has given notice of redundancy to the Secretary of State or any other appropriate body in any relevant jurisdiction or started consultation with any independent trade union or workers’ representatives in relation to any employees.

(g)            Except as set forth in Section 3.20(g) of the Company Disclosure Letter or as required by applicable Law, (i) to the Knowledge of the Company within a period of two (2) years preceding the date of this Agreement no more than five percent (5%) per annum of the Professionals of any Professional Practice terminated their employment or independent contractor relationships, as the case may be, with such Professional Practice, (ii) the Company Entities do not have a present intention to terminate the employment or independent contractor relationships, as the case may be, of more than five percent (5%) of the Professionals of any Professional Practice, (iii) upon termination of an employment or independent contractor relationship, as the case may be, of any Professional of any Professional Practice, no severance or other payments will become due to such Professional from any Company Entity, and (iv) no Company Entity has any policy, practice, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of the employment or independent contractor relationships, as the case may be, of the Professionals of any Professional Practice.

(h)            In respect of the Company Entity employees who work in the United Kingdom only:

(i)             All Company Entity employees have received a written statement of particulars of employment as required by section 1 of the Employment Rights Act 1996 to the extent they are so entitled.

Page 45 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

(ii)            No Company Entity has in the 24 months preceding this Agreement been a party to any “relevant transfer” (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006, as amended). No employee has in the 24 months preceding this Agreement had the terms of their employment varied for any reason as a result of or connected with a relevant transfer.

(iii)           Each Company Entity has complied with its obligations under the Working Time Regulations 1998, in particular, or other applicable Law as to the hours worked by its employees.

(iv)           In the twelve (12) months preceding this Agreement, there has been no recommendation made by an employment tribunal nor any investigation by anybody responsible for investigating or enforcing matters relating to any protected characteristic under the Equality Act 2010 or equivalent legislation in any applicable jurisdiction.

(v)            No director or employee of any Company Entity will be entitled by reason of the transactions contemplated by this agreement to any one-off payment, bonus or commission, acceleration in the time of vesting or time of payment, or increase in the amount of, any compensation, or to terminate his employment.

(vi)           Except as set forth on Section 3.20(h)(vi) of the Company Disclosure Letter, there are no severance, redundancy or other similar agreements or schemes conferring any entitlement on any of the directors and employees of any Company Entity to receive any payment on the termination of their employment (except for contractual notice pay), and no Company Entity is party to or bound by any such arrangements. To the Company’s knowledge, no Company Entity has incurred any actual or contingent liability in connection with any termination of employment (including redundancy payments) or for failure to comply with any order for the reinstatement or re-engagement of any employee.

3.21          Coronavirus Job Retention Scheme.

(a)            Section 3.21 of the Company Disclosure Letter includes anonymized details of all employees who have been absent and unable to work for a period of twenty-one (21) days or more due to COVID-19, or measures taken in connection with it, and how such employees are being paid. Except as set out in Section 3.21 of the Company Disclosure Letter there have not been any redundancies of employees or variation to employee pay or hours as a result of COVID-19.

(b)            Each Company Entity has complied in all material respects with their requirements under all applicable Law when implementing any furlough leave, stand down, other leave or any direction in relation to working hours. To the Knowledge of the Company, no Company Entity employee has raised any grievance and/or written concern regarding their furlough leave, stand down, other leave or any direction given in relation to working hours. If required under applicable Law, each Company Entity has obtained written consent from all employees to place them on furlough, other leave or stand down and no employee has refused to give consent.

Page 46 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

(c)            Employees have continued to accrue holiday / annual leave in the normal way and have accrued holiday / annual leave in accordance with their contract of employment whilst on furlough, stand down or other leave. Employees have received full holiday pay for any periods of holiday taken during furlough or stand down.

(d)            For any employee whose employment has terminated during their period of furlough leave, stand down or other leave the relevant Company Entity has paid these employees their full notice and any other entitlement under their contract of employment and in accordance with any applicable Law.

3.22         Healthcare Regulatory Compliance.

(a)            Compliance with Healthcare Laws. Each Company Entity has operated its business since the later of January 1, 2017 or its respective date of incorporation or organization, and is presently operating as of the date hereof, in material compliance with all applicable Healthcare Laws, and, to the Knowledge of the Company, all of the Company Entities’ equity holders, officers, directors, managers, employees, contractors and agents (to the extent such contractors and agents have acted on behalf of any Company Entity) are and have been since the later of January 1, 2018 or the applicable Company Entity’s date of incorporation or organization, in compliance in all material respects with all applicable Healthcare Laws.

(b)            Company Entity Products.

(i)             All Company Entity Products are, to the extent applicable, developed, tested, investigated, manufactured, prepared, packaged, tested, labeled, distributed, marketed and advertised in compliance in all material respects with the applicable Healthcare Laws.

(ii)            Since January 1, 2017, the Company Entities have not distributed any Company Entity Products that were upon their shipment or offer for sale by any Company Entity, adulterated or misbranded in violation of 21 U.S.C. § 331 or similar foreign law. No Company Entity Products have been seized, withdrawn, recalled, detained or subject to a suspension (other than in the Ordinary Course of Business) of research, manufacturing or distribution, and there are no facts or circumstances reasonably likely to cause (A) the seizure, denial, withdrawal, recall, detention, public health notification, safety alert or suspension of manufacturing or other activity relating to any Company Entity Product or (B) a termination, seizure or suspension of researching, clinical investigation, manufacturing or distributing of any Company Entity Product, in either case, except as would not have been material to the Company Entities, taken as a whole. As of the date of this Agreement, no Legal Proceedings seeking the withdrawal, recall, revocation, suspension, import detention or seizure of any Company Entity Product are pending or, to the Knowledge of the Company, threatened against the Company Entities.

(iii)           To the Knowledge of Company, neither the Company Entities nor any of their respective directors, managers, officers, employees, or independent contractors (to the extent serving as personnel and/or furnishing health care items or services) (A) have been excluded or debarred from any federal healthcare program (including Medicare or Medicaid) or any other governmental healthcare program or (B) have received notice from the FDA, any other Governmental Entity and/or any health insurance institution with respect to debarment, disqualification or restriction. None of the Company Entities nor, to the Knowledge of the Company, any of the Company Entities’ officers, directors, manager, employees, agents or contractors have been convicted of any crime or engaged in any conduct for which (1) debarment is mandated or permitted by 21 U.S.C. § 335a or (2) such Person could be excluded from participating in the federal healthcare programs under Section 1128 of the Social Security Act or any similar Law. To the Knowledge of the Company, no officer, employee, or agent of any Company Entity has (x) made any untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Entity; (y) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity; or (z) committed an act, made a statement or failed to make a statement that would reasonably be expected to provide the basis for the FDA or any other Governmental Entity to refuse to grant a Permit for any Company Entity Product.

Page 47 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

(iv)           To the Knowledge of the Company, there is no Legal Proceeding pending against any Company Entity related to product liability for the Company Entity Products.

(c)            Regulatory Filings and Audits.

(i)             Section 3.22(c)(i) of the Company Disclosure Letter sets forth a list of all annual statements and quarterly statements of each Company Entity required under applicable Healthcare Laws and filed with Governmental Entities for the years ended December 31, 2020 (collectively, the “Regulatory Statements”). No Governmental Entity has provided any Company Entity with written notice of, or, to the Knowledge of the Company, commenced any Legal Proceeding in respect of, any outstanding deficiencies or liabilities with respect to any Company Entity’s Regulatory Statements or any information contained therein.

(ii)            The Company Entities have made available to the SPAC true and complete copies of all audits performed with respect to the Company Entities by any health care regulatory Governmental Entity or Notified Body since January 1, 2018, other than audits completed by any Governmental Entity or Notified Body in the ordinary course or audits requiring no material plan of correction (the “Audit Reports”), along with true and correct copies of the Governmental Entities’ or Notified Bodies’, as applicable, responses and plans of correction with respect to such provided Audit Reports.

(iii)           Since January 1, 2017, each Company Entity (A) has timely filed all Regulatory Statements and all material reports, notices of material modification, amendments, schedules, statements, documents, disclosures, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto (collectively, the “Regulatory Filings”), that such Company Entity was required to file with any Governmental Entity, including state health, managed care and insurance regulatory authorities and any applicable federal regulatory authorities, (B) has received all approvals, consents and authorizations of any Governmental Entity or Notified Body as required to operate each Company Entity as currently operating, and is in the process of obtaining any approvals, consents, and authorizations of any Governmental Entity or Notified Body contemplated to be required for planned operations, and (C) has timely paid to the applicable Governmental Entity or Notified Body all fees and assessments due and payable in connection therewith. Such Regulatory Filings were, at the time of filing, true and correct in all material respects. Other than as set forth in the Audit Reports or on Section 3.22(c)(iii) of the Company Disclosure Letter, (A) no material deficiencies or fines have been asserted in writing against the Company Entities with respect to the Regulatory Filings, (B) the Regulatory Filings were in compliance in all material respects with applicable Law when filed, (C) to the Knowledge of the Company, no material fine or penalty has been imposed on the Company Entities as a result of or to settle allegations of any noncompliance with material deficiencies in any Regulatory Filing, and (D) to the Knowledge of the Company, no investigation related to the preparation of an Audit Report is currently pending or has been threatened to any Company Entity in writing by any Governmental Entity or Notified Body.

Page 48 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

(d)            Compliance with Compliance Program Requirements.

(i)             The Company Entities are operating in accordance with a compliance program that is materially consistent with the compliance guidance published by OIG and the Federal Sentencing Guidelines.

(ii)            Company has made available to the SPAC true and complete copies of all material compliance program materials, including all available program descriptions, compliance officer and committee descriptions, ethic and risk area policy materials, training and education materials, auditing and monitoring protocols, reporting mechanisms, and disciplinary policies. The Company Entities have processes for identifying, investigating, and, where applicable, responding to identified compliance-related issues. To the Knowledge of Company, all material compliance-related issues that have been identified have been addressed, or, to the extent applicable, are in the process of being investigated and/or addressed.

(e)            Compliance with Documentation, Coding and Billing Laws and Practices. All documentation, coding and billing practices of the Company Entities and the Professionals are in compliance in all material respects with applicable Healthcare Laws and applicable Third Party Payor requirements Section 3.22(e) of the Company Disclosure Letter identifies, as of the date hereof, the Third Party Payor programs in which any Company Entity participates and lists all related provider numbers.

(f)            Overpayments.

(i)             No Company Entity has knowingly submitted to any Third Party Payor any false or fraudulent claim for payment or knowingly billed for or received any material amount in excess of amounts permitted by applicable Healthcare Laws or the contractual requirements of any Third Party Payor, except for overpayments received in the Ordinary Course of Business (“Overpayments”); once such Overpayments were identified, to the extent required by applicable Healthcare Law, the applicable Company Entity refunded or made efforts to refund such Overpayments to the full extent required by applicable Healthcare Laws. The Company Entities have a process in place to identify overpayments and to then disclose and refund such overpayment to the appropriate Person in a timely manner.

(ii)            Since January 1, 2017, no Company Entity has received an overpayment by or from any Governmental Entity (including any Governmental Program), including by or from any intermediary or carrier, which has not been repaid (or is in the process of being repaid) to such Governmental Entity.

Page 49 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

(g)            Compliance with the Anti-Referral Laws.

(i)             The Company Entities and, to the Knowledge of the Company, their respective equity holders, officers, directors, managers, employees, contractors and agents (to the extent such contractors and agents have acted on behalf of any Company Entity) are in compliance in all material respects with (A) all applicable federal Laws relating to healthcare fraud and abuse, including but not limited to: the Anti-Kickback Law, 42 U.S.C. § 1320a-7b, 42 C.F.R. § 1001.952, the Civil Monetary Penalties Act, 42 U.S.C. § 1320a-7a, and the federal physician self-referral prohibition, 42 U.S.C. § 1395nn, 42 C.F.R. § 411.351 et seq., and (B) any and all other applicable Healthcare Laws relating to health care fraud and abuse.

(ii)            None of the Company Entities nor, to the Knowledge of the Company, any of their equity holders, officers, directors, managers, employees, contractors or agents (to the extent such contractors and agents have acted on behalf of any Company Entity) has provided or paid remuneration in any form (whether in cash or in kind, directly or indirectly, covertly or overtly, including, but not limited to, any form of gifts or gratuitous payment of any kind, whether in money, property or services, to referral sources, any above fair market compensation, and any free services), or made any financial arrangements with, any other healthcare provider, referral source, entity or person with the intent to induce, obtain or maintain business or patient referrals, except as otherwise permitted by applicable Healthcare Laws. To the Knowledge of the Company, no Person associated with any Company Entity has entered into any contract or financial arrangement with any Person with whom any Company Entity has, or plans to have, a referral relationship that is noncompliant with any applicable Healthcare Laws, including any state and federal fraud and abuse, professional misconduct, or any other applicable Healthcare Law.

(iii)           All of the Company Entities marketing activities, whether engaged in either directly by the Company Entities or through independent contractors engaged by the Company Entities, including the provision of anything of value to a referral source or patient, are in compliance in all material respects with all applicable Laws.

(h)            Compliance with Rules Governing Governmental Program Eligibility and Excluded Individuals.

(i)             Since January 1, 2017, none of the Company Entities or, to the Knowledge of the Company, any of the Professionals, has been excluded, debarred, suspended, or otherwise ineligible to participate in any Governmental Program, and, to the Knowledge of the Company, no Legal Proceeding concerning such an exclusion, debarment, suspension or other disqualification is pending or has been threatened. No Company Entity has received any written notice that it, its equity holders, officers, directors, managers, employees, providers of services (whether employed or contracted) or other vendors or agents that provide healthcare-related services, or Professionals has been charged with or convicted of a criminal offense related to any Governmental Program, patient neglect or abuse in connection with the delivery of a health care item or service, or fraud, theft, embezzlement, breach of fiduciary responsibility or other financial misconduct in connection with the delivery of a health care item or service.

Page 50 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

(ii)            The Company Entities have in place a process to regularly check applicable Governmental Program exclusion and debarment lists to determine whether any of the following Persons are ineligible under applicable Law to participate in such Governmental Program: any Company Entity or any of their equity holders, officers, directors, managers, employees, providers of services (whether employed or contracted), any contracted vendor or agent that provides healthcare related services to any Company Entity, or any Professional (each, a “Screened Person”). To the Knowledge of the Company, the Company Entities have not allowed any Screened Person who has been ineligible under applicable Law to participate in any Governmental Program to directly participate in such Governmental Program.

(i)             Compensation Arrangements. To the Knowledge of the Company, all compensation arrangements between or among the Company Entities and Professionals, including any agreements between the Company or any of its Subsidiaries, on the one hand, and any Professional Practice, on the other hand, for administrative services and any agreements for professional services between any Professional Practice, on the one hand, and any Professional, on the other hand, are consistent with fair market value for services rendered, and, to the Knowledge of the Company, no Governmental Entity, Third Party Payor or any other Person has challenged whether such financial arrangements are within fair market value for services rendered.

(j)             Capital Requirements. Except as set forth in Section 3.22(j) of the Company Disclosure Letter, each Company Entity is, and has since the later of January 1, 2018 or the applicable Company Entity’s date of incorporation or organization been, in compliance in all material respects with all deposit, reserve, capital, net worth, tangible net equity and other financial Laws, including statutory and contractual risk-based capital requirements applicable to such Company Entity.

3.23          Brokers. No Company Entity is liable for any investment banking fee, finder’s fee, brokerage payment or other like payment in connection with the origination, negotiation or consummation of the Transactions.

3.24          Compliance with International Trade & Anti-Corruption Laws.

(a)            Since January 1, 2018, and except where the failure to be, or to have been, in compliance with such Laws has not been or would not, individually or in the aggregate, reasonably be expected to be material to the Company taken as a whole, neither the Company Entities nor, to the Company’s Knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any comprehensive Sanctions and Export Control Laws (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine); (iii) an entity 50-percent or more owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii).

(b)            Neither the Company Entities, their directors or officers, nor, to the Company’s Knowledge, any of their employees or agents has, directly or knowingly indirectly (i) made, offered, promised, authorized, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made, offered, promised, authorized or paid any unlawful contributions to a domestic or foreign political party or candidate, or (iii) otherwise made, offered, promised, authorized, paid or received any improper payment, in each of clauses (i) – (iii) in violation of any Anti-Corruption Laws. The Company Entities have implemented and maintained policies and procedures reasonably designed to promote compliance in all material respects with Anti-Corruption Laws.

Page 51 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

(c)            To the Knowledge of the Company, there is no current investigation, allegation, request for information, or other inquiry by any Governmental Entity regarding the actual or possible violation of the Anti-Corruption Laws or Sanction and Export Controls Laws by any Company Entity and since January 1, 2018, no Company Entity has received any written notice that there is any investigation, allegation, request for information, or other inquiry by any Governmental Entity regarding an actual or possible violation by a Company Entity of the Anti-Corruption Laws or Sanctions and Export Controls Laws.

(d)            To the Knowledge of the Company, no person associated with any Company Entity within the meaning of Section 8 of the Bribery Act 2010 (an “Associated Person”) has bribed another person (within the meaning given in Section 7(3) of the Bribery Act 2010) intending to obtain or retain business or an advantage in the conduct of business for any Company Entity and each Company Entity has at all relevant times had in place adequate procedures in line with the guidance published from time to time by the Secretary of State under Section 9 of the Bribery Act 2010 designed to prevent its Associated Persons from undertaking any such conduct.

(e)            To the Knowledge of the Company, no Company Entity has committed or omitted to do any act or thing which has given rise to any fine, penalty, or damages.

(f)            To the Knowledge of the Company, no Company Entity nor any of their respective directors, officer or employees is the subject of any investigation by the Competition and Markets Authority (or which was initiated by the Office of Fair Trading or the Competition Commission, prior to being replaced by the Competition and Markets Authority) or the European Commission or any other Governmental Entity responsible for enforcing the Antitrust Law of any jurisdiction.

(g)            To the Knowledge of the Company, no Company Entity is subject to any pending decisions, judgments, orders or rulings of any Governmental Entity or any other authority responsible for enforcing the Antitrust Law of any jurisdiction, nor have they given any undertakings or commitments to such bodies which affect the conduct of their respective businesses.

3.25          Books and Records. All books and records of the Company Entities are accurate, up to date, under the relevant Company Entity’s control and are maintained in accordance with applicable Laws, in each case, in all material respects.

3.26          Vote Required. The Company Shareholders required to approve the Transactions have each delivered Company Voting and Support Agreements.

3.27          Information Supplied. None of the information relating to the Company Entities supplied by or on behalf of the Company Entities expressly for inclusion or incorporation by reference in the Closing in the Registration Statement / Proxy Statement contains any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Page 52 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

3.28          Investigations.

(a)            Each of the Company and Merger Sub acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the SPAC which it and its Representatives have desired or requested to review, and that they and their Representatives have had full opportunity to meet with the management of the SPAC and to discuss the business and assets of the SPAC. Each of the Company and Merger Sub acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, have formed an independent judgment concerning, the SPAC and its business and operations.

(b)            In entering into this Agreement and the other Transaction Documents to which it is or will be a party, each of the Company and Merger Sub has relied on its own investigation and analysis and the representations and warranties expressly set forth in Article III and in the Transaction Documents to which it is or will be a party and no other representations or warranties of the SPAC, any SPAC Non-Party Affiliate or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article III and in the Transaction Documents to which it is or will be a party, none of the SPAC, any SPAC Non-Party Affiliate nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the other Transaction Documents or the Transactions.

3.29          NO ADDITIONAL REPRESENTATIONS; NO RELIANCE. THE SPAC ACKNOWLEDGES AND AGREES THAT: (A) NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY AND MERGER SUB IN ARTICLE III OR THE TRANSACTION DOCUMENTS, NO COMPANY ENTITY OR AFFILIATE THEREOF NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY ENTITIES OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE SPAC OR ANY OF ITS RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING; (B) THE SPAC HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY FROM THE COMPANY SHAREHOLDERS, THE COMPANY, MERGER SUB OR ANY OTHER PERSON IN DETERMINING TO ENTER INTO THIS AGREEMENT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS; AND (C) NONE OF THE COMPANY STOCKHOLDERS, THE COMPANY, MERGER SUB OR ANY OTHER PERSON WILL HAVE, OR BE SUBJECT TO, ANY LIABILITY TO THE SPAC OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO, OR USE BY, THE SPAC OF ANY INFORMATION REGARDING THE COMPANY ENTITIES FURNISHED OR MADE AVAILABLE TO THE SPAC AND ITS REPRESENTATIVES, INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO THE SPAC IN ANY DATA ROOM, MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT IN THE CASE OF FRAUD. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY AND MERGER SUB IN ARTICLE III AND IN THE TRANSACTION DOCUMENTS, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE COMPANY AND MERGER SUB.

Page 53 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

ARTICLE IV
COVENANTS OF THE SPAC

4.01          Operations of the SPAC Prior to the Closing.

(a)            From the date hereof until the earlier of the termination of this Agreement and the Closing Date (the “Pre-Closing Period”), and except (i) if the Company will have consented (which consent will not be unreasonably withheld, conditioned or delayed) after notice has been provided by the SPAC, or (ii) as contemplated by this Agreement, the SPAC shall (A) conduct its business, in all material respects, in the Ordinary Course of Business, (B) comply with all applicable Laws, (C) use commercially reasonable efforts to keep available the services of their respective officers and employees, and (D) not take any of the following actions:

(i)             make any amendment or modification to its Governing Documents;

(ii)            take any action in material violation or contravention of any of the SPAC’s Governing Documents, applicable Law or any applicable rules and regulations of the SEC and Nasdaq;

(iii)           split, combine or reclassify the SPAC Shares;

(iv)           except pursuant to the Working Capital Loans, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other security interests, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity- based awards, or engage in any hedging transaction with a third Person with respect to such equity securities or other security interests;

(v)            make any redemption or purchase of its equity interests, except pursuant to the Offer or as otherwise required by the SPAC’s Governing Documents;

(vi)           declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its equity securities;

(vii)          effect any recapitalization, reclassification, equity split or like change in its capitalization;

(viii)         make any amendment or modification to the SPAC Trust Agreement;

Page 54 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

(ix)            make or allow to be made any reduction in the SPAC Trust Amount, other than as expressly permitted by the SPAC’s Governing Documents;

(x)            incur any Indebtedness, expenses or any other financial obligations that will become the obligations of the Surviving Company at or following the Effective Time (other than the making of Working Capital Loans) or issue or sell any debt securities or warrants or rights to acquire any debt securities of the SPAC or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person for indebtedness;

(xi)           establish any Subsidiary or acquire any interest in any material non-cash asset (other than rights in any Contract);

(xii)          prepare or file any Tax Return materially inconsistent with past practice or, on any such Tax Return, take any Tax position, make any Tax election, or adopt any method of Tax accounting that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, except, in each case, as required by applicable Law

(xiii)         enter into any Tax sharing, allocation or similar agreement (other than agreements among the Company Entities and commercial contracts entered into in the ordinary course of business and not primarily relating to Taxes);

(xiv)         amend, waive or terminate, in whole or in part, any other material agreement to which the SPAC is a party;

(xv)          adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xvi)         adopt any SPAC Employee Benefit Plan, except with respect to adopting or putting in place employee benefit plans for the benefit of the employees, independent contractors and/or temporary employees of the Company Entities that will be effective as of the Closing Date; or

(xvii)        enter into any agreement or commitment to do any of the foregoing, or any action or omission that would result in any of the foregoing.

(b)            Nothing contained in this Agreement will give the Company or Merger Sub, directly or indirectly, the right to control or direct the SPAC’s operations prior to the Closing.

4.02          Access to Books and Records. During the Pre-Closing Period, the SPAC will provide Company and its authorized Representatives reasonably acceptable to the SPAC (the “Company’s Representatives”) with reasonable access during normal business hours, and upon reasonable notice, to the offices, properties, senior personnel, and all financial books and records (including Tax records) of the SPAC in order for the Company to have the opportunity to make such investigation as it will reasonably desire in connection with the consummation of the transactions contemplated hereby; provided, however, that in exercising access rights under this Section 4.02, the Company and the Company’s Representatives will not be permitted to interfere unreasonably with the conduct of the business of the SPAC. Notwithstanding anything contained herein to the contrary, no such access or examination will be permitted to the extent that it would require the SPAC to disclose information subject to attorney-client privilege or attorney work-product privilege, conflict with any third-party confidentiality obligations to which the SPAC is bound or violate any applicable Law. Notwithstanding anything contained herein to the contrary, no access or examination provided pursuant to this Section 4.02 will qualify or limit any representation or warranty set forth herein or the conditions to the Closing set forth in Section 7.03(a).

Page 55 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

4.03          SPAC Confidentiality. Prior to the Closing, the SPAC shall not disclose any Confidential Information of the Company and Merger Sub, except to the SPAC’s Affiliates and its and their respective directors, officers, employees, agents or advisors (including without limitation legal counsel, accountants, auditors, consultants, or financial advisors) who are required to have the information in order for aid the SPAC in consummating the Transactions and who are subject to contractual or other confidentiality obligations at least as protective as those contained herein. The SPAC shall not be in violation of this Section 4.03 with regard to any disclosure in response to a valid Order or other Legal Requirement, provided that the SPAC gives the Company prompt written notice of such requirement prior to disclosure, if legally permissible, and uses its commercially reasonable effort to assist the Company in seeking an order protecting such Confidential Information from public disclosure. The SPAC will notify the Company in writing promptly upon any unauthorized use or disclosure of Confidential Information of the Company or Merger Sub of which it becomes aware.

4.04          Efforts to Consummate. Subject to the terms and conditions herein provided, during the Pre-Closing Period, the SPAC will use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not a waiver, of the Closing conditions set forth in Section 7.01 and Section 7.03) and the Reclassification Schedule; provided, that such efforts will not require agreeing to any obligations or accommodations (financial or otherwise) binding on the SPAC in the event the Closing does not occur. The Parties acknowledge and agree that nothing contained in this Section 4.04 will limit, expand or otherwise modify in any way any efforts standard explicitly applicable to any of the SPAC’s obligations under this Agreement.

4.05          Exclusive Dealing. During the Pre-Closing Period, the SPAC will not take any action to knowingly initiate, solicit or engage in discussions or negotiations with, or knowingly provide any information to, any Person (other than the Company and Merger Sub and their respective Representatives or as contemplated by this Agreement and the other Transaction Documents or the PIPE Investors with respect to the PIPE including as contemplated by the Subscription Agreements) concerning any alternative business combination transaction involving the SPAC, including any purchase or sale of equity or assets of the SPAC by any other Person, any purchase or sale of equity or assets of any other Person by the SPAC, any merger, combination or recapitalization of the SPAC or any Subsidiary thereof or any merger, combination or recapitalization of any other Person in a transaction to which the SPAC or any Subsidiary thereof is a party (each such transaction, a “SPAC Acquisition Transaction”); provided that this Section 4.05 will not apply to the SPAC in connection with communications to its shareholders related to the transactions contemplated by this Agreement. The SPAC will, and will cause its Subsidiaries to, cease and cause to be terminated any existing discussions, communications or negotiations with any Person (other than the Company and Merger Sub and their respective Representatives and the PIPE Investors with respect to the PIPE Investment) conducted heretofore with respect to any SPAC Acquisition Transaction. In the event that any unsolicited inquiry is made by a potential party to a SPAC Acquisition Transaction, whether formal or informal, the SPAC will promptly notify the Company that such contact has occurred and provide the name of the Person who made such contact and if terms were proposed, what terms were so proposed.

Page 56 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

4.06          PIPE Investment. The SPAC shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and to use its reasonable best efforts to satisfy in all material respects on a timely basis all conditions and covenants applicable to the SPAC in the Subscription Agreements and otherwise comply with its obligations thereunder.

4.07          Sponsor Support. During the Pre-Closing Period, Sponsor may, at its sole discretion, provide one or more working capital loans to the SPAC (the “Working Capital Loans”) to pay for the SPAC expenses incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents. Such Working Capital Loans shall be convertible into SPAC Warrants immediately prior to the Effective Time at a conversion price and on the terms and conditions set forth in the SPAC’s Form S-1 filing.

4.08          Notification. During the Pre-Closing Period, if the SPAC becomes aware of any fact or condition arising after the date hereof that constitutes a breach of any representation or warranty made by the SPAC in ARTICLE II or of any covenant, in each case that would cause the conditions set forth in Section 7.02(a) or Section 7.02(b), as applicable, not to be satisfied as of the Closing Date, the SPAC will disclose in writing to the Company such breach.

ARTICLE V
COVENANTS OF COMPANY AND MERGER SUB

5.01          Operations of the Company and Merger Sub Prior to Closing.

(a)            During the Pre-Closing Period, except (i) if the SPAC will have consented (which consent will not be unreasonably withheld, conditioned or delayed) after notice has been provided by the Company, (ii) as otherwise contemplated by this Agreement or (iii) as otherwise disclosed on Section 5.01 of the Company Disclosure Letter, or (iv) as otherwise set forth in the Reclassification Schedule, the Company (A) will use commercially reasonable efforts to conduct its business and the businesses of the other Company Entities in the Ordinary Course of Business; (B) use commercially reasonable efforts to keep available the services of its and the other Company Entities’ officers and employees; (C) shall and shall cause the Company Entities to use commercially reasonable efforts to, keep all insurance policies currently in effect, or policies that are substantially similar in all material aspects with the terms, conditions, retentions, and limits of liability under the insurance in effect as of the date hereof; and (D) will not, and will not permit any Company Entity to:

(i)             except for issuances of (A) replacement certificates for Company Shares, (B) new certificates for Company Shares in connection with a transfer of Company Shares by the holder thereof, (C) Pubco Class A Shares to PIPE Investors in connection with the PIPE Investment, (D) Company Shares pursuant to the exercise of existing Company Options, or (E) Pubco Shares in connection with the Reclassification, sell or deliver any of its or any of its Subsidiaries’ equity securities or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any of its or any of its Subsidiaries’ equity securities;

Page 57 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

(ii)            (A) effect any recapitalization, reclassification, equity split or like change in its capitalization (other than the Reclassification) or (B) fail to effect the Reclassification on the terms set forth on the Reclassification Schedule;

(iii)           except for any amendments necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents (including, without limitation, the Reclassification), amend the Company’s Governing Documents or any of its Subsidiaries’ organizational documents;

(iv)           make any distribution of cash or property or otherwise declare or pay any dividend on, or make any payment on account of, the purchase, redemption, defeasance, retirement or other acquisition of, any of its common shares, as applicable, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property, in each case, outside the Company Group;

(v)            (A) sell, assign or transfer any material portion of its tangible assets, except in the Ordinary Course of Business for (1) inventory assets and (2) non-inventory assets having an aggregate value of less than $500,000 and except for sales of obsolete assets or assets with de minimis or no book value; or (B) mortgage, encumber, pledge, or impose any Lien upon any of its assets, except for Permitted Liens or in the Ordinary Course of Business or for the purpose of raising short term financing for working capital needs;

(vi)           enter into, amend, breach or terminate any Material Contract or Real Property Leases other than in the Ordinary Course of Business;

(vii)          make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (A) intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries or its Professional Practices, (B) the reimbursement of expenses of employees in the Ordinary Course of Business and consistent with past practice, (C) prepayments and deposits paid to suppliers of any Company Entity in the Ordinary Course of Business, (D) trade credit extended to customers of the Company Entities in the Ordinary Course of Business, and (E) advances to wholly owned Subsidiaries or its Professional Practices of the Company;

(viii)         enter into any other transaction with any of its directors, officers or employees or hire or terminate any directors, officers or employees, other than, in each case, with any such employee with an annual base salary of less than $400,000;

Page 58 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

(ix)           enter into, modify or terminate any employment agreement, independent contractor agreement, staffing agreement, Company Employee Benefit Plan, UK Pension Scheme, collective bargaining agreement, works council agreement, employee representative agreement, labor representative agreement, severance agreement or change of control agreement, other than, in each case, for any such individual with an annual base salary of less than $400,000 or as required by applicable Law;

(x)            cancel or modify the terms of any material third-party Indebtedness owed to any Company Entity;

(xi)           make, amend, disregard, withdraw or disclaim any material claim, election, surrender or disclaimer in respect of Taxes or material method of accounting or accounting policies of any Company Entity, in each case unless required by Law or IFRS or GAAP;

(xii)          prepare or file any Tax Return materially inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including materially inconsistent positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date), surrender any right to claim a refund of Taxes other than surrenders between Company Entities; knowingly fail to pay any material Tax as such Tax becomes due and payable unless such Tax is being contested in good faith or change its US federal income tax classification;

(xiii)         make any Tax election reasonably expected to have a material effect in a period ending after the Closing Date;

(xiv)         settle or otherwise compromise any material Claim relating to Taxes, enter into any closing agreement or similar agreement relating to Taxes, otherwise settle any material dispute relating to Taxes, or request any ruling or similar guidance with respect to Taxes, waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return);

(xv)          consent to any extension or waiver of the statutory period of limitations applicable to any material Tax matter (other than at the request of a taxing authority), file any amended material Tax Return, fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, fail to pay any material amount of Tax as it becomes due, enter into any Tax sharing, allocation or similar agreement (other than commercial contracts entered into in the Ordinary Course of Business and not primarily relating to Taxes), surrender any right to claim any refund of a material amount of Taxes, or take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(xvi)         change any Company Entity’s methods of accounting in any material respect, other than changes that are required by applicable Laws, IFRS or GAAP standards;

Page 59 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

(xvii)        merge, consolidate, combine or amalgamate any Company Entity with any Person make any acquisition of a business or a division thereof, or consummate any merger or similar business combination or enter into any binding agreement for such an acquisition, merger or similar business combination with any Person (provided that non-exclusive licenses of Intellectual Property Rights will not be deemed to be an acquisition, merger or similar business combination);

(xviii)       incur any Indebtedness for borrowed money or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person (other than a wholly owned Subsidiary of the Company) for Indebtedness, except for (A) in connection with refinancing of existing Indebtedness on terms no less favorable to the Company than, and in an aggregate principal amount not in excess of, such existing Indebtedness, or (B) borrowings under or permitted by the Company’s existing credit facilities;

(xix)         enter into any settlement, conciliation or similar Contract outside of the Ordinary Course of Business the performance of which would involve the payment by the Company Entities in excess of $500,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Company Entity;

(xx)          authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution or similar transaction involving any Company Entity;

(xxi)         enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions, other than any such Contract entered into prior to the date of this Agreement;

(xxii)        fail to maintain the Leased Real Property in substantially the same condition as of the date of this Agreement, other than ordinary wear and tear, casualty and condemnation;

(xxiii)       discontinue any material line of business or material business operations;

(xxiv)       other than in the Ordinary Course of Business, relinquish, allow to expire or terminate any license, Permit (including any Healthcare Permit), accreditation or registration, nor agree to the imposition of any undertakings, contractual limitations or adverse material modifications relating to any such license, Permit (including any Healthcare Permit), accreditation or registration; or

(xxv)        agree, whether orally or in writing, to do any of the foregoing, or agree, whether orally or in writing, to any action or omission that would result in any of the foregoing.

(b)            Nothing contained in this Agreement will give the SPAC, directly or indirectly, the right to control or direct the Company’s or any of its Subsidiaries’ operations prior to the Closing.

Page 60 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

5.02          Access to Books and Records. During the Pre-Closing Period, the Company will provide the SPAC and its authorized Representatives reasonably acceptable to the SPAC (the “SPAC’s Representatives”) with reasonable access, during normal business hours, and upon reasonable notice, to the offices, properties, senior personnel, and all financial books and records (including Tax records) of the Company Entities in order for the SPAC to have the opportunity to make such investigation as it will reasonably desire in connection with the consummation of the transactions contemplated hereby; provided, however, that in exercising access rights under this Section 5.02 SPAC’s Representatives will not be permitted to interfere unreasonably with the conduct of the business of the Company. Notwithstanding anything contained herein to the contrary, no such access or examination will be permitted to the extent that it would require the Company to disclose information subject to attorney-client privilege or attorney work-product privilege, conflict with any third-party confidentiality obligations to which the Company is bound, or violate any applicable Law.

Notwithstanding anything contained herein to the contrary, no access or examination provided pursuant to this Section 5.02 will qualify or limit any representation or warranty set forth herein or the conditions to the Closing set forth in Section 7.02(a).

5.03          Company Confidentiality. Prior to the Closing, the Company shall not disclose any Confidential Information of the SPAC, except to the Company’s Affiliates and its and their respective directors, officers, employees, agents or advisors (including without limitation legal counsel, accountants, auditors, consultants, or financial advisors) who are required to have the information in order for aid the Company in consummating the Transactions and who are subject to contractual or other confidentiality obligations at least as protective as those contained herein. The Company shall not be in violation of this Section 5.03 with regard to any disclosure in response to a valid Order or other Legal Requirement, provided that the Company gives the SPAC prompt written notice of such requirement prior to disclosure, if legally permissible, and uses its commercially reasonable effort to assist the SPAC in seeking an order protecting such Confidential Information from public disclosure. The Company will notify the SPAC in writing promptly upon any unauthorized use or disclosure of Confidential Information of the SPAC of which it becomes aware.

5.04          Exclusive Dealing. During the Pre-Closing Period, none of the Company or Merger Sub will take any action to knowingly initiate, solicit or engage in discussions or negotiations with, or knowingly provide any information to, any Person (other than the SPAC and the SPAC’s Representatives) concerning an initial public offering, recapitalization or refinancing of any member of the Company Entities (other than as contemplated by this Agreement and the other Transaction Documents, including the Subscription Agreements), any purchase of a majority of the outstanding Company Shares or any merger, sale of a majority of the assets of the Company Entities or similar transactions involving the Company Entities or their respective securities (other than assets sold in the Ordinary Course of Business and licenses (whether exclusive or non-exclusive) of the Intellectual Property Rights of a third Person) (each such transaction, an “Alternative Transaction”); provided, that this Section 5.04 will not apply to the Company or Company’s Representatives in connection with shareholder communications related to the transactions contemplated by this Agreement and the other Transaction Documents or the execution, delivery and performance thereof. The Company will, and will cause its Subsidiaries to, cease and cause to be terminated (a) any existing discussions, communications or negotiations with any Person (other than the SPAC and the SPAC’s Representatives, the PIPE Investors with respect to the PIPE Investment) conducted heretofore with respect to any Alternative Transaction, and (b) any such Person’s and its authorized Representatives’ access to any electronic data room granted in connection with any acquisition transaction. In the event that any unsolicited inquiry is made by a potential party to an Alternative Transaction, whether formal or informal, the Company will (to the extent permissible under the Takeover Code) notify the SPAC that such contact has occurred.

Page 61 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

5.05          Notification. During the Pre-Closing Period, if after the date hereof the Company has Knowledge of any fact or condition that constitutes a breach of any representation or warranty made in Article III or any covenant that would cause the conditions set forth in Section 7.03(a) or Section 7.03(b) as applicable, not to be satisfied as of the Closing Date, the Company will disclose in writing to the SPAC such breach.

5.06          Merger Sub Stockholder Approval. As promptly as reasonably practicable following the date of this Agreement (and in any event within four (4) weeks), the Company, as the sole shareholder of Merger Sub, will approve and adopt this Agreement, the Transaction Documents to which Merger Sub is or will be a party and the Transactions.

5.07          Efforts to Consummate. Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Company and Merger Sub will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the Closing conditions set forth in Section 7.01 and Section 7.02) including the Reclassification Schedule. The Parties acknowledge and agree that nothing contained in this Section 5.06 will limit, expand or otherwise modify in any way any efforts standard explicitly applicable to any of the Company’s or Merger Sub’s respective obligations set forth in this Agreement.

Page 62 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

ARTICLE VI
ACTIONS PRIOR TO THE CLOSING

The respective parties hereto covenant and agree to take the following actions:

6.01         The Registration Statements and Proxy Statement.

(a)            As soon as reasonably practicable following the date of this Agreement, (i) the SPAC shall prepare (with the Company’s reasonable cooperation) and cause to be furnished to the SEC a proxy statement to be sent or otherwise made available to the SPAC Shareholders relating to the SPAC Shareholders’ Meeting (together with any amendments or supplements thereto, the “Proxy Statement”); and (ii) the Company shall prepare (with the SPAC’s reasonable cooperation) and cause to be filed with the SEC (x) the Form F-4 (the “Form F-4”) relating to the registration of the offer and sale of Pubco Class A Shares to be issued in connection with the Merger, in which the Proxy Statement will be included, and (y) the Form 8-A (the “Form 8-A”) in connection with the registration under the Exchange Act of the Pubco Class A Shares contemplated pursuant to the Merger. The Company and the SPAC shall use their respective reasonable best efforts to have the Form F-4 and the Form 8-A declared effective under the Securities Act as soon as reasonably practicable after such filing. Each of the SPAC and the Company shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Form F-4, the Form 8-A, and Proxy Statement, and the Form F-4, the Form 8-A and Proxy Statement shall include all information reasonably requested by such other Party to be included therein. Each of the SPAC and the Company shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form F-4, the Form 8-A or Proxy Statement and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Form F-4, the Form 8-A or the Proxy Statement, as applicable. Each of the SPAC and the Company shall use its reasonable best efforts to respond as soon as reasonably practicable to any comments from the SEC with respect to the Form F-4, the Form 8-A or Proxy Statement. Notwithstanding the foregoing, prior to filing or causing to be filed the Form F-4, the Form 8-A or the Proxy Statement (or any amendment or supplement thereto) to the SEC and making it available to the shareholders of the SPAC or responding to any comments of the SEC with respect thereto, each of the SPAC and the Company shall (A) provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (B) consider in good faith all comments reasonably proposed by the other. Each of the SPAC and the Company shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Form F-4 and the Form 8-A, the issuance of any stop order relating thereto or the suspension of the qualification of the Merger Consideration for offering or sale in any jurisdiction, and each of the SPAC and the Company shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Notwithstanding anything to the contrary, neither this provision nor any other provision in this Agreement shall require counsel to either of the SPAC, the Company or their tax advisors to provide an opinion that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code or otherwise qualifies for the Intended Tax Treatment. Each of the SPAC and the Company shall also take any other action required to be taken under the Securities Act, the Exchange Act or any applicable non-U.S. or state securities or “blue sky” Laws in connection with the Merger and the issuance of the Merger Consideration. The Company shall use its reasonable best efforts to keep the Form F-4 and the Form 8-A effective as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement.

Page 63 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

(b)            The SPAC, on the one hand, and the Company, on the other hand, covenant that none of the information supplied or to be supplied by the Company or the SPAC, as applicable, for inclusion or incorporation by reference in (i) the Form F-4 or the Form 8-A will, at the time the such filing or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; or (ii) the Proxy Statement will, at the date it is first filed with the SEC in definitive form or mailed or otherwise made available to the SPAC’s shareholders or at the time of the SPAC Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form F-4 and the Form 8-A will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, it being understood that no covenant is made by the Company or Merger Sub with respect to statements or omissions made or incorporated by reference therein based on information supplied by the SPAC for inclusion or incorporation by reference therein. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder, it being understood that no covenant is made by the SPAC with respect to statements or omissions made or incorporated by reference therein based on information supplied by the Company or Merger Sub for inclusion or incorporation by reference therein.

(c)            If prior to the Effective Time, any event occurs with respect to the Company or any of its Subsidiaries, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement, the Form F-4 or the Form 8-A, in each case that is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Form F-4 or the Form 8-A, then the Company shall promptly notify the SPAC of such event, and the Company and the SPAC shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement, the Form F-4 or the Form 8-A and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to the SPAC’s shareholders.

(d)            If prior to the Effective Time, any event occurs with respect to the SPAC or any of it is Subsidiaries, or any change occurs with respect to other information supplied by the SPAC for inclusion in the Proxy Statement, the Form F-4 or the Form 8-A, in each case that is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Form F-4 or the Form 8-A, then the SPAC shall promptly notify the Company of such event, and the SPAC and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement, the Form F-4 or the Form 8-A and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to the SPAC’s shareholders.

6.02          Regulatory Filings.

(a)            The Parties shall make, or cause to be made, as promptly as practicable, all filings necessary to obtain all Regulatory Approvals. The Parties shall use their reasonable best efforts to: (i) respond to any requests for additional information made by any Governmental Entity; (ii) provide the other Party with a reasonable opportunity to review and comment on any filing, submission, response to an information request or other (oral or written) material communication to be submitted or made to any Governmental Entity and such receiving Party shall consider any such received comments in good faith; (iii) advise the other Party (and, where applicable, provide a copy) of any material written or oral communications that it receives from any Governmental Entity in respect of such filings (including in respect of any supplementary filings or submissions) and otherwise in connection with satisfying the Regulatory Approvals; and (iv) provide the other Party with a reasonable opportunity to participate in any material meetings with any Governmental Entity (subject to any opposition by a Governmental Entity to a particular party’s participation in such meeting) and participate in, or review, any material communication before it is made to any Governmental Entity.

Page 64 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

(b)          To the extent required under any Antitrust Laws, each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and no later than ten (10) Business Days after the date of this Agreement, the Parties each shall file (or cause to be filed) with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report Form as required by the HSR Act. The Parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act. The Parties each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the transactions contemplated hereby under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, any Governmental Entity and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the transactions contemplated hereby, and promptly furnish the other with copies of all such written communications; (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Entity or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Entity or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Entity.

(c)           Notwithstanding the foregoing, each Party has the right to redact or otherwise exclude a Party from receiving any confidential competitively sensitive information otherwise required to be shared under this Section 6.02, provided that such other Party’s external counsel shall be entitled to receive such confidential competitively sensitive information on an external counsel only basis. The Parties shall: (i) not agree to more than one extension of any waiting period or review being undertaken by a Governmental Entity without the other Party’s prior written consent; (ii) cause any applicable waiting periods to terminate or expire at the earliest possible date; and (iii) resist vigorously, at their respective cost and expense, any Order challenging the completion of the Merger or any temporary or permanent injunction which could delay or prevent the Closing, all to the end of expediting consummation of the Merger contemplated herein.

Page 65 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

6.03         Financial Statements. As promptly as reasonably practicable following the date of this Agreement, but in any event in connection with the Registration Statement, the Company shall provide to the SPAC: (i) the audited consolidated balance sheets of the Company as of December 31, 2019 and December 31, 2020 and the related audited statements of operations, changes in shareholders’ equity and cash flows of the Company Entities for each of the periods then ended, prepared in accordance with IFRS and PCAOB applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto); (ii) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K with respect to the periods described in clause (i); and (iii) any unaudited consolidated balance sheets and the related unaudited statements of operations, changes in shareholders’ equity and cash flows of the Company Entities that may be required to be included in the Proxy Statement and the Form F-4 pursuant to any applicable SEC requirements.

6.04         Shareholder Vote; Recommendation of the SPAC Board. Except as otherwise required by applicable Law, the SPAC, through the SPAC Board, shall recommend that the SPAC Shareholders vote in favor of adopting and approving the Merger, and the SPAC shall include such recommendation in the Proxy Statement. Prior to the termination of this Agreement in accordance with Article IX, except as otherwise required by applicable Law, neither the SPAC Board nor any committee or agent or Representative thereof shall (i) withdraw (or modify in any manner adverse to the Company), or propose to withdraw (or modify in any manner adverse to the Company), the SPAC Board’s recommendation in favor of the Merger, (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any SPAC Acquisition Transaction, (iii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow the SPAC to execute or enter into, any agreement related to a SPAC Acquisition Transaction, (iv) enter into any agreement, letter of intent, or agreement in principle requiring the SPAC to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, (v) fail to recommend against any SPAC Acquisition Transaction, (vi) fail to re-affirm the aforementioned SPAC Board recommendation of the Merger at the written request of the Company within five (5) Business Days, or (vii) resolve or agree to do any of the foregoing (each of the foregoing, a “SPAC Change in Recommendation”); provided, however, that the SPAC Board shall not be entitled to make, or agree or resolve to make, a SPAC Change in Recommendation unless (i) the SPAC delivers to the Company a written notice (a “SPAC Recommendation Change Notice”) advising the Company that the SPAC Board proposes to take such action and containing the material facts underlying the SPAC Board’s determination that a SPAC Change in Recommendation is required by applicable Law, and (ii) at or after 5:00 p.m., New York City time, on the fourth Business Day immediately following the day on which SPAC delivered the SPAC Recommendation Change Notice (such period from the time the SPAC Recommendation Change Notice is provided until 5:00 p.m. New York City time on the fourth Business Day immediately following the day on which SPAC delivered the SPAC Recommendation Change Notice (it being understood that any material development with respect to the facts underlying the SPAC Board’s determination that a SPAC Recommendation Change is required by applicable Law shall require a new notice but with an additional three Business Day (instead of four Business Day) period from the date of such notice, the “SPAC Recommendation Change Notice Period”)), the SPAC Board reaffirms that the SPAC Change in Recommendation is required by applicable Law. If requested by the Company, the SPAC will, and will use its reasonable best efforts to cause its Representatives to, during the SPAC Recommendation Change Notice Period, engage in good faith negotiations with the Company and its Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for a SPAC Change in Recommendation.

Page 66 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

6.05         SPAC Shareholders’ Meeting.

(a)           The SPAC shall take all action necessary under applicable Law to, in consultation with the Company, establish a record date for, call, give notice of and hold a meeting of the holders of SPAC Shares to consider and vote on the Merger, the Equity Plans and any other proposals set forth in the Proxy Statement (such meeting, the “SPAC Shareholders’ Meeting”). The SPAC Shareholders’ Meeting shall be held as promptly as practicable, in accordance with applicable Law and the SPAC’s Governing Documents, after the Form F-4, is declared effective by the SEC. The SPAC shall take reasonable measures to ensure that all proxies solicited in connection with the SPAC Shareholders’ Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the SPAC Shareholders’ Meeting, or a date preceding the date on which the SPAC Shareholders’ Meeting is scheduled, the SPAC reasonably believes that (i) it will not receive proxies sufficient to obtain the SPAC Required Vote, whether or not a quorum would be present, or (ii) it will not have sufficient SPAC Shares represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the SPAC Shareholders’ Meeting, the SPAC may postpone or adjourn, or make one or more successive postponements or adjournments of, the SPAC Shareholders’ Meeting as long as the date of the SPAC Shareholders’ Meeting is not postponed or adjourned more than an aggregate of 30 calendar days in connection with any postponements or adjournments.

(b)           the SPAC’s obligation to call, give notice of and hold the SPAC Shareholders’ Meeting in accordance with Section 6.05(a) shall not be limited or otherwise affected by any breach by the SPAC of Section 6.04.

6.06         Listing; Public Filings.

(a)           During the Pre-Closing Period, the SPAC and the Company will cooperate with one another and use their respective reasonable best efforts to cause, pursuant to appliable Law and the rules and regulations of the NASDAQ, (i) the delisting of the SPAC Shares from the NASDAQ as promptly as practicable after the Effective Time, and (ii) the deregistration of the SPAC Shares pursuant to the Exchange Act as promptly as practicable after such delisting.

(b)           The Company shall use its reasonable best efforts to cause the Pubco Class A Shares to be issued in connection with the Transactions to be approved for listing on the Nasdaq market(s), subject to official notice of issuance, prior to the Closing Date. Such shares shall be listed on the Closing Date under a ticker symbol to be mutually agreed upon in writing by the parties. The Company shall submit prior to the Closing an initial listing application with the Nasdaq (the “Nasdaq Listing Application”) with respect to such shares. Each of the SPAC and the Company shall promptly furnish all information concerning itself and its Affiliates as may be reasonably requested by the other party and shall otherwise reasonably assist and cooperate with the other party in connection with the preparation, filing and distribution of the Nasdaq Listing Application. The Company will use its reasonable best efforts to (i) cause the Nasdaq Listing Application, when filed, to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the Nasdaq or its staff concerning the Nasdaq Listing Application, and (iii) have the Nasdaq Listing Application approved by the Nasdaq as promptly as practicable after such filing. No submission of, or amendment or supplement to, the Nasdaq Listing Application, or response to the Nasdaq comments with respect thereto, will be made by the Company and the SPAC, as applicable, without the other party’s prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing such other party a reasonable opportunity to review and comment thereon.

Page 67 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

(c)           The Company will promptly notify the SPAC upon the receipt of any comments from the Nasdaq or any request from the Nasdaq for amendments or supplements to the Nasdaq Listing Application and will, as promptly as practicable after receipt thereof, provide the SPAC with copies of all material correspondence between it and its Representatives, on the one hand, and the Nasdaq, on the other hand, and all written comments with respect to the Nasdaq Listing Application received from the Nasdaq and advise the SPAC on any oral comments with respect to the Nasdaq Listing Application received from the Nasdaq. The Company will advise the SPAC, promptly after the Company receives notice thereof, of the time of the approval of the Nasdaq Listing Application and the approval of the Pubco Class A Shares to be issued in connection with the Transactions for listing on the Nasdaq, subject only to official notice of issuance.

(d)           During the Pre-Closing Period, the SPAC will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities Laws.

6.07         Non-Transfer of Certain SPAC Intellectual Property.

(a)           The Company acknowledges that the SPAC is in possession of certain confidential and proprietary information of third parties received in connection with the SPAC’s evaluation of alternative business combinations, including but not limited to, information concerning the business, financial condition, operations, assets and liabilities, trade secrets, know-how, technology, customers, business plans, Intellectual Property Rights, promotional and marketing efforts, the existence and progress of financings, mergers, sales of assets, take-overs or tender offers of third parties, including the SPAC’s, Merger Sub’s and their respective Representatives’ internal notes and analysis concerning such information (collectively, “Evaluation Material”), and that the Evaluation Material is or may be subject to confidentiality or non-disclosure agreement. The Company acknowledges and agrees it has no right or expectancy in or to the Evaluation Material and the such Evaluation Material shall, without any further action of the Company or the SPAC, vest in the Sponsor at the Effective Time.

(b)          The Company shall have no right or expectancy in or to the name “Alkuri Acquisition Corp.” or any derivation thereof, the trading symbol “KURI,” the SPAC’s internet domain name, or the Intellectual Property Rights therein and all such property shall, without any further action of the Company or the SPAC, vest in the Sponsor at the Effective Time.

Page 68 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

6.08         No Claim Against SPAC Trust. Each of the Company and Merger Sub acknowledges that it has read the Prospectus and that the SPAC has established the SPAC Trust from the proceeds of its initial public offering (“IPO”) and from certain private placements occurring simultaneously with the IPO for the benefit of the holders of SPAC Public Shares (the “Public Shareholders”) and certain parties (including the underwriters of the IPO) and that, except for a portion of the interest earned on the amounts held in the SPAC Trust, the SPAC may disburse monies from the SPAC Trust only: (a) to the Public Shareholders in the event they elect to redeem SPAC Share in connection with the consummation of the SPAC’s initial business combination (as such term is used in the Prospectus) (“Business Combination”), (b) to the Public Shareholders if the SPAC fails to consummate a Business Combination by February 3, 2023, (c) any amounts necessary to pay any Taxes, or (d) to, or on behalf of, the SPAC after or concurrently with the consummation of a Business Combination. Each of the Company and Merger Sub hereby agrees that, it does not now and shall not at any time hereafter have (other than its rights upon and after Closing) any right, title, interest or claim of any kind in or to any monies in the SPAC Trust or distributions therefrom, or make any claim prior to Closing against the SPAC Trust, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Claims”). Each of the Company and Merger Sub hereby irrevocably waives any Claims it may have against the SPAC Trust (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the SPAC and will not, prior to the Closing, seek recourse against the SPAC Trust (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement). For the avoidance of doubt, notwithstanding anything to the contrary contained herein, the waivers under this Section 6.08 will continue to apply at and after the Closing or termination of this Agreement (as applicable) to distributions made to redeeming Public Shareholders and for transaction expenses paid. Each of the Company and Merger Sub agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the SPAC to induce it to enter into this Agreement. This Section 6.08 shall not limit the Company’s or Merger Sub’s right to seek specific performance against the SPAC pursuant to Section 11.17, including the right to seek specific performance against the SPAC to require the SPAC to take such actions contemplated by this Agreement subject to the satisfaction of the SPAC’s conditions to the Closing in Section 7.02, and to comply with the terms of the SPAC Trust Agreement, including distribution of funds from the SPAC Trust upon the Closing in accordance with the terms of this Agreement.

6.09         Equity Plans. The Parties agree that the Company shall establish a customary equity incentive plan with an initial pool of approximately 10% of the outstanding shares of the Company as of immediately following the Closing plus an additional 1,200,000 Pubco Class A Shares with an evergreen annual replenishment on January 1st of each calendar year for a period of up to 10 years of 5% of the outstanding shares of Pubco Class A Shares on December 31st of the preceding calendar year or such lesser number of shares of Pubco Class A Shares determined by the board of directors of the Surviving Company (as agreed and adopted, the “Pubco Equity Incentive Plan”) and to adopt such agreed plan in advance of Closing. The Company shall have the Pubco Equity Incentive Plan approved by ordinary resolution of the Company passed prior to the Closing. The SPAC shall have the Pubco Equity Incentive Plan approved by the holders of SPAC Shares at the SPAC Shareholders’ Meeting.

ARTICLE VII
CONDITIONS TO CLOSING

7.01         Mutual Conditions to the Parties’ Obligations. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver in writing by the SPAC, the Company and Merger Sub in writing) of the following conditions as of the Closing Date:

Page 69 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

(a)           The Form F-4 and the Form 8-A shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or Legal Proceedings seeking a stop order.

(b)           All material Regulatory Approvals required to consummate the Merger and the transactions contemplated hereby (including those set forth on Section 7.01 of the Company Disclosure Letter) shall have been obtained and any mandatory waiting periods related thereto (including any extension thereof) shall have expired or been terminated.

(c)           All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the transactions under the HSR Act shall have expired or been terminated.

(d)          The SPAC Shareholder Approval shall have been obtained;

(e)           No Order will have been entered and no Law will be in effect that prevents or makes illegal the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declares unlawful the transactions contemplated by this Agreement or causes such transactions to be rescinded;

(f)           The Pubco Shares (including the Pubco Class A Shares to be issued in connection with the Transactions) shall have been approved for listing on Nasdaq following Closing, subject only to official notice of issuance;

(g)           Each of the Company and Merger Sub on the one hand, and the SPAC, on the other hand, shall have received reasonably satisfactory evidence that, following the Effective Time, the Company will qualify as a foreign private issuer pursuant to Rule 4b-4 of the Exchange Act as of the Closing; and

(h)          The SPAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately prior to the Effective Time;

7.02         Conditions to Company’s and Merger Sub’s Obligations. The obligations of the Company and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Company and Merger Sub in writing) of the following conditions as of the Closing Date:

Page 70 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

(a)           (i) the SPAC Fundamental Representations (other than the representations and warranties set forth in Section 2.04) shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case only as of such earlier date), (ii) the representations and warranties set forth in Section 2.04 shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case only as of such earlier date), (iii) the representations and warranties set forth in Section 2.08(a) shall be true and correct in all respects, and (iv) all representations and warranties contained in Article II of this Agreement (other than the SPAC Fundamental Representations and Section 2.08(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case only as of such earlier date), except, in the case of this clause (a)(iv), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitations set forth therein) has not had, and would not have, a SPAC Material Adverse Effect;

(b)           The SPAC will have performed and complied with in all material respects with the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c)           The SPAC will have delivered Closing SPAC Cash at the Closing in an amount that equals or exceeds $230,000,000.

(d)          The SPAC will have delivered to the Company each of the following:

(i)            a certificate of an authorized officer of the SPAC, solely in his or her capacity as such and not in his or her personal capacity, dated as of the Closing Date, stating that the conditions specified in Section 7.02(a) and Section 7.02(b), as they relate to the SPAC, have been satisfied;

(ii)           other than the Sponsor Designee in his or her capacity as a director, at or prior to the Closing, the directors and officers of the SPAC shall have resigned or otherwise been removed, effective as of the Closing; and

(iii)          (a) a statement from the SPAC that the SPAC is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation”, as defined in Section 897(c)(2) of the Code, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and (b) a notice to be delivered to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Company to deliver such notice to the IRS on behalf of the SPAC following the Closing, each dated as of the Closing Date, duly executed by an authorized officer of the SPAC, and in form and substance reasonably satisfactory to Company.

7.03         Conditions to the SPAC’s Obligations. The obligation of the SPAC to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or, if permitted by applicable Law, waiver by the SPAC in writing) of the following conditions as of the Closing Date:

Page 71 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

(a)           (i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.04(a) and (c)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case only as of such earlier date), (ii) the representations and warranties set forth in Section 3.04(a) and (c) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case only as of such earlier date), (iii) the representations and warranties set forth in Section 3.07 the representations and warranties set forth in Section 3.06(a) shall be true and correct in all respects, and (iv) all representations and warranties contained in Article III of this Agreement (other than the Company Fundamental Representations and Section 3.06(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case only as of such earlier date), except, in the case of this clause (a)(iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitations set forth therein) has not had, and would not have, a Material Adverse Effect;

(b)           The Company and Merger Sub will have performed and complied with in all material respects with the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c)           The SPAC shall have received a duly executed counterpart signature page of the Director Nomination Agreement, the form of which is attached hereto as Exhibit F (the “Director Nomination Agreement”), which shall be effective immediately following the Effective Time;

(d)           There will not have been a Material Adverse Effect since the date hereof;

(e)           The Reclassification shall have been consummated in accordance with the terms of the Reclassification Schedule;

(f)            The Written Consent shall not be revoked or modified; and

(g)           The Company will have delivered to the SPAC a certificate of an authorized officer of each of the Company and Merger Sub in his or her capacity as such, dated as of the Closing Date, stating that the conditions specified in Section 7.03(a) and Section 7.03(b), as they relate to such entity, have been satisfied.

7.04         Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.07. The SPAC may not rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was proximately caused by the SPAC’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 4.04.

Page 72 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

ARTICLE VIII
INDEMNIFICATION OF OFFICERS AND DIRECTORS OF THE SPAC

8.01         Indemnification of Officers and Directors of the SPAC. If the Closing occurs, the Company and the Surviving Company shall cause all rights to indemnification and advancement of expenses and all limitations on liability existing in favor of any employee, officer or director of any of the SPAC (collectively, the “SPAC Indemnitees”), as provided in the Articles of Memorandum and Association or the Charter Documents (as applicable) and any indemnification agreements of the SPAC, to survive the consummation of the transactions contemplated hereby and continue in full force and effect and be honored by the Surviving Company and the Company Entities after the Closing (including, for the avoidance of doubt, that at and after the Closing, the Company agrees to assume and guarantee any such indemnification obligations to the SPAC Indemnitees). After the Effective Time, the Company Entities and the Surviving Company shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of (i) the Charter Documents in effect immediately prior to the Effective Time and (ii) any indemnification agreements of the SPAC with any of their respective directors, officers or employees as in effect immediately prior to the Effective Time (including, for the avoidance of doubt, that at and after the Closing, the Company agrees to assume and guarantee any such indemnification agreements in favor of the SPAC Indemnitees as in effect immediately prior to the Effective Time), and in each case of clauses (i) and (ii) shall not amend or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the SPAC. The obligations of the Company Entities and the Surviving Company under this Section 8.01 shall not be terminated or modified in such a manner as to adversely affect any SPAC Indemnitee to whom this Section 8.01 applies without the consent of such affected SPAC Indemnitee (it being expressly agreed that the SPAC Indemnitees to whom this Section 8.01 applies shall be intended third party beneficiaries of this Section 8.01).

8.02         Indemnification by Successors and Assigns. In the event the Company, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets or stock or other equity interests to any Person, then and in each such case, the Company shall ensure that proper provision shall be made so that the successors and assigns of the Company or the Surviving Company, as the case may be (or their respective successors and assigns), shall assume the obligations set forth in this Article VIII.

8.03         Tail Policy. The SPAC shall, or shall cause its Affiliates to, obtain at the Company’s expense a “tail” directors’ and officers’ liability insurance policy, effective for a period of at least six (6) years from the Closing Date, for the benefit of the SPAC or any of their officers and directors, as the case may be, with respect to claims arising from facts or events that occurred on or before the Closing Date. The Company shall cause such “tail” policy to be maintained in full force and effect, for its full term, and cause the Surviving Company to honor all obligations thereunder.

8.04         Insurance. Prior to the Closing, the Company shall obtain directors’ and officers’ liability insurance that shall be effective as of the Closing and will cover (i) those Persons who were directors and officers of the Company prior to the Closing, and (ii) those Persons who will be the directors and officers of the Company and its Subsidiaries at and after the Closing on terms not less favorable that the better of (A) the terms of the current directors’ and officers’ liability insurance in place for the SPAC and the Company’s directors and officers, and (B) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on the Nasdaq which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as the Company.

Page 73 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

ARTICLE IX
TERMINATION

9.01         Termination. This Agreement may be terminated at any time prior to the Closing:

(a)           by the mutual written consent of the Company and the SPAC;

(b)           by the Company by written notice to the SPAC, if any of the representations or warranties of the SPAC set forth in Article II will not be true and correct, or if the SPAC has failed to perform any covenant or agreement on the part of the SPAC set forth in this Agreement (including an obligation to consummate the Closing), such that, in each case, any condition to the Closing set forth in either Section 7.02(a) or Section 7.02(b) could not be satisfied at or prior to the Outside Date and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (if capable of being cured) within 30 days after written notice thereof is delivered to the SPAC; provided that the Company or Merger Sub is not then in breach of this Agreement so as to cause any condition to the Closing set forth in either Section 7.03(a) or Section 7.03(b) to not be satisfied at or prior to the Outside Date;

(c)           by the SPAC by written notice to the Company, if any of the representations or warranties of the Company or Merger Sub set forth in Article III will not be true and correct, or if the Company or Merger Sub has failed to perform any covenant or agreement on the part of the Company or Merger Sub, respectively, set forth in this Agreement (including an obligation to consummate the Closing), such that, in each case, any condition to the Closing set forth in either Section 7.03(a) or Section 7.03(b) could not be satisfied at or prior to the Outside Date and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured (if capable of being cured) within 30 days after written notice thereof is delivered to the Company or Merger Sub; provided, that the SPAC is not then in breach of this Agreement so as to cause any condition to the Closing set forth in Section 7.02(a) or Section 7.02(b) from being satisfied at or prior to the Outside Date;

(d)           by the Company or the SPAC by written notice to the opposing party, as applicable, if the Closing has not occurred on or prior to the Outside Date and the Party seeking to terminate this Agreement pursuant to this Section 9.01(d) (including, in the case of the Company, Merger Sub) will not have breached in any material respect its obligations under this Agreement in any manner that will have proximately caused the failure to consummate the transactions contemplated by this Agreement on or prior to the Outside Date;

(e)           by the Company or the SPAC, by written notice from the SPAC or the Company to the opposing party, as applicable, if any Governmental Entity of competent jurisdiction shall have issued an Order, enacted any Law or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and, in the case of Orders and other actions, such Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(e) shall not be available to the party seeking to terminate if any action of such party or any failure of such party to act has been the primary cause of, or primarily resulted in, such Order or other action and such action or failure constitutes a breach of this Agreement;

Page 74 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

(f)            by the Company by written notice to the SPAC if, prior to obtaining the SPAC Shareholder Approval, a SPAC Change in Recommendation has occurred or the SPAC shall have failed to include the SPAC Board’s recommendation in the Proxy Statement distributed to SPAC Shareholders; provided, however, that the Company may not terminate this Agreement pursuant to this Section 9.01(f) if the SPAC Shareholder Approval has been obtained prior to such termination; and

(g)           by either the Company or the SPAC if the meeting of the SPAC Shareholders to be held in accordance with the Proxy Statement has been held (including any adjournment thereof), and the SPAC Shareholder Approval shall not have been obtained at the meeting of SPAC Shareholders (including any adjournment thereof).

9.02         Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, all obligations of the Parties hereunder (other than the last sentence of Section 4.02, this Section 9.02 and Article XI, which will survive the termination of this Agreement (other than the provisions of Section 11.18, which will terminate)) will terminate without any liability of any Party to any other Party; provided, further, that no termination will relieve a Party from any liability arising from or relating to any Willful Breach of this Agreement or any Transaction Documents.

ARTICLE X
DEFINITIONS

10.01       Definitions. For purposes hereof, the following terms when used herein will have the respective meanings set forth below:

“Affiliate” or “Affiliates” of any particular Person means any other Person controlling, controlled by, or under common control with, such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning set forth in specified in the preamble.

“AI Technologies” means deep learning, machine learning, and other artificial intelligence technologies, including any and all (a) algorithms or systems or Software that make use of or employ neural networks, statistical learning algorithms (including linear and logistic regression, support vector machines, random forests, and k-means clustering) or reinforcement learning, and (b) proprietary embodied artificial intelligence and related hardware or equipment.

“Alternative Transaction” has the meaning specified in Section 5.04.

Page 75 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

“Amended and Restated Memorandum and Articles of Association” has the meaning set forth in the Recitals.

“Anti-Corruption Laws” means, collectively, the U.S. Foreign Corrupt Practices Act (FCPA), the UK Bribery Act 2010, applicable laws passed pursuant to the UN Convention against Corruption, and any other applicable laws and regulations regarding corruption, bribery, or gifts, hospitalities, or expense reimbursements to public officials and private persons which are applicable in countries where the Company Entities engage in business.

“Antitrust Laws” means the HSR Act or any national or international federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or abuse of a dominant position or restraint of trade or the significant impediment of effective competition or the prevention, restriction or distortion of competition.

“Associated Person” has the meaning specified in Section 3.22(c)(ii)

“Audit Reports” has the meaning specified in Section 3.22(c)(ii).

“Business Combination” has the meaning specified in Section 6.08.

“Business Day” means a day that is neither a Saturday or a Sunday nor any public holiday or other day on which banking institutions in New York, New York, Jersey, Channel Islands and/or London, United Kingdom are not open for the transaction of normal business.

“Cash and Cash Equivalents” means the unrestricted cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts.

“Certificate of Merger” has the meaning specified in Section 1.01(b).

“Charter Documents” has the meaning specified in Section 1.03.

“Claims” has the meaning specified in Section 6.08.

“Closing” has the meaning specified in Section 1.07.

“Closing Date” has the meaning specified in Section 1.07.

“Closing SPAC Cash” means an amount equal to: (a) the funds contained in the Trust Account as of the Effective Time; plus (b) all other Cash and Cash Equivalents of the SPAC (excluding, for the avoidance of doubt, any amount in the foregoing clause “(a)”); plus (c) the amount delivered to the Company prior to the Closing in connection with the consummation of the PIPE Investment; minus (d) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any SPAC Shares pursuant to the Offer (to the extent not already paid).

“Code” means the Internal Revenue Code of 1986, as amended.

Page 76 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

“Company” has the meaning specified in the preamble.

“Company Board” means the board of directors of the Company.

“Company Class A Shares” means the A ordinary shares of $0.00001277 each in the capital of the Company, having the rights and being subject the restrictions, set out in the Memorandum and Articles of Association.

“Company Class B Shares” means the Class B ordinary shares of $0.00001277 each in the capital of the Company, having the rights and being subject the restrictions, set out in the Memorandum and Articles of Association.

“Company Class C Shares” means the series C preferred shares of $0.00001277 each in the capital of the Company, having the rights and being subject the restrictions, set out in the Memorandum and Articles of Association.

“Company Class G1 Shares” means the G1 ordinary redeemable shares of $0.00001277 each in the capital of the Company, having the rights and being subject the restrictions set out in the Memorandum and Articles of Association.

“Company Disclosure Letter” has the meaning specified in Article III.

“Company Entity(ies)” means the Company, its Subsidiaries (including Merger Sub) and the Professional Practices.

“Company Entity Business” has the meaning specified in Section 3.12(a).

“Company Entity Intellectual Property” has the meaning specified in Section 3.12(a).

“Company Entity Owned Intellectual Property” has the meaning specified in Section 3.12(a).

“Company Entity Products” means all products, including all versions, derivative works, releases, and models of all products (including all software products), and services marketed, distributed, licensed, provided, or sold (or proposed to be marketed, distributed, licensed, provided, or sold) by any of the Company Entities.

“Company Entity Software” has the meaning specified in Section 3.12(a).

“Company Employee Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and all other Company standard forms of stock purchase, stock option, restricted stock, severance, retention, employment, individual consulting, change-of-control, bonus, incentive, deferred compensation, employee loan, welfare, medical, health, disability, fringe benefit and other benefit plan, agreement, program or policy (i) that is sponsored, maintained, contributed to, or required to be contributed to, by a Company Entity for the benefit of any officer, employee, consultant or director of a Company Entity or (ii) with respect to which any Company Entity has any liability (including contingent liability through any ERISA Affiliate).

Page 77 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.01 (Existence and Good Standing), Section 3.02 (Authority; Enforceability), Section 3.04 (Capitalization; Subsidiaries), and Section 3.23 (Brokers).

“Company Group” has the meaning specified in Section 11.19(b).

“Company Option” means an option to purchase Company Class B Ordinary Shares.

“Company’s Representatives” has the meaning specified in Section 4.02.

“Company Shares” means, collectively, the Company Class A Shares, Company Class B Shares, Company Class C Shares and Company Class G1 Shares.

“Company Shareholder(s)” means a person recorded as the holder of Company Shares as of immediately prior to the Effective Time.

“Company Shareholder Approval” means the approval of any and all matters, and/or passing of any and all resolutions, contained in the Company Shareholder Proposals, in each case, by the requisite number of Company Shareholders for the purposes of applicable Laws, the Memorandum and Articles of Association and the Shareholders’ Agreement and all other purposes.

“Company Shareholder Proposals” shall have the meaning set forth in the Consent Schedule.

“Confidential Information” means any information that one party discloses, directly or indirectly, to the other party, whether embodied in tangible form or disclosed visually or orally and whether or not designated as “confidential” or “proprietary” or by some similar designation, relating to the prior, current or prospective business of the disclosing party, including, without limitation, business models, business opportunities, business plans, financial information, market research, marketing plans, pricing and cost data, customers, suppliers, employees, contractors, ideas, improvements, products and product plans, technologies, research activities and results, information regarding genetic or other biological materials, gene sequences, cell lines, viruses, plasmids, vectors, compounds, protocols, assays and clinical trials, and any other information that should be reasonably understood by the receiving party to be the confidential or proprietary information of the disclosing party. Confidential Information shall not include information (i) that has entered the public domain through no fault of the receiving party, (ii) rightfully known by the receiving party without obligation of confidentiality to any third party prior to receipt of same from the disclosing party, (iii) independently developed by the receiving party without using any Confidential Information of the disclosing party, and (iv) generally made available by the disclosing party without obligation of confidentiality.

“Consolidated Company Group” means, together, Babylon Partners Limited, Babylon Healthcare Services Limited, Babylon Rwanda Limited, Babylon Inc., Babylon Health Canada Limited, Babylon Malaysia SDN BDN, Babylon International Limited, Babylon Health Ireland Limited, Babylon Singapore PTE Limited, Health Innovators Inc, Acquisition Corp, Babylon Technology LTDA, Babylon Healthcare Inc, Babylon Healthcare NJ, PC, Babylon Healthcare, PLLC, Marcus Zachary DO, OC, California Telemedicine Associates, PC, Telemedicine Associates, PC, Babylon Healthcare, PC and Babylon Healthcare NC, PC. .

Page 78 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

“Contract” means any written, oral or other agreement, contract, subcontract, settlement agreement, lease, instrument, note, warranty, purchase order, license, sublicense, or commitment that is legally binding, as in effect as of the date hereof.

“COVID-19” means SARS-CoV-2, coronavirus or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Tax Measure” means any legislation or order enacted or issued by any Governmental Entity with respect to any Tax matter in response to COVID-19 (including, without limitation, the CARES Act and the Memorandum for the Secretary of the Treasury signed by President Trump on August 8, 2020) and any administrative authority issued pursuant to such legislation or order or otherwise issued with respect to any Tax matter in response to COVID-19 (including, without limitation, IRS Notice 2020-65).

“date hereof” has the meaning set forth in specified in the preamble.

“Deferred Shares” means, after the Reclassification, the deferred shares of $0.0000422573245084686 each in the capital of the Company, having the rights and being subject to the restrictions, set out in the Amended and Restated Memorandum and Articles of Association.

“DGCL” means the Delaware General Corporation Law.

“Director Nomination Agreement” has the meaning set forth in Section 7.03(c).

“Disclosure Letters” has the meaning specified in Article III.

“DTC” has the meaning specified in Section 1.08.

“Earnout Shares” has the meaning specified in Section 1.08(c)(i).

“EEA” means European Economic Area.

“Effective Time” has the meaning specified in Section 1.01(b).

“Encumbrance” means any lease, pledge, option, easement, deed of trust, right of way, encroachment, conditional sales agreement, security interest, mortgage, adverse claim, encumbrance, covenant, condition, restriction of record, right of pre-emption, charge or restriction of any kind (except for restrictions on transfer under the Securities Act and applicable state securities laws), including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, whether voluntarily incurred or arising by operation of Law, and includes any agreement to give any of the foregoing in the future.

Page 79 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

“Environmental Claim” means any claim, action, cause of action, written notice or demand by any Person or investigation by any Governmental Entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened Release of, or any exposure to, any Hazardous Materials at any location, whether or not owned or operated by the Company, or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

“Environmental Laws” means all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health (to the extent relating to exposure to Hazardous Materials) or the environment, including laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the Company Entities or the Company or its Subsidiaries, as applicable.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture, equity ownership interests or other equity, equity-based or similar rights or interest in or with respect to any Person (including any stock appreciation, phantom stock, profit participation, equity appreciation, or similar rights), any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor, and any other purchase rights, subscription rights, preemptive rights, participation rights, rights of first refusal, rights of first offer, or other Contracts or commitments with respect to any of the foregoing.

“Equity Plans” has the meaning specified in Section 6.09.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means a nationally recognized bank or transfer agent reasonably acceptable to the Company and the SPAC.

“Exchange Agent Agreement” has the meaning specified in Section 1.06(a).

“Excluded Shares” has the meaning specified in Section 1.02(c).

“FDA” means the United States Food and Drug Administration.

“Financial Statements” has the meaning specified in Section 3.05(a).

“Founder” means Dr. Ali Parsadoust, ALP Partners Limited and Parsa Family Foundation; provided, however, that for purposes of Section 1.08, “Founder” shall only mean Dr. Ali Parsadoust.

“GAAP” means United States generally accepted accounting principles, consistently applied, as in effect as of the Reference Time.

Page 80 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

“Government Contracts” has the meaning set forth in Section 3.10(c).

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs (including any shareholders’ agreement). For example, the “Governing Documents” of a corporation incorporated in Delaware are its certificate of incorporation and by-laws or Memorandum and Articles of Association, the “Governing Documents” of a limited partnership organized in Delaware are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company formed in Delaware are its operating agreement and certificate of formation.

“Governmental Entity” means any federal, national, state, foreign, provincial, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof in any jurisdiction in which a Company Entity operates.

“Governmental Program(s)” means (i) the Medicare program established under and governed by the applicable provisions of Title XVIII of the Social Security Act, the regulations promulgated thereunder and any legally-binding sub-regulatory guidance issued (“Medicare”), (ii) the Medicaid program governed by the applicable provisions of Title XIX of the Social Security Act, the regulations promulgated thereunder, as well as any state’s Laws implementing the Medicaid program (“Medicaid”), and (iii) any other national, state or federal health care program or plan in any jurisdiction where any Company Entity operates.

“Hazardous Materials” means any chemical, material, waste or substance regulated under applicable Environmental Law as a hazardous waste, hazardous material, hazardous substance, extremely hazardous waste, restricted hazardous waste, pollutant, contaminant, toxic substance or toxic waste, including per- and polyfluoroalkyl substances.

Page 81 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

“Healthcare Laws” means any Laws, including, but not limited to, any requirements with respect to any Healthcare Permit, related to (v) the regulation of the healthcare industry (including, but not limited to, the telemedicine, telehealth or telestroke industry, the hospital industry, the medical device industry, independent practice associations, and the physician practice management industry), and the regulation of Professionals, (w) payment for items from or the services of healthcare suppliers or providers (including, but no limited to, hospitals, long term facilities, nursing facilities, assisted living facilities, the Professional Practices, and the Professionals), including, but not limited to, any Company Entity Products, (x) documentation, coding, or billing as related to the provision of and payment for health care items and services, (y) completion, quality, accuracy, and maintenance of records, files, and documentation related to the provision of health care items and services, or (z) the licensure, certification, qualification or authority to transact business in connection with the provision or arrangement of, health services, health benefits or health insurance, including, but not limited to, Laws that regulate managed care, healthcare service plans, health maintenance organizations, Third Party Payors and persons bearing the financial risk for the provision or arrangement of health care services, including, but not limited to, risk bearing organizations and independent physician associations, and, without limiting the generality of the foregoing, Laws relating to any Governmental Program. Healthcare Laws include, as applicable, the following, as each may be amended from time to time: (i) 42 U.S.C. § 1320a-7b(b) (commonly called the Anti-Kickback Law), its implementing regulations, and all same or similar state Laws; (ii) 42 U.S.C. § 1320a-7a (commonly called the Civil Monetary Penalty Statute), and all same or similar state Laws; (iii) 42 U.S.C. § 1395nn (commonly called the Stark Law), its implementing regulations, and all same or similar state Laws; (iv) 31 U.S.C. § 3729 (commonly called the Federal False Claims Act), and all same or similar state Laws; (v) the health care fraud criminal provision under the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104- 191); (vi) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152); (vii) the Deficit Reduction Act of 2005, (Public Law 109-171), 42 U.S.C. § 1396a(a)(68); (viii) all applicable requirements of the federal Controlled Substances Act, 21 U.S.C. § 31, and all requirements to maintain a Drug Enforcement Agency registration and any and all same or similar state Laws; (ix) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), as amended, and the regulations promulgated thereunder, and all same or similar state Laws; (x) all federal or state Laws relating to robots, remote presence devices, medical devices, wireless medical devices, mobile telemedicine workstations or carts, mobile health devices, mobile medical applications or video or wireless mobility solutions related to the provision of telemedicine, telehealth or telestroke services; (xi) all federal or state Laws relating to the practice of medicine or other healthcare service including, but not limited to, the practice of nursing, psychology, counseling, or mental health profession, the corporate practice of medicine, fee splitting, telemedicine/telehealth, or online prescribing; (xii) all state insurance Laws governing, regulating or pertaining to the payment for healthcare related items or services; (xiii) all Laws, legally-binding manuals, and legally-binding guidance relating to Medicare (including, but not limited to, Medicare Part D and Medicare Advantage), Medicaid, state Medicaid contract management organizations, Medicare Advantage programs, and Medicaid-Waiver programs; (xiv) 18 U.S.C. § 287; (xv) 18 U.S.C. § 1001; (xvi) 18 U.S.C. § 1035; and (xvii) 18 U.S.C. §1347; and (xviii) 18 U.S.C. § 1516, and, in each case, including the equivalent Laws in any jurisdiction in which any Company Entity operates. Healthcare Laws does not include Privacy and Security Requirements.

“Healthcare Permits” means all licenses, permits, consents, waivers, approvals, certificates, registrations, concessions, exemptions, orders, franchises and any other authorizations necessary or required under any Healthcare Law (including, as applicable, by any Governmental Entity) related to the conduct of the business of the Company Entities, including the Professional Practices, and delivery of professional services by each Professional.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, the health information privacy and security provisions of the Health Information Technology for Economic and Clinical Health Act, and the regulations and other legally-binding guidance issued by a Governmental Entity thereunder, including but not limited to the Privacy, Security, Breach Notification, and Enforcement Rules at 45 C.F.R. Parts 160 through 164.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder.

“IFRS” means International Financial Reporting Standards.

Page 82 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

“Indebtedness” means, as of any time of determination, without duplication, (a) the unpaid principal amount of, and accrued and unpaid interest on, all indebtedness for borrowed money of the Company Entities, including liabilities of the Company Entities evidenced by bonds, debentures, notes or other similar instruments or debt securities, (b) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (c) all obligations of the Company Entities under leases required in accordance with the Company’s historic accounting principles to be capitalized on a balance sheet of the Company Entities, (d) any costs associated with termination of any of the Company Entities’ interest rate, hedge and currency swap arrangements and any other arrangement of the Company Entities designed to provide protection against fluctuations in interest or currency rates that is being terminated as of the Closing Date including all obligations or unrealized losses of the Company Entities pursuant to such arrangements, (e) any obligation of the Company Entities to any Person (other than another Company Entity) for the deferred purchase price of property or services (other than trade payables incurred in the Ordinary Course of Business) or otherwise secured by a Lien (other than a Permitted Lien), including any promissory notes, contractual payment obligations, earn-outs, contingent payment obligations, non-compete or other restrictive covenant payments, including any such “earnout” obligation or “seller notes” arising from the acquisition of a business, and (f) any direct or indirect guarantees by any Company Entity (whether secured or unsecured) with respect to Indebtedness of any other Person of a type described in clauses (a) through (e) above, whether or not such Indebtedness has been assumed by such Company Entity.

“Intellectual Property Rights” means: (a) patents and patent applications, including utility, utility model, and design patents, including all issued claims therein, whether published or unpublished, including provisional, national, regional and international applications as well as continuations, continuations-in-part, divisionals, reissues, renewals and re-examination applications, (b) trademarks, service marks, trade names, trade dress, and logos, and other source or business identifiers, whether registered or unregistered, all registrations and applications for any of the foregoing, all renewals and extensions thereof, and all common law rights in and goodwill associated with any of the foregoing, (c) internet domain name registrations and applications for registration thereof and social media accounts and handles, together with all of the goodwill associated therewith, (d) copyrights, mask works rights, proprietary database rights, and design rights, whether registered or unregistered, and registrations and applications for registration for any of the foregoing; (e) trade secret rights; (f) any rights recognized under applicable Law arising out of or associated with the foregoing, or that are equivalent or similar to any of such rights; and (g) any of the foregoing rights described in clauses (a) through (f) in any Technology or any Trade Secrets.

“Intended Tax Treatment” has the meaning specified in Section 11.20(a).

“IPO” has the meaning specified in Section 6.08.

“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case, used or held for use in the operation of the Company Entity Business of the Company Group.

Page 83 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

“Knowledge” means, with respect to the SPAC, the actual knowledge of Rich William and Steve Krenzer, and, with respect to the Company, the actual knowledge of Ali Parsa, Charlie Steel, Henry Bennett, Erin Lee, Dr. Mobasher Butt, Marcus Zachary, PH Herrand, and Steve Davis.

“Latest Balance Sheet Date” means March 31, 2021.

“Law(s)” means, with respect to any Person, any foreign, national, federal, state or local constitution, treaty, law (including common law), statute, code, ordinance, rule, regulation, legally-binding manual, legally-binding guidance document, directive, writ, injunction, undertaking, judgment, order, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by or on behalf of any Governmental Entity in any jurisdiction in which any Company Entity operates that is binding upon such Person. For purposes of Section 3.11, “Law(s)” shall not include any Healthcare Law.

“Leased Real Property” has the meaning specified in Section 3.08(b).

“Legal Proceeding” means any claim, demand, consent order, complaint, prosecution, contest, hearing, cause of action, petition, appeal, demand letter, suit, litigation or action (in law or in equity), arbitration, legal proceeding, investigation, action, written notice of noncompliance, violation or any other pending matter brought by or before any Governmental Entity, whether legal, administrative, judicial or arbitral.

“Legal Requirement” means, with respect to any Party, all applicable laws, statutes, rules, regulations, codes, ordinances, bylaws, variances, judgments, injunctions, orders, conditions and licenses of a Governmental Entity having jurisdiction over the assets or the properties of such Party or its Subsidiaries and the operations thereof, including the rules of any exchange on which any of the Parties is or intends to be listed.

“Liability(ies)” means all indebtedness, obligations and other liabilities of a Person required under IFRS or GAAP to be accrued on the financial statements of such Person.

“Liens” means liens, security interests, charges or Encumbrances.

“Lille Road Partnership” means the partnership between Dr Stephen Jefferies, Mrs. Rita Bright, Dr Mobasher Butt and Dr Matthew Noble in relation to the GP surgery at 139 Lille Road, London, SW6 7SX, United Kingdom constituted by partnership agreement dated 26 May 2017.

“Lock Up Agreement” has the meaning set forth in the Recitals.

Page 84 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts, circumstance or development that, individually or in the aggregate, has had, or would be reasonably likely to have, a materially adverse effect on (a) the business, assets or condition (financial or otherwise) of the Company Entities, taken as a whole; or (b) the ability of the Company Entities to consummate the Transactions; provided, however, that none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been, or will be, a Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts, circumstance or development attributable to: (i) operating, business, regulatory or other conditions in the industry in which the Company Entities operate; (ii) general economic conditions, including changes in the credit, debt or financial, capital markets, in each case anywhere in the world; (iii) conditions in the securities markets, capital markets, credit markets, currency markets or other financial markets in any country or region in the world and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in any country or region in the world; (iv) any stoppage or shutdown of any Governmental Entity applicable to any Company Entity (including any default by any such Governmental Entity or delays in payments by any such Governmental Entity or delays or failures to act by any such Governmental Entity); (v) the announcement or pendency or consummation of the transactions contemplated by this Agreement (including the identity of the Company or any of its Affiliates) or compliance with the terms of, taking any action permitted by, or refraining from taking any action prohibited by, this Agreement, including the impact thereof on relationships, contractual or otherwise, with, or actual or potential loss or impairment of, and any other negative development (or potential negative development) of any Company Entity with, any clients, customers, suppliers, distributors, partners, financing sources, directors, officers or other employees or consultants or on revenue, profitability and cash flows; (vi) changes in GAAP or other accounting requirements or principles or any changes in applicable Laws or the interpretation thereof or other legal or regulatory conditions; (vii) actions required to be taken under applicable Laws or contracts; (viii) the failure of any Company Entity to meet or achieve the results set forth in any budget, plan, projection or forecast (it being understood that the underlying causes of any such decline, change, decrease or failure may, if they are not otherwise excluded from the definition of Material Adverse Effect, be taken into account in determining whether a Material Adverse Effect has occurred); (ix) global, national or regional political, financial, economic or business conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway; and (x) epidemics, pandemics or disease outbreaks (including any escalation or general worsening of any such epidemic, pandemic or disease outbreak, including the COVID-19 virus) and hurricanes, earthquakes, floods, tsunamis, tornadoes, mudslides, wild fires or other natural disasters and other force majeure events in the United States or any other country or region in the world; provided, however, that with respect to each of clauses (i) through (iv), (vi), (ix) and (x), any change, effect, event, occurrence, state of facts, circumstance or development referred to above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such change, effect, event, occurrence, state of facts, circumstance or development has a disproportionate effect on the Company Entities compared to other participants in the industries in which such Company Entities primarily conduct their businesses.

“Material Contract” has the meaning specified in Section 3.10(a).

“Material Permits” means, with respect to the Company and each wholly owned Subsidiary, all Healthcare Permits and all other Permits that are required to be held by such Company or wholly owned Subsidiary for such entity to own, lease or operate its material properties and material assets and to conduct, in any material respect, its businesses as currently conducted.

Page 85 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

“Memorandum and Articles of Association” means the Company’s current Memorandum and Articles of Association, as adopted on February 24, 2021.

“Merger” has the meaning specified in Section 1.01(a).

“Merger Sub” has the meaning specified in the preamble.

“Nasdaq” means The NASDAQ Capital Market.

“Notified Body” means an entity licensed, authorized or approved by the applicable Governmental Entity, to assess and certify the conformity of a medical device with the requirements of applicable legislation on medical devices in the European Union and United Kingdom, each as may be amended from time to time, and applicable harmonized standards.

“Offer” has the meaning specified in the recitals.

“OIG” means the federal Office of the Inspector General of the Department of Health and Human Services.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Entity. For clarification, a Permit is not an Order.

“Ordinary Course of Business” means, with respect to any Person, actions that are consistent in all material respects with the past practices of such Person, taken in the ordinary course of the normal day-to-day operations of such Person.

“Outside Date” means December 3, 2021, unless extended for an additional three (3) months by the delivery of written notice from the SPAC or the Company to the other as long as the parties are continuing to work in good faith to close the Transaction expeditiously.

“Party” or “Parties” has the meaning specified in the preamble.

“Per Share Merger Consideration” means the right to receive one (1) Pubco Class A Share for each SPAC Share issued and outstanding immediately prior to the Effective Time.

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Entity or Notified Body.

“Permitted Liens” means (a) statutory liens for current Taxes or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company Entities and for which adequate reserves have been established; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business for amounts that are not delinquent, unless being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established; (c) zoning, entitlement, building and other land use regulations or ordinances imposed by Governmental Entities having jurisdiction over the Leased Real Property that are not violated in any material respect by the use and operation as of the date hereof of the Leased Real Property; (d) covenants, conditions, restrictions, easements and other similar Liens of record that do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is used as of the date hereof in connection with the Company Entities’ and their Subsidiaries’ businesses; (e) liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation; (f) liens arising in connection with sales of foreign receivables; (g) liens on goods in transit incurred pursuant to documentary letters of credit; (h) purchase money liens; (i) title to any portion of the premises lying within the right of way or boundary of any public road or private road which, individually or in the aggregate, do not materially adversely affect the value or the continued use of the Leased Real Property as it is used as of the date hereof; (j) rights of parties in possession without options to purchase or rights of first refusal; (k) liens securing Indebtedness; (l) rights of lessors or landlords to the Leased Real Property; (m) non-exclusive licenses of Intellectual Property Rights granted in the Ordinary Course of Business and (n) liens arising under a deficit funding loan agreement or functionally equivalent agreement between Company Entities.

Page 86 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

“Permitted Releases” has the meaning specified in Section 2.09.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

“Personal Information” means any data defined as “personal information,” “personal data,” “protected health information,” or similar term to the extent regulated by any Privacy and Security Requirements applicable to any Company Entity, including, as applicable, any data that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household; name; Social Security number; government-issued identification numbers; PHI; patient identifying information as defined by 42 C.F.R. Part 2; financial account information; passport numbers; user names/email addresses in combination with a password or security code that would allow access to an online account; unique biometric identifiers (including fingerprints, retinal scans, face scans, or unique DNA profiles); employee ID numbers; date of birth; digital signature; and Internet Protocol (IP) addresses.

“Personnel” has the meaning specified in Section 3.12(c).

“PHI” means protected health information, as defined by HIPAA.

“PIPE Investment” has the meaning specified in the recitals.

“PIPE Investors” means those certain Persons that participate in the PIPE Investment pursuant to the terms of a Subscription Agreement.

“Privacy and Security Requirements” means, to the extent applicable to any Company Entity, (i) any Laws regulating privacy, data protection, or information security with respect to the Company Entities’ Processing of Protected Data including but not limited to and as applicable, HIPAA and 42 C.F.R. Part 2, Section 5 of the Federal Trade Commission Act, all state Laws related to unfair or deceptive trade practices, the California Consumer Privacy Act and any implementing regulations therein, the Fair Credit Reporting Act, the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003, all Laws related to online privacy policies, the Telephone Consumer Protection Act, the Illinois Biometric Information Privacy Act, all applicable European Union (“EU”) or national laws and regulations relating to the privacy, confidentiality, security and protection of Personal Data, including, without limitation: the EU General Data Protection Regulation 2016/679 (“GDPR”), with effect from 25 May 2018, and EU Member State laws supplementing the GDPR; the EU Directive 2002/58/EC (“e-Privacy Directive”), as amended and replaced from time to time, and EU Member State laws implementing the e-Privacy Directive, including laws regulating the use of cookies and other tracking means as well as unsolicited e-mail communications, UK laws and regulations relating to the privacy, confidentiality, security and protection of Personal Data, including, without limitation the GDPR as it forms part of the law of England and Wales, Scotland and Northern Ireland by virtue of section 3 of the European Union (Withdrawal) Act 2018 the UK Data Protection Act 2018 and the Privacy and Electronic Communications (EC Directive), Regulations 2003 as amended and replaced from time to time, all Laws related to faxes, telemarketing and text messaging, and all Laws related to breach notification; (ii) as applicable, the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time (“PCI DSS”); and (iii) any provisions of Contracts (other than non-disclosure agreements entered into in the Ordinary Course of Business) directly related to the Company Entities’ compliance with PCI-DSS or privacy or security or the Company Entities’ Processing of Protected Data; and (iv) all policies and procedures of the Company Entities with respect to privacy or data security that relate to the PCI-DSS or the Processing of Protected Data by the Company Entities, including, as applicable, all website and mobile application privacy policies and internal information security procedures.

Page 87 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

“Proceeding” means any lawsuit, litigation, action, audit, investigation, inquiry, examination, claim, complaint, charge, grievance, legal proceeding, administrative enforcement proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity (other than office actions and similar proceedings involving only the Company and a Governmental Entity in connection with the prosecution of applications for registration or issuance of Intellectual Property Rights).

“Process” means the creation, collection, use (including, as applicable, for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection, safeguarding, access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Professional” means any natural person providing professional medical services, nursing services, behavioral health therapy service or other clinical or medical services for or on behalf of any Company Entity (whether such person is employee or contractor of such Company Entity), including, but not limited to, any physician, physician assistant, pharmacist, registered nurse, licensed practical nurse, advanced practice nurse, nurse practitioner, certified registered nurse practitioner, healthcare provider, therapist, mental health coach or other healthcare practitioner or provider.

“Professional Practice(s)” means any Person (other than a natural person), including but not limited to, any direct or indirect Affiliates or Subsidiaries of any of the Company Entities that (i) renders healthcare services or sells or otherwise distributes healthcare related Company Entity Products, including, but not limited to, any professional corporation, professional association, professional limited liability company, or similar entity not owned directly by the Company, but which has entered into, whether by itself or through its owner, a management, administrative services agreement for the provisions of administrative and back office support services, with any of the Company or its Subsidiaries; and (ii) holds any healthcare related license, registration, certification, Permit or accreditation, such as a Knox-Keene license or an entity that functions as an independent practice association.

Page 88 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

“Professional Practice Securities” has the meaning specified in Section 3.04(d).

“Proprietary Source Code” has the meaning set forth in Section 3.12(f).

“Prospectus” means that certain final prospectus (file number 333-251832 & 333-252756), dated as of February 4, 2021, of the SPAC.

“Protected Data” means (i) Personal Information and (ii) all data, in each case, that is Processed by any Company Entity for which such Company Entity is required by Law, Contract, or privacy policy to safeguard and/or keep confidential such data, including, as applicable, any such data received by a Company Entity.

“Proxy Statement” has the meaning specified in Section 6.01(a).

“Pubco Class A Shares” means, after the Reclassification, the Class A ordinary shares of $0.0000422573245084686 each in the capital of the Company, having the rights and being subject to the restrictions, set out in the Amended and Restated Memorandum and Articles of Association.

“Pubco Class B Shares” means, after the Reclassification, the Class B ordinary shares of $0.0000422573245084686 each in the capital of the Company, having the rights and being subject to the restrictions, set out in the Amended and Restated Memorandum and Articles of Association.

“Pubco Equity Incentive Plan” has the meaning specified in Section 6.09.

“Pubco Shares” means the Pubco Class A Shares and the Pubco Class B Shares.

“Pubco Employee Stock Purchase Plan” has the meaning specified in Section 6.09.

“Publicly Available Software” means (i) any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software or open source software (for example, Software distributed under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, or the Apache Software License), or pursuant to open source, copyleft or similar licensing and distribution models and (ii) any Software that requires as a condition of use, modification and/or distribution of such software that such Software or other Software incorporated into, derived from or distributed with such Software (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works or (C) be redistributable at no or minimal charge.

“Public Shareholders” has the meaning specified in Section 6.08.

Page 89 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

“Real Property Leases” means all leases, subleases, licenses, and other contracts or agreements for the use or occupancy of the Leased Real Property, and any ancillary documents pertaining thereto, including, for example, amendments, modifications, supplements, exhibits, Schedules, addenda and restatements thereto and thereof.

“Reclassification Schedule” has the meaning set forth in the Recitals.

“Records” means all records of the Company Entities, including expiration records, Insurance Carrier Agency Agreements,  client or broker information and files, client or broker lists, prospective client or broker lists, files, books and operating information, policy expiration information, invoices, databases, manuals and other materials, whether in print, electronic or other media,  books of account, correspondence, financial, sales, market and credit information and reports, drawings, patterns, slogans, market research and other research materials, in each case related to Insurance Contracts and Placed Insurance Contracts.

“Reference Time” means 11:59 p.m. local time on the day immediately preceding the day the Effective Time occurs.

“Registered Intellectual Property” means all United States, international and foreign: (i) patents and patent applications; (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority, quasi-governmental authority or registrar.

“Registration Rights Agreement” has the meaning set forth in the Recitals.

“Regulatory Approval” means any clearance, consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for any clearance, consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity under the Antitrust Laws.

“Regulatory Filings” has the meaning specified in Section 3.22(c)(iii).

“Regulatory Statements” has the meaning specified in Section 3.22(c)(i).

“Related Claims” means all claims or causes of action (whether in contract or tort, in law or in equity, or granted by statute or otherwise) that may be based upon, arise out of or relate to this Agreement and any other document or instrument delivered pursuant to this Agreement, or the negotiation, execution, termination, validity, interpretation, construction, enforcement, performance or nonperformance of this Agreement or otherwise arising from the transactions contemplated hereby or the relationship among the Parties (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with, or as an inducement to enter into, this Agreement).

Page 90 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

“Release” means any release, spill, emission, discharge, leak, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any real property, including the movement of Hazardous Materials through or in the ambient air, soil, surface water, groundwater or real property.

“Released Party” has the meaning specified in Section 11.18.

“Representatives” means the officers, directors, managers, employees, attorneys, accountants, advisors, representatives, consultants and agents of a Person.

“Screened Person” has the meaning specified in Section 3.22(h)(i).

“SEC” means the U.S. Securities and Exchange Commission.

“Sanctions and Export Control Laws” means any applicable Law related to (a) import and export controls, including the U.S. Export Administration Regulations, 15 C.F.R. Parts 730-774), and the Export Controls Act of 2018, 22 U.S.C. 2751 et seq. or (b) economic or financial sanctions imposed, administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, or Her Majesty’s Treasury of the United Kingdom.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Breach” means (i) any security breach or breach of Protected Data under applicable Privacy and Security Requirements; or (ii) unauthorized interference with system operations or security safeguards of IT Assets, including any phishing incident or ransomware attack.

“Self-Help Code” means any back door, time bomb, drop dead device, or other Software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than the user of the program.

“Shareholder Earnout Group” has the meaning specified in Section 1.08(b)(iii).

“Shareholders’ Agreement” means the shareholders’ agreement dated August 1, 2019 relating to the Company Entity between the Company Entity and certain Company Shareholders, as amended and varied from time to time.

“Software” means all computer software and databases, including source code and object code, development tools, comments, user interfaces, menus, buttons and icons, and all files, scripts, application programming interfaces, manuals, design notes, programmers’ notes, architecture, algorithms and other items and documentation related thereto or associated therewith, and any derivative works, foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof; and all media and other tangible property necessary for the delivery or transfer thereof.

Page 91 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

“SPAC” has the meaning specified in the preamble.

“SPAC Board” means the board of directors of the SPAC.

“SPAC Change in Recommendation” has the meaning specified in Section 6.04.

“SPAC Class A Shares” means a shares of Class A common stock of the SPAC, par value $0.0001.

“SPAC Class B Shares” means a shares of Class B common stock of the SPAC, par value $0.0001.

“SPAC Disclosure Letter” has the meaning specified in Article II.

“SPAC Employee Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and all other stock purchase, stock option, restricted stock, severance, retention, employment, individual consulting, change-of-control, bonus, incentive, deferred compensation, employee loan, welfare, medical, health, disability, fringe benefit and other benefit plan, agreement, program or policy (i) that is sponsored, maintained, contributed to, or required to be contributed to, by any of the SPAC for the benefit of any officer, employee, consultant or director of the SPAC or (ii) with respect to which the SPAC has any liability (including contingent liability through any ERISA Affiliate).

“SPAC Fundamental Representations” means the representations and warranties set forth in Section 2.01 (Organization and Power), Section 2.02 (Authorization), Section 2.04 (Capitalization; Subsidiaries), Section 2.08 (Absence of Certain Changes) and Section 2.10 (Brokers).

“SPAC Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would have a material adverse effect on (a) the business, assets, properties or condition (financial or otherwise) of the SPAC, taken as a whole, or (b) the ability of the SPAC to consummate the transactions contemplated hereby.

“SPAC Recommendation Change Notice” has the meaning specified in Section 6.04.

“SPAC Recommendation Change Notice Period” has the meaning specified in Section 6.04.

“SPAC Shareholder” means a person recorded as the holder of SPAC Shares in the SPAC’s register of members immediately prior to the Effective Time.

“SPAC Shares” means SPAC Class A Shares and SPAC Class B Shares.

“SPAC Shareholder Approval” means the requisite affirmative vote of the shareholders of the SPAC, in each case obtained in accordance with the Charter Documents, the rules and regulations of the SEC and Nasdaq and the Proxy Statement, in favor of all proposals set forth in the Proxy Statement with respect to the Offer.

Page 92 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

“SPAC Shareholders’ Meeting” has the meaning specified in Section 6.05(a).

“SPAC Subject Balance Sheet” has the meaning specified in Section 2.07(c).

“SPAC Trust” means that certain trust account of the SPAC with Continental Stock Transfer & Trust Company, acting as trustee, established under the SPAC Trust Agreement.

“SPAC Trust Agreement” means that certain Investment Management Trust Agreement, dated as of February 4, 2021, by and between the SPAC and Continental Stock Transfer & Trust Company.

“SPAC Voting Agreement” has the meaning specified in the recitals.

“SPAC Warrants” means a warrant entitling the holder to purchase one SPAC Share per warrant at a price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement (including, for the avoidance of doubt, each such warrant held by Sponsor).

“Sponsor” has the meaning specified in the preamble.

“Sponsor Designee” means a person who, subject to the Company’s consent (not to be unreasonably withheld, conditioned or delayed) is designated by the Sponsor prior to the filing of the F-4 to serve on the board of directors of Pubco immediately following the Closing.

“Sponsor Earnout Shares” has the meaning specified in Section 1.08(a).

“Subscription Agreement” has the meaning specified in the recitals.

“Subsidiary” means, with respect to any Person, (i) any corporation of which the right or ability to elect a majority of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (ii) any partnership, limited liability company, association or other business entity of which a majority of the partnership, limited liability company or other similar voting interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof.

“Surviving Company” has the meaning specified in Section 1.01(a).

“Surviving Company Bylaws” means the form of bylaws set forth on Exhibit F.

“Surviving Company Charter” means the form of amended and restated certificate of incorporation set forth on Exhibit G.

“Stockholder Earnout Shares” has the meaning specified in Section 1.08(b)(iii).

“Takeover Code” means the City Code on Takeovers and Mergers, as issued and administered from time to time by the Panel on Takeovers and Mergers.

Page 93 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

“Tax” or “Taxes” means (i) any U.S. federal, state, local or non-U.S. net income, gross income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, and in each case, whether disputed or not, whether payable directly or by withholding and whether or not requiring the filing of a Tax Return, and (ii) any liability for the payment of amounts determined by reference to amounts described in clause (i) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated or unitary basis, as a result of any obligation under any agreement or arrangement (including any Tax sharing arrangement), as a result of being a transferee or successor, or by contract (other than a contract the principal subject matter of which is not Taxes).

“Tax Authority” means any Governmental Entity responsible for the collection, imposition or administration of Taxes or Tax Returns.

“Tax Returns” means any return, report, information return or other document (including Schedules or any related or supporting information) filed or required to be filed with any Tax Authority or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax.

“Technology” means works of authorship (including Software) and AI Technologies.

“Third Party Payor” means any insurance company, managed care organization, health plan or program, or other third-party payor, whether private, commercial, or a Governmental Program.

“Trade Secrets” means confidential and proprietary information, trade secrets and know-how, including confidential processes, schematics, databases, formulae, drawings, prototypes, models, designs, know-how, concepts, methods, devices, technology, research and development, inventions (whether or not patentable), invention disclosures, ideas, developments, improvements, manufacturing and production processes, drawings, source code, techniques, compilations, compositions, specifications, reports, analytics, data analytics methods, mailing lists, business and marketing plans and proposals, supplier lists and customer lists, pricing and cost information.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents (including the Merger).

“Transaction Documents” means, collectively, this Agreement and all of the certificates, instruments, agreements and other documents required to be delivered by any of the Parties at the Closing or otherwise necessary for the consummation of the transactions contemplated by this Agreement.

Page 94 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, notarial fees and other similar Taxes and fees incurred in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the regulations issued by the U.S. Department of Treasury interpreting the Code, as amended.

“UK Pension Scheme” means the group personal pension plan with Scottish Widows.

“Unauthorized Code” means any virus, Trojan horse, worm, or other software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware or data.

“Warrant Agreement” means the Warrant Agreement, dated February 4, 2021 by and among the Company, the Sponsor and the other holders party thereto.

“Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching party with the actual knowledge that the taking of such act or such failure to act would constitute or result in a breach of this Agreement.

10.02        Other Definitional Provisions.

(a)            Accounting Terms. Accounting terms that are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b)            Successor Laws. Any reference to any particular Code, Section or Law will be interpreted to include any revision of or successor to that Section regardless of how it is numbered or classified.

(c)            Company Stockholders. References to “stock” and “stock capital” in connection with the Company shall mean shares and share capital, and reference to “stockholder” shall mean shareholder or member.

ARTICLE XI
MISCELLANEOUS

11.01        Press Releases and Public Announcements. No Party will issue any press release or make any similar public announcement relating to the subject matter of this Agreement without the prior written approval of the SPAC and the Company; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law (in which case the disclosing Party will use its commercially reasonable efforts to advise the other Parties in writing prior to making the disclosure).

11.02        Expenses. Except as otherwise expressly set forth in this Agreement, if the Closing does not occur, all fees and expenses incurred in connection with this Agreement and the Merger will be paid by the Party incurring such fees and expenses; provided that (a) expenses incurred in connection with the printing, filing and mailing of the Proxy Statement will be shared equally by the Company and the SPAC, to the extent paid prior to Closing and (b) all fees and expenses incurred by either Party that remain unpaid prior to the Closing will be paid at the Closing by the Company (i) first from either cash on hand or proceeds from the PIPE Investment (and not from proceeds of the SPAC Trust Account), and (ii) if, and only if, the cash sources contemplated by the preceding subclause (i) are insufficient to satisfy such fees and expenses, from the funds remaining in the SPAC Trust Account following the satisfaction of redemptions of any SPAC Shares pursuant to the Offer. For the avoidance of doubt, upon the Closing, all funds remaining in the SPAC Trust Account following the satisfaction of redemptions of any SPAC Shares pursuant to the Offer shall be made available to the Company for use in the conduct of its business (whether for working capital purposes or otherwise).

Page 95 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

11.03        Survival. Other than those representations, warranties and covenants set forth in Sections 2.27 and 3.28, and 11.20 with respect to the Intended Tax Treatment, and any certificates delivered in connection with the Closing (but only to the extent of Willful Breach), each of which shall survive following the Effective Time, the representations and warranties of the SPAC, the Company and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms are to be performed at or after the Closing shall survive the Effective Time.

11.04        Notices. Unless otherwise provided herein, all notices, requests, demands, claims, consents, approvals and other communications hereunder will be in writing. Any notice, request, demand, claim, consent, approval or other communication hereunder will be deemed duly given (a) when delivered personally to the recipient, (b) when signed for by the recipient if sent to the recipient by reputable international courier service (charges prepaid), and (c) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 5:00 p.m. local time at the recipient’s location, and otherwise on the next succeeding Business Day, in each case addressed to the intended recipient as set forth below:

Notices to the Company or Merger Sub:

Babylon Holdings Limited

60 Sloane Avenue

London

SW3 3DD

United Kingdom

Attn: General Counsel

with a copy to (which will not constitute notice):

Wilson Sonsini Goodrich & Rosati, P.C.

1301 Avenue of the Americas

New York, NY 10019

Attn: Megan J. Baier

  Mark P. Holloway

Email: mbaier@wsgr.com

   mholloway@wsgr.com

Page 96 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

Notices to the SPAC:

Alkuri Global Acquisition Corp.

4235 Hillsboro Pike, Suite 300

Nashville, TN 37215

Attn: Richard Williams, Chief Executive Officer

  Steve Krenzer, Chief Financial Officer

Email: rich@alkuri.com

   steve@alkuri.com

with a copy to (prior to the Closing) (which will not constitute notice):

Winston & Strawn LLP

35 W. Wacker Drive

Chicago, IL 60601-9703

Attention: Kyle Gann and Katie Blaszak

Email: kgann@winston.com

   kblaszak@winston.com

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

11.05        Succession and Assignment. This Agreement will inure to the benefit of, and be binding upon, the successors and assigns of the Parties. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assignable by the Company, Merger Sub or the SPAC (or the Sponsor or its designee following the Closing); provided, however, that the Company may from and after the Closing (a) assign its rights, but not its obligations, under this Agreement to any future purchaser of the Company or the Surviving Company or its respective assets or (b) collaterally assign any or all of their rights and interests hereunder to one or more lenders of the Company or the Surviving Company. Any attempted assignment in violation of the terms of this Section 11.05 shall be null and void, ab initio.

11.06        Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

11.07        References. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and will not in any way affect the meaning or interpretation of this Agreement or any Exhibit hereto. All references to days (excluding Business Days) or months will be deemed references to calendar days or months. All references to “$” will be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Letter” or “Schedule” will be deemed to refer to a section of this Agreement, an Exhibit to this Agreement or a Schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” or any variation thereof means “including, without limitation” and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

Page 97 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

11.08        Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

11.09        Amendment and Waiver. Any provision of this Agreement or the Disclosure Letters hereto may be amended or waived only in a writing signed (a) in the case of any amendment, by Merger Sub (or the Surviving Company following the Closing), the Company and the SPAC (or the Sponsor or its designee following the Closing) and (b) in the case of a waiver, by the Party or Parties waiving rights hereunder. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

11.10        Entire Agreement. This Agreement (including the Transaction Documents), the Mutual Nondisclosure Agreement, dated March 15, 2021 between the Company and the SPAC, and any other documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the Parties, and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, in each case, to the extent they relate to the subject matter hereof. The exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof as if set forth in full herein.

11.11        Third-Party Beneficiaries. Except as set forth in or contemplated by Article VIII, Section 11.05, Section 11.09, this Section 11.11, or Section 11.18, this Agreement is not intended to confer upon any other Person any rights or remedies hereunder (and for the avoidance of doubt, this Agreement is not intended to confer upon Founder or Sponsor any rights or remedies other than as set forth in Section 1.08).

Page 98 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

11.12        WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11.13        Counterparts. This Agreement and each of the Transaction Documents may be executed in one or more counterparts, each of which will be deemed an original, but all of which will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Transaction Document (including any of the closing deliverables contemplated hereby) by electronic means, including DocuSign, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Transaction Document.

11.14        Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to principles of conflicts of law that would result in the application of the substantive law of another jurisdiction.

11.15        Submission to Jurisdiction; Consent to Service of Process.

(a)            Each Party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if no federal court in the State of Delaware accepts jurisdiction, any state court within the State of Delaware) over all Related Claims, and each Party hereby irrevocably agrees that all Related Claims may be heard and determined in such courts. Each Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of any such Related Claim brought in any such court or any defense of inconvenient forum for the maintenance of such dispute. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)            Each Party hereby consents to process being served by any other Party in any Related Claim by the delivery of a copy thereof in accordance with the provisions of Section 11.04 (other than by email) along with a notification that service of process is being served in conformance with this Section 11.15(b). Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Page 99 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

11.16        Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

11.17        Specific Performance.

(a)            Each Party agrees that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, in addition to any other remedies available under this Agreement, the Parties agree that, prior to the termination of this Agreement, each Party will be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent the other Party’s breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the SPAC’s or the Company’s obligation to consummate the transactions contemplated by this Agreement if required to do so hereunder). Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (i) any defenses in any Legal Proceeding for an injunction, specific performance or other equitable relief, including the defense that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and (ii) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

(b)            To the extent any Party brings any Legal Proceeding to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the Outside Date will automatically be extended to (i) the 20th (twentieth) Business Day after such Legal Proceeding is no longer pending or (ii) such other date established by the court presiding over such Legal Proceeding.

11.18        No Recourse. Except in the case of fraud, all actions, claims, obligations, liabilities or causes of actions (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (c) any breach of this Agreement and (d) any failure of the Merger to be consummated, may be made only against (and, without prejudice to the rights of any express third party beneficiary to whom rights under this Agreement inure pursuant to Section 11.11), are those solely of the Persons that are expressly identified as parties to this Agreement and not against any Released Party. Except in the case of fraud, no other Person, including any director, officer, employee, incorporator, member, partner, manager, stockholder, optionholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender to, any party to this Agreement, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney or Representative of, or any financial advisor or lender (each of the foregoing, a “Released Party”) to any of the foregoing shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d) and each Party, on behalf of itself and its Affiliates, hereby irrevocably releases and forever discharges each of the Released Parties from any such liability or obligation.

Page 100 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

11.19        Conflicts and Privilege.

(a)            The SPAC and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (i) the Sponsor, the stockholders or holders of other Equity Securities of the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the SPAC or the Surviving Company) (collectively, the “Alkuri Group”), on the one hand, and (ii) the Surviving Company and/or any Company Entity, on the other hand, any legal counsel, including Winston & Strawn LLP (“W&S”), that represented the SPAC and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Alkuri Group, in such dispute even though the interests of such Persons may be directly adverse to the Surviving Company, and even though such counsel may have represented the SPAC in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company and/or the Sponsor. The SPAC and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), further agree that, as to all legally privileged communications prior to the Closing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Transaction Documents or the Transactions between or among the SPAC, the Sponsor and/or any other member of the Alkuri Group, on the one hand, and W&S, on the other hand (the “W&S Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Alkuri Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with the SPAC or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Company. The SPAC and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the W&S Privileged Communications, whether located in the records or email server of the SPAC, Surviving Company or their respective Subsidiaries, in any Legal Proceeding against or involving any of the Parties after the Closing, and the SPAC and the Company agree not to assert that any privilege has been waived as to the W&S Privileged Communications, by virtue of the Merger. Notwithstanding the foregoing, if a dispute arises after the Closing between or among the Surviving Company or any of its Subsidiaries or its or their respective directors, members, partners, officers, employees or Affiliates (other than the Alkuri Group), on the one hand, and a third party other than (and unaffiliated with) the Alkuri Group, on the other hand, then the Surviving Company and/or any Company Entity may assert the attorney-client privilege to prevent disclosure to such third party of W&S Privileged Communications, and, in relation to such dispute, no member of the Alkuri Group shall be permitted to waive its attorney-client privilege with respect to such confidential communications without the Surviving Company’s prior written consent.

Page 101 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

(b)            The SPAC and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (i) the stockholders or holders of other equity interests of the SPAC and any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Company) (collectively, the “Company Group”), on the one hand, and (ii) the Surviving Company and/or any member of the Alkuri Group, on the other hand, any legal counsel, including Wilson Sonsini Goodrich & Rosati LLP (“WSGR”) that represented the Company prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Company, and even though such counsel may have represented the SPAC and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company, further agree that, as to all legally privileged communications prior to the Closing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Transaction Documents or the Transactions between or among the Company and/or any member of the Company Group, on the one hand, and WSGR, on the other hand (the “WSGR Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by the SPAC prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Company. The SPAC and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the WSGR Privileged Communications, whether located in the records or email server of the SPAC, Surviving Company or their respective Subsidiaries, in any Legal Proceeding against or involving any of the Parties after the Closing, and the SPAC and the Company agree not to assert that any privilege has been waived as to the WSGR Privileged Communications, by virtue of the Merger.

Page 102 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

11.20        Tax Matters.

(a)            The Parties hereto intend that (i) the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder to which each of the SPAC, Merger Sub and the Company are parties under Section 368(b) of the Code and the Treasury Regulations promulgated thereunder, and this Agreement is intended to be (and the SPAC, Merger Sub and the Company hereby adopt this Agreement as) a “plan of reorganization” within the meaning of the Treasury Regulations Section 1.368-2(g) and 1.368-3, and (ii) the transfer of SPAC Shares by SPAC Shareholders pursuant to the Merger, other than by any SPAC Shareholders who are U.S. persons and who are or will be “five-percent transferee shareholders” within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii) but who do not enter into gain recognition agreements within the meaning of Treasury Regulations Sections 1.367(a)-3(c)(1)(iii)(B) and 1.367(a)-8, qualifies for an exception to Section 367(a)(1) of the Code (collectively, the “Intended Tax Treatment”). Each Party hereto agrees, except to the extent prohibited by applicable Law, to report for all Tax purposes in a manner consistent with, and not otherwise take any U.S. federal income tax position inconsistent with, the Intended Tax Treatment, including causing the SPAC (and providing any information reasonably available to such Party that is necessary to allow the SPAC) to comply with the filing and reporting requirements in Treasury Regulations Section 1.367(a)-3(c)(6) in a manner consistent with the Intended Tax Treatment (including, without limitation, timely filing its U.S. federal income Tax Return for its Tax year in which the Merger is consummated (taking into account any extensions of time therefor) and attaching to such timely filed Tax Return the statement titled “Section 367(a)-Reporting of Cross-Border Transfer Under Reg. §1.367(a)-3(c)(6),” signed under penalties of perjury by an officer of the SPAC to the best of the officer’s knowledge and belief), in each case, unless otherwise required pursuant to a “determination” within the meaning of Section 1313 of the Code. No Party shall take or cause to be taken any action, or knowingly fail to take or cause to be taken any action that prevents the Intended Tax Treatment, in each case, other than any action or failure to act (i) required by a change in applicable Law (including the Code, Treasury Regulations or other IRS published guidance), (ii) contemplated by the Transaction Documents, except to the extent any such action or failure to act is attributable to a manifest error in such Transaction Document; provided, that, for the avoidance of doubt, the Transaction Documents contemplate that the Surviving Corporation will not be further merged or liquidated following the Merger in connection with the Transactions, or (iii) relating to reporting for Tax purposes, which are addressed by the preceding sentence . Each of the Parties hereto further acknowledges and hereby agrees that (x) it is not a condition to the Closing that the Mergers qualify as a “reorganization” within the meaning of Section 368(a) and (y) no Tax opinion that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code or otherwise qualifies for the Intended Tax Treatment is being given by counsel to any of the SPAC, the Company, the Merger Sub or any other Party hereto.

Page 103 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

(b)            The Company shall cause all Transfer Taxes to be paid. The Company shall prepare and file, or shall cause to be prepared and filed, in a timely manner, all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by applicable Law, the Parties will, and will cause their respective Affiliates to, reasonably cooperate and join in the execution of any such Tax Returns and other documentation. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax. The Company shall provide the other Parties with evidence reasonably satisfactory to such other Party or Parties that such Transfer Taxes have been paid, or if the relevant transactions are exempt from Transfer Taxes, evidence of the filing of an appropriate certificate or other evidence of exemption.

(c)            Following the Closing, the audit committee of the board of directors of the Company or any designee of such committee (the “Audit Committee”) shall have the authority to oversee compliance by the Company and the Surviving Corporation with the filing and reporting provisions of this Section 11.20, and the Company and the Surviving Corporation shall submit such matters to the Audit Committee for its oversight.

[Signature Page Follows]

Page 104 of 104 Agreement and Plan of Merger, by and among Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger on the day and year first above written.

Company:	BABYLON HOLDINGS LIMITED

	By:	/s/ Ali Parsadoust
Name: Ali Parsadoust
Title: Chief Executive Officer

Merger Sub:	LIBERTY USA MERGER SUB, INC.

	By:	/s/ Charlie Steel
Name: Charlie Steel
Title: Authorized Signatory

the SPAC:	ALKURI GLOBAL ACQUISITION CORP.

	By:	/s/ Richard Williams
Name: Richard Williams
Title: Chief Executive Officer

[Signature Page of the Agreement and Plan of Merger, by and among Babylon Holdings Limited,

Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.]

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger on the day and year first above written.

the Founder (solely for purposes of Section 1.08):	/s/ Ali Parsadoust
Ali Parsadoust

ALP PARTNERS LIMITED

	By:	/s/ Anthony Shield
Name: Anthony Shield
Title: Director

PARSA FAMILY FOUNDATION

	By:	/s/ Anthony Shield
Name: Anthony Shield
Title: Director

the Sponsor (solely for purposes of Section 1.08):	ALKURI SPONSORS LLC

	By:	/s/ Richard Williams
Name: Richard Williams
Title: Authorized Signatory

[Signature Page of the Agreement and Plan of Merger, by and among Babylon Holdings Limited,

Liberty USA Merger Sub, Inc. and Alkuri Global Acquisition Corp.]

Schedule A

Reclassification Schedule

[Intentionally Omitted]

Schedule B

Consent Schedule

[Intentionally Omitted]

Exhibit A

Company Voting and Support Agreement

[Intentionally Omitted]

Exhibit B

Amended and Restated Memorandum and Articles of Association

[Intentionally Omitted]

Exhibit C

Lockup Agreement

[Intentionally Omitted]

Exhibit D

Registration Rights Agreement

[Intentionally Omitted]

Exhibit E

Director Nomination Agreement

[Intentionally Omitted]

Exhibit F

Form of Surviving Company Bylaws

[Intentionally Omitted]

Exhibit G

Form of Surviving Company Charter

[Intentionally Omitted]